  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1999.
                                                     REGISTRATION NO. 333-82997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------

                                AMENDMENT NO. 4

                                       TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                --------------
                             HOMESERVICES.COM INC.
            (Exact Name of Registrant as Specified in Its Charter)



                DELAWARE                           6531                      41-1945806
   (State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
    Incorporation or Organization)      Classification Code Number)     Identification No.)

                             HOMESERVICES.COM INC.
                      6800 FRANCE AVENUE SOUTH, SUITE 600
                            EDINA, MINNESOTA 55435
                                 (612) 928-5900
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)


                           STEVEN A. MCARTHUR, ESQ.
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             HOMESERVICES.COM INC.
                      6800 FRANCE AVENUE SOUTH, SUITE 600
                            EDINA, MINNESOTA 55435
                                 (612) 928-5900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)


                                  Copies to:



                STACY J. KANTER, ESQ.           CLAUDE S. SERFILIPPI, ESQ.
   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP       CHADBOURNE & PARKE LLP
               919 THIRD AVENUE                    30 ROCKEFELLER CENTER
              NEW YORK, NEW YORK 10022           NEW YORK, NEW YORK 10112
                (212) 735-3000                        (212) 408-5100
          (212) 735-2000 (FAX)                  (212) 541-5369 (FAX)

                                --------------
     Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.
                                --------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


     If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                --------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 1999



3,750,000 SHARES


[GRAPHIC OMITTED]




COMMON STOCK



                                  $ PER SHARE


--------------------------------------------------------------------------------

 o HomeServices.Com Inc. is offering 2,187,500 shares and MidAmerican Energy Holdings Company, the selling stockholder, is offering 1,562,500 shares.

 o We anticipate that the initial public offering price will be between $15 and $17 per share.


 o  This is our initial public offering.

 o  Trading symbol: Nasdaq Stock National Market--HMSV


                        -------------------------------

THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 PER SHARE           TOTAL
                                             ----------------   --------------
Public offering price ....................   $                  $
Underwriting discount ....................   $                  $
Proceeds to HomeServices .................   $                  $
Proceeds to selling stockholder ..........   $                  $

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--------------------------------------------------------------------------------
The underwriters have a 30-day option to purchase up to 562,500 additional shares of common stock to cover over-allotments, if any.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







U.S. BANCORP PIPER JAFFRAY                 CREDIT SUISSE FIRST BOSTON


                 THE DATE OF THIS PROSPECTUS IS         , 1999.

[Edina Realty Logo]      [Iowa Realty Logo]     [J.C. Nichols Residential Logo]
[CBS Home Real Estate Logo]     [Paul Semonin Realtors Logo]
[Long Realty Company Logo]



146 Office Locations

o = Office Location(s)
* = Major Market


[Map of HomeServices' branch offices]



Managing the Full Homeownership Life Cycle
         (Median 7 Year Cycle)
                                                        [Computer graphic]
                                                        [Home Services.com Logo]




        Prospecting/                              Buy/Sell
        Listing                                   Home
        the Home                                  Transaction


Home Dividends                                              Mortgage
Referrals for:                                              Origination
o mechanical repair/replacement                             Transaction
o lawn maintenance
o roofing

                                    CUSTOMER
                                    FOR LIFE
Home Dividends                                              Closing
Referrals for:                                              Transaction
o decorating
o remodeling
o appliances
o repair

                               Home Connections
                               Referrals for:
                               o waste
                               o gas
                               o electric
                               o cable
                               o long-distance

                               TABLE OF CONTENTS





                                                                        PAGE
                                                                       -----
        Summary ....................................................      2
        Risk Factors ...............................................     11
        Special Note Regarding Forward-looking Statements ..........     21
        Use of Proceeds ............................................     21
        Dividend Policy ............................................     21
        Dilution ...................................................     22
        Capitalization .............................................     23
        Unaudited Pro Forma Condensed Consolidated Financial
        Information ................................................     24
        Selected Consolidated Financial Data .......................     33
        Management's Discussion and Analysis of Financial Condition
        and Results of Operations ..................................     37
        Business ...................................................     52
        Management .................................................     67
        Principal and Selling Stockholders .........................     78
        Certain Relationships and Related Transactions .............     79
        Description of Capital Stock ...............................     83
        Description of Indebtedness ................................     88
        Shares Eligible for Future Sale ............................     90
        United States Federal Tax Considerations Relating to
        Non-United States Holders ..................................     91
        Underwriting ...............................................     94
        Legal Matters ..............................................     97
        Experts ....................................................     97
        Where You Can Find More Information ........................     98
        Index to Financial Statements ..............................    F-1


                       -------------------------------

     You should rely only on the information contained in this prospectus. HomeServices has not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date. Information contained on HomeServices' and its real estate brokerage subsidiaries' websites is not part of this prospectus.

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--------------------------------------------------------------------------------


                                    SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, the financial statements and the other information in this prospectus. Unless otherwise indicated, the information contained in this prospectus:

     o gives effect to a merger of MidAmerican Realty Services Company, an Iowa corporation, with and into HomeServices and the issuance of
            677.87 shares of HomeServices' common stock in exchange for each share of common stock of MidAmerican Realty Services Company, which merger will occur immediately before the closing of the offering;
     o assumes that the underwriters' over-allotment option is not exercised; and
     o assumes that all pro forma information is unaudited and gives effect to historical acquisitions completed in the third and fourth quarters of 1998 and the third quarter of 1999 and the offering as if they were consummated at the beginning of the earliest period presented.


As used in this prospectus, unless the context otherwise requires, references to "HomeServices" mean HomeServices.Com Inc., and its subsidiaries and predecessor.

Statistical information on the residential real estate brokerage industry has been derived from publicly available sources, which HomeServices has not independently verified but believes to be reliable.


HOMESERVICES


HomeServices is the second largest residential real estate brokerage firm in the United States based on aggregate closed transaction sides in 1998 for its various brokerage firm operating subsidiaries. HomeServices' operations are largely concentrated in the Midwest. HomeServices also offers integrated real estate services, including mortgage and title insurance services, and is developing various related E-commerce services. HomeServices currently operates primarily under the Edina Realty, Iowa Realty, J.C. Nichols, CBS HOME, Paul Semonin Realtors and Long Realty brand names in eleven states primarily in the Midwest. HomeServices occupies the number one or number two market share position in each of its major markets based on aggregate closed transaction sides for the year ended December 31, 1998. HomeServices' major markets consist of the following metropolitan areas: Minneapolis and St. Paul, Minnesota; Des Moines, Iowa; Omaha, Nebraska; Kansas City, Kansas; Louisville, Kentucky; Springfield, Missouri; and Tucson, Arizona. Closed transaction sides mean either the buy side or sell side of any closed home purchase and is the standard used by industry participants and publications to rank real estate brokerage firms. The largest residential real estate brokerage firm in the United States, including all of its company owned franchise offices, had 348,134 aggregate closed transaction sides in 1998 compared to 88,000 aggregate closed transaction sides in 1998 for the various brokerage firm operating subsidiaries that comprise HomeServices.


The real estate brokerage firms that comprise HomeServices collectively manage 146 branch offices, have more than 5,800 sales associates and have operated for between 12 and 84 years, with an average operating history of approximately 54 years. Sales associates are not employees of HomeServices, but operate under independent contractor agreements. HomeServices is a newly formed holding company that was incorporated in Delaware in July 1999.


Immediately prior to the offering, HomeServices will be 95.2% owned by MidAmerican Energy Holdings Company, a large Midwestern utility holding company (MEC:NYSE). After giving effect to the offering, HomeServices will continue to be a subsidiary of MidAmerican Holdings, which will then own 60.2% of HomeServices' common stock, or 56.2% if the underwriters' over-allotment option is

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

exercised in full. As a result, MidAmerican Holdings will continue to have the power to elect the entire board of directors and approve matters submitted to a vote of stockholders. MidAmerican Holdings provides services to HomeServices, including management, advisory, financial, accounting, legal, employee benefit plan and insurance administration and other services, and will continue to do so following the offering on terms HomeServices believes to be as favorable as it could obtain from an unrelated third party. It is required to pay MidAmerican Holdings a monthly fee in an amount equal to $50,000 plus reimbursement for all reasonable employee and out-of-pocket costs and expenses incurred by MidAmerican Holdings in connection with providing these services to HomeServices. In connection with the offering, HomeServices and MidAmerican Holdings will enter into various intercompany agreements that are described under "Certain Relationships and Related Transactions--Relationship with MidAmerican Holdings."


In addition to providing traditional residential real estate brokerage services, HomeServices also cross sells to its existing real estate customers preclosing services, such as mortgage origination, closing administrative services and title abstracting, and provides referrals for other preclosing and postclosing services provided by third parties, such as home warranty, home inspection, home security, property and casualty insurance, home maintenance and home repair. HomeServices intends to significantly expand these services in the future, particularly through E-commerce. In August 1999, HomeServices launched preliminary activities under its E-commerce platform with the commencement of its on-line mortgage origination business and on-line referral services for home warranty, home security, home inspection and property and casualty insurance. While this on-line business has just commenced and has not produced any revenues to date, HomeServices has been receiving mortgage and referral applications on-line and has transactions in process. However, no revenues will be recognized from these services until the transactions close. HomeServices believes that its E-commerce business will allow it to significantly increase sales of existing products and services and to offer new products and services, such as E-loans and on-line referrals for preclosing and postclosing services.


GROWTH STRATEGY. HomeServices' business objective is to become a seamless one-source provider of a comprehensive menu of products and services for the total home ownership experience, particularly by means of E-commerce. HomeServices' growth strategy comprises the following elements:


     o      Selective acquisitions and consolidations.
     o      Expanding its presence in its existing markets.

     o      Cross selling real estate related products and services.

     o Offering referrals for various home care and other products and services, particularly by means of E-commerce.

You should read pages 54-56 for an expanded discussion of the elements of HomeServices' growth strategy.


COMPETITIVE STRENGTHS. HomeServices believes that the following competitive strengths differentiate it from its residential real estate brokerage competitors:

     o Long-established presence in its markets with well-recognized brand names and leading market shares.

     o      Comprehensive range of services.
     o      Larger scale of operation than the competition.
     o      Experienced management.
     o      Efficient sales associates.


You should read pages 56-57 for an expanded discussion of HomeServices' competitive strengths.


HOMESERVICES STRUCTURE AND RECENT ACQUISITIONS

In May 1998, HomeServices acquired Iowa Realty Co. Inc. and Edina Realty Home Services of Minnesota, both formerly part of AmerUs Home Services Inc. HomeServices expanded its real estate

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

brokerage business with the purchases in August 1998 of two real estate brokerage firms in Omaha, Nebraska, HOME Real Estate Holdings Inc. and CBS Real Estate Company, which were merged to form CBS HOME. In September 1998, HomeServices acquired J.C. Nichols Residential, Inc. in Kansas City, Missouri. In July 1999, HomeServices acquired Paul Semonin Realtors, a Louisville, Kentucky real estate brokerage firm with 11 offices and a leading market share in Louisville in terms of closed transaction sides, and operations in Lexington, Kentucky and southern Indiana. In August 1999, HomeServices acquired Long Realty, a Tucson, Arizona real estate brokerage firm with 12 offices and a leading market share in Tucson in terms of closed transaction sides.

Immediately prior to the offering, MidAmerican Realty Services Company, which is currently 95.2% owned by MidAmerican Holdings, will be merged with and into HomeServices, a then wholly owned subsidiary of MidAmerican Holdings, with HomeServices being the surviving entity. Accordingly, MidAmerican Realty Services Company, which began operations in May 1998 and currently owns the HomeServices operating subsidiaries, will be the predecessor entity to HomeServices. Following consummation of the merger and before the offering, HomeServices will own the HomeServices brokerage firm operating subsidiaries and be 95.2% owned by MidAmerican Holdings.


As a holding company, HomeServices conducts all of its operations through its real estate brokerage subsidiaries. The following chart is a summary of HomeServices' organizational structure, including its principal real estate brokerage subsidiaries, after giving effect to the offering. The chart also includes the states in which each real estate brokerage subsidiary operates and the year each real estate brokerage subsidiary began operations.


MidAmerican Energy             HomeServices'                  Public
 Holdings Company               management                 Stockholders
                               and directors

       60.2%                    3.8%                       36.0%

                              HomeServices.Com Inc.

     Edina Realty           J.C. Nichols Residential      Iowa Realty      CBS HOME Real       Paul Semonin      Long Realty
(Minnesota, Wisconsin,         (Kansas, Missouri)            (Iowa)           Estate*            Realtors         (Arizona)
     North Dakota,                    (1915)                 (1952)       (Nebraska, Iowa) (Kentucky, Indiana)      (1926)
     South Dakota)                                                             (1964)              (1915)
        (1955)


-------------------------------
* CBS HOME Real Estate was formed in 1998 as a result of a merger between HOME Real Estate Holdings Inc., which began operations in 1987, and CBS Real Estate Company, which began operations in 1964.



                                   * * * * *
HomeServices' principal executive offices are located at 6800 France Avenue South, Suite 600, Edina, Minnesota 55435 and its telephone number is (612) 928-5900. HomeServices maintains a website that is hyperlinked to the separate websites maintained by its real estate brokerage subsidiaries. The information contained in these websites is not part of this prospectus.

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--------------------------------------------------------------------------------

THE OFFERING

Common stock offered:


   By HomeServices.....................   2,187,500 shares
   By MidAmerican Holdings.............   1,562,500 shares
       Total...........................   3,750,000 shares


Common stock outstanding
after the offering.....................   10,422,943 shares


Offering price.........................   $   per share



Use of proceeds........................   HomeServices intends to use the net
                                          proceeds of the offering for (1) the
                                          continued development of its
                                          E-commerce operations, (2) working
                                          capital and (3) general corporate
                                          purposes, which include acquisitions
                                          of real estate brokerage firms and
                                          their related service businesses. The
                                          Company has no pending acquisitions
                                          and therefore is unable to specify any
                                          amount earmarked to future
                                          acquisitions. HomeServices will not
                                          receive any of the proceeds from the
                                          sale of shares by MidAmerican
                                          Holdings. You should read "Use of
                                          Proceeds" on page 21 for an expanded
                                          discussion.


Nasdaq National Market symbol..........   HMSV

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--------------------------------------------------------------------------------

SUMMARY FINANCIAL AND OTHER DATA

The following tables present summary historical and pro forma financial and other data for HomeServices. The pro forma financial and other data give effect to (1) the merger of MidAmerican Realty Services Company into HomeServices, (2) the offering and the application of the estimated net proceeds to HomeServices and (3) the acquisitions described under "Unaudited Pro Forma Condensed Consolidated Financial Information." For additional information, you should refer to "Selected Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus. The pro forma data is provided for informational purposes only and is not necessarily indicative of the financial position or the results of operations of HomeServices had the events described below occurred on the dates specified. In addition, the pro forma data is not indicative of HomeServices' future financial condition or results of operations.


Historical data for 1996 reflects the results of Iowa Realty and its consolidated subsidiaries and Edina Realty, which became a subsidiary of Iowa Realty through a reorganization effected by their parent company. In July 1997, Iowa Realty acquired HOME Real Estate Holdings, Inc. Accordingly, the predecessor historical data for 1997 includes the results of Iowa Realty and Edina Realty and their consolidated subsidiaries, which from July 1, 1997 to December 31, 1997 also includes the results of HOME Real Estate.


HISTORICAL DATA


                                                                PREDECESSOR                           HOMESERVICES
                                                   ------------------------------------- --------------------------------------
                                                                                                                    SIX MONTHS
                                                                               JAN 1 -     MAY 28 -     MAY 28 -      ENDED
                                                    YEAR ENDED DECEMBER 31,    MAY 27,      DEC 31,     JUNE 30,     JUNE 30,
                                                   ------------------------- ----------- ------------ ------------ -----------
                                                       1996         1997         1998        1998         1998         1999
                                                   ------------ ------------ ----------- ------------ ------------ -----------
                                                           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT AMOUNTS PER SHARE)
STATEMENT OF INCOME DATA:
Commission revenue ...............................  $ 179,378    $ 191,083    $ 74,893    $ 169,647    $  26,244    $148,979
Title fees .......................................     14,821       16,203       7,575       14,154        2,455      10,644
Other(a) .........................................     22,092        7,410       3,769        6,790        1,019       8,101
 Total revenues ..................................    216,291      214,696      86,237      190,591       29,718     167,724
Commission expense ...............................    115,331      125,148      49,107      113,225       16,687     102,085
Amortization of pending real estate sales
 contracts .......................................         --           --          --       18,271        4,744          --
Depreciation and amortization ....................      5,103        5,619       2,293        4,177          600       3,718
All other operating expenses(a) ..................     85,162       72,808      31,126       59,265        7,878      52,242
   Total operating expenses ......................    205,596      203,575      82,526      194,938       29,909     158,045
Operating income (loss) ..........................     10,695       11,121       3,711       (4,347)        (191)      9,679
Interest and other income (expense), net .........     (2,582)        (903)        (94)      (1,334)        (228)     (1,775)
Income (loss) before income taxes ................      8,113       10,218       3,617       (5,681)        (419)      7,904
Income taxes (benefit) ...........................      3,263        4,725       1,664       (2,247)        (166)      3,278
Minority interest ................................      1,276          633          --           --           --          --
Net income (loss) ................................  $   3,574    $   4,860    $  1,953    $  (3,434)   $    (253)   $  4,626
Pro forma earnings (loss) per share:(b)
   Basic and diluted .............................  $    0.53    $    0.72    $   0.29    $   (0.51)   $   (0.04)   $   0.68
Pro forma weighted average shares
 outstanding:(b)
   Basic and diluted .............................      6,779        6,779       6,779        6,779        6,779       6,779
OTHER DATA:
EBITDA(c) ........................................  $  15,798    $  16,740    $  6,004    $  18,101    $   5,153    $ 13,397
Net cash provided by (used in) operating
 activities ......................................      2,134        5,297       4,991       12,428        5,014      16,198
Net cash used in investing activities ............     (8,874)      (6,759)       (891)     (99,126)     (70,342)     (5,890)
Net cash provided by (used in) financing
 activities ......................................     10,664       (1,575)     (1,940)      89,812       72,133      (1,878)

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--------------------------------------------------------------------------------


HISTORICAL DATA




                                                            PREDECESSOR                HOMESERVICES
                                                      -----------------------   ---------------------------
                                                                                     AS OF          AS OF
                                                        AS OF DECEMBER 31,       DECEMBER 31,     JUNE 30,
                                                      -----------------------   --------------   ----------
                                                         1996         1997           1998           1999
                                                      ----------   ----------   --------------   ----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents .........................    $ 5,627      $ 2,590        $  3,114       $ 11,544
Total assets(a) ...................................     95,504       62,346         128,520        132,001
Long-term debt, including current portion .........     16,397        7,651          61,445         59,567
Stockholders' equity ..............................     33,699       36,791          35,194         39,938




                                                                 PREDECESSOR                       HOMESERVICES
                                                     ----------------------------------- ---------------------------------
                                                                                                                SIX MONTHS
                                                                                          MAY 28 -   MAY 28 -     ENDED
                                                     YEAR ENDED DECEMBER 31,   JAN 1 -     DEC 31,   JUNE 30,    JUNE 30,
                                                     -----------------------   MAY 27,   ---------- ---------- -----------
                                                         1996        1997        1998       1998       1998        1999
                                                     ----------- ----------- ----------- ---------- ---------- -----------
OPERATING DATA:
Closed transaction sides ...........................    47,836      48,631      18,578      41,580      6,530     33,393
Average home sales price (in thousands) ............   $ 120.9     $ 127.1     $ 132.3     $ 138.1    $ 130.8    $ 146.0
Closed transaction volume
 (Closed transaction sides multiplied by
 average home sales price) (in millions) ...........   $ 5,783     $ 6,183     $ 2,458     $ 5,741    $   854    $ 4,877
Average sales commission (%)
 (Commission revenues divided by home sales
 volume) ...........................................       3.1%        3.1%        3.0%        3.0%       3.1%       3.1%
Number of branch offices (at period end) ...........       103         103          98         124         97        123
Number of sales associates (at period end) .........     3,063       3,298       3,056       4,282      3,032      4,303

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--------------------------------------------------------------------------------


PRO FORMA DATA



                                                                          HOMESERVICES PRO FORMA
                                                                -------------------------------------------
                                                                  YEAR ENDED     SIX MONTHS ENDED JUNE 30,
                                                                 DECEMBER 31,   ---------------------------
                                                                     1998            1998           1999
                                                                -------------   -------------   -----------
                                                                 (DOLLARS AND SHARES IN THOUSANDS, EXCEPT
                                                                            AMOUNTS PER SHARE)
STATEMENT OF INCOME DATA:
Commission revenue ..........................................    $  356,433      $  162,432      $188,952
Title fees ..................................................        22,965          10,344        10,644
Other(a) ....................................................        15,032           7,844         8,759
 Total revenues .............................................       394,430         180,620       208,355
Commission expense ..........................................       243,036         110,024       130,879
Amortization of pending real estate sales contracts .........        21,026          21,026            --
Depreciation and amortization ...............................         9,410           4,215         4,609
All other operating expenses(a) .............................       119,714          54,516        61,123
   Total operating expenses .................................       393,186         189,781       196,611
Operating income (loss) .....................................         1,244          (9,161)       11,744
Interest and other income (expense), net ....................        (3,118)         (1,612)       (2,012)
Income (loss) before income taxes ...........................        (1,874)        (10,773)        9,732
Income taxes (benefit) ......................................          (654)         (4,307)        4,019
Net income (loss) ...........................................    $   (1,220)     $   (6,466)     $  5,713
Pro forma earnings (loss) per share:(b)
   Basic ....................................................    $    (0.12)     $    (0.62)     $   0.55
   Diluted ..................................................    $    (0.12)     $    (0.62)     $   0.54
Pro forma weighted average shares outstanding:(b)
   Basic ....................................................        10,423          10,423        10,423
   Diluted ..................................................        10,423          10,423        10,676
OTHER DATA:
EBITDA(c) ...................................................    $   31,680      $   16,080      $ 16,353
Net cash provided by (used in) operating activities .........        25,998          18,058        19,376
Net cash used in investing activities .......................      (128,377)       (126,099)       (6,011)
Net cash provided by (used in) financing activities .........       116,308         108,041        (3,898)




                                                         AS OF JUNE 30, 1999
                                                      -------------------------
                                                       HISTORICAL     PRO FORMA
                                                      ------------   ----------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents .........................     $ 11,544      $ 29,877
Total assets(a) ...................................      132,001       183,052
Long-term debt, including current portion .........       59,567        60,578
Stockholders' equity ..............................       39,938        78,688

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


PRO FORMA DATA



                                                                         HOMESERVICES PRO FORMA
                                                                -----------------------------------------
                                                                  YEAR ENDED    SIX MONTHS ENDED JUNE 30,
                                                                 DECEMBER 31,   -------------------------
                                                                     1998           1998          1999
                                                                -------------   -----------   -----------
OPERATING DATA:
Closed transaction sides ....................................       87,974         39,282        42,482
Average home sales price (in thousands) .....................      $ 138.0        $ 136.7       $ 146.1
Closed transaction volume
 (Closed transaction sides multiplied by average
 home sales price) (in millions) ............................      $12,137        $ 5,368       $ 6,208
Average sales commission (%)
 (Commission revenues divided by home sales volume) .........          2.9%           3.0%          3.0%
Number of branch offices (at period end) ....................          148            148           146
Number of sales associates (at period end) ..................        5,769          5,608         5,822


---------------------------
(a) Prior to 1997, the predecessor was also engaged in real estate development operations in addition to real estate brokerage operations. All real estate brokerage and development activities were operated by the same corporate entity using shared management, office space and other related services. At the beginning of 1997, the majority of the assets associated with the development operations was transferred to the parent company. These development operations contributed only $0.4 million to the line item "Other" revenues in 1997. Based on the way the brokerage and development operations were managed, only certain revenues, expenses, assets and liabilities can be specifically identified in the predecessor's statements of income and balance sheets. Revenues from the sale of real estate development projects of $14.0 million are included in the line item "Other" revenues for the year ended December 31, 1996. Cost of real estate sales totaling $11.3 million are included in the line item "All other operating expenses" for the year ended December 31, 1996. Real estate contracts and real estate inventory of $23.2 million are included in the line item "Total assets" as of December 31, 1996. Since 1997, HomeServices has not been engaged in real estate development operations to any significant degree.

(b) Pro forma earnings (loss) per share for the predecessor is computed using the historical weighted average shares of MidAmerican Realty Services Company as of June 30, 1999 of 10,000 shares, after giving effect to the exchange of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in a merger of the two expected to be consummated immediately prior to the offering. Pro forma earnings per share for the HomeServices pro forma data is computed using the historical weighted average shares of MidAmerican Realty Services Company as of June 30, 1999 of 10,000, after giving effect to the following events as if they had occurred at the beginning of the period: (a) the issuance of 2,149 shares issued in August 1999 in connection with the acquisition of Paul Semonin Realtors, (b) the exchange of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in a merger of the two expected to be consummated immediately prior to the offering and (c) the issuance of the 2,187,500 shares to be sold by HomeServices in the offering after the merger.


(c) EBITDA is defined as net income (loss) before minority interest, income taxes (benefit) and interest and other income (expense), net, plus depreciation and amortization and amortization of pending real estate sales contracts. HomeServices has included information concerning EBITDA because it believes that it is useful to an investor in evaluating the operating performance of HomeServices as it compares to other companies and because this measure is a widely accepted financial indicator used by investors and analysts to compare the operating performance of companies. While EBITDA is routinely used by investors and analysts, it may not necessarily be comparable to other similarly titled measures of other companies due to potential differences in the methods of calculation. EBITDA is not intended to represent cash flows for the periods presented or results of operations in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(footnote continued)


The following table presents the calculation of EBITDA on a historical basis for each of the periods shown:





                                                  PREDECESSOR HISTORICAL                HOMESERVICES HISTORICAL
                                             ---------------------------------   -------------------------------------
                                                                                                                SIX
                                              YEAR ENDED DECEMBER                                              MONTHS
                                                      31,             JAN. 1-       MAY 28-       MAY 28-      ENDED
                                             ---------------------    MAY 27,       DEC 31,      JUNE 30,     JUNE 30,
                                                1996        1997        1996         1998          1998         1999
                                             ---------   ---------   ---------   ------------   ----------   ---------
                                                                      (DOLLARS IN THOUSANDS)
   Net income (loss) .....................    $ 3,574     $ 4,860     $1,953       $ (3,434)     $  (253)     $ 4,626
   Minority interest .....................      1,276         633         --
   Income taxes (benefit) ................      3,263       4,725      1,664         (2,247)        (166)       3,278
   Interest and other (income) expense,
    net ..................................      2,582         903         94          1,334          228        1,775
                                              -------     -------     ------       --------      -------      -------
   Operating income (loss) ...............     10,695      11,121      3,711         (4,347)        (191)       9,679
   Depreciation and amortization .........      5,103       5,619      2,293          4,177          600        3,718
   Amortization of pending real estate
    sales contracts ......................         --          --         --         18,271        4,744           --
                                              -------     -------     ------       --------      -------      -------
   EBITDA ................................    $15,798     $16,740     $6,004       $ 18,101      $ 5,153      $13,397



     The following table presents the calculation of EBITDA on a pro forma basis for each of the periods shown:






                                                                           HOMESERVICES PRO FORMA
                                                                   ---------------------------------------
                                                                       YEAR
                                                                       ENDED       SIX MONTHS ENDED JUNE
                                                                     DECEMBER               30,
                                                                        31,       ------------------------
                                                                       1998           1998          1999
                                                                   ------------   ------------   ---------
                                                                           (DOLLARS IN THOUSANDS)
   Net income (loss) ...........................................     $ (1,220)      $ (6,466)     $ 5,713
   Income taxes (benefit) ......................................         (654)        (4,307)       4,019
   Interest and other (income) expense, net ....................        3,118          1,612        2,012
                                                                     --------       --------      -------
   Operating income (loss) .....................................        1,244         (9,161)      11,744
   Depreciation and amortization ...............................        9,410          4,215        4,609
   Amortization of pending real estate sales contracts .........       21,026         21,026           --
                                                                     --------       --------      -------
   EBITDA ......................................................     $ 31,680       $ 16,080      $16,353

                                 RISK FACTORS

Set forth below is a description of material risks to investors considering an investment in the common stock. You should consider carefully the following risks and other information in this prospectus before deciding to invest in shares of common stock. HomeServices may also face some nonmaterial risks which are not discussed below. HomeServices' business, results of operations or financial condition could be materially adversely affected if any of the following risks do occur. If HomeServices' business, results of operations or financial condition were materially adversely affected, the trading price of its common stock could decline, and you could lose all or part of your investment.


HOMESERVICES CANNOT ASSURE YOU OF ITS ABILITY TO SUCCESSFULLY COMPLETE AND INTEGRATE FUTURE ACQUISITIONS

HomeServices has pursued an active acquisition strategy to strengthen its position within the Midwestern residential real estate markets by integrating acquisitions into its operations to achieve economies of scale, and it intends to continue to do so as part of its growth strategy. As a result, HomeServices has derived a substantial portion of its revenues and profits from acquired real estate brokerage firms. The success of HomeServices' future acquisition strategy will continue to depend upon its ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions despite increasing competition for acquisition candidates. After completing an acquisition, HomeServices may encounter difficulties in:

     o the assimilation of the operations, technologies, products and personnel of the acquired company;

     o    retaining key employees and sales associates of the acquired company;

     o    cross selling services to customers of the acquired company; and

     o maintaining effective and consistently applied standards, controls, procedures and policies.

If HomeServices is unable to successfully integrate an acquired company, HomeServices may not realize anticipated benefits of the acquisition.

In addition, HomeServices' growth strategy could be materially adversely affected if it is unable to complete realty company acquisitions in general. By pursuing an active acquisition strategy, HomeServices could also divert management's attention away from focusing on its core business operations. Because HomeServices expects that its future acquisitions will continue to be accounted for under the purchase method, its goodwill amortization could increase significantly and have a material adverse effect on its results of operations. In addition, depending on a number of factors, including the then current market price of HomeServices' common stock, HomeServices may decide to pay for these acquisitions in whole or in part by issuing additional shares of common stock. The issuance of such shares in an acquisition may result in dilution if the agreed upon per share valuation for purposes of the acquisition is less than the fair market value of the issued common stock.

HOMESERVICES' PROPOSED REFERRAL STRATEGY DEPENDS ON ACCEPTANCE BY HOMEOWNERS OF A NEW MEANS OF OFFERING TRADITIONAL HOME SERVICES

HomeServices plans to offer referral services for various services, particularly by means of E-commerce, including Concierge Services and Home Dividends. This is a relatively new business for HomeServices and represents a new means of offering traditional home services to homeowners. HomeServices began offering and generating revenues from certain referral services, such as home warranty, home security, home inspection and property and casualty insurance, in 1998, and launched preliminary activities under its E-commerce platform, with the commencement of its on-line mortgage origination business and on-line referral services for home warranty, home security, home inspection and property and casualty insurance in August 1999. HomeServices cannot assure you that this new way of offering traditional home services will gain sufficient market acceptance. Furthermore, because many elements of this business will be new to it, HomeServices' management may not have the experience necessary to successfully introduce and operate this new business. The lack of market acceptance of, or HomeServices' inability to generate satisfactory revenues from, this new business could have a material adverse effect on its business and results of operations.


HOMESERVICES' LIMITED OPERATING HISTORY MAKES EVALUATING ITS BUSINESS AND ITS PROSPECTS DIFFICULT

While HomeServices' predecessors have operated real estate brokerage firms for a significant period, as a combined organization, HomeServices has operated only since May 1998, when HomeServices acquired the assets of Iowa Realty Co. Inc. and Edina Realty Home Services. Including Iowa Realty and Edina Realty, HomeServices has acquired seven major residential real estate businesses since May 1998. As a result, HomeServices and its acquired operations have a limited combined operating history upon which you can evaluate HomeServices and its prospects.


HOMESERVICES MAY NOT BE ABLE TO SUSTAIN OR SUCCESSFULLY MANAGE ITS RAPID GROWTH


HomeServices intends to pursue an aggressive growth strategy by:

     o    completing selected acquisitions and consolidations;

     o    expanding its market presence in its existing markets;

     o    cross selling real estate related products and services; and

     o offering referrals for various home care and other products and services, particularly by means of E-commerce.

Any significant future growth will place demands on HomeServices' resources. HomeServices' future success and profitability will depend, in part, on its ability to enhance its operating, accounting and management information systems and obtain financing for capital expenditures and strategic acquisitions. HomeServices may not be able to sustain or successfully manage any significant expansion or obtain adequate financing on favorable terms.


SEASONAL FLUCTUATIONS IN THE RESIDENTIAL REAL ESTATE BROKERAGE BUSINESS COULD ADVERSELY AFFECT HOMESERVICES

The residential real estate brokerage business is subject to seasonal fluctuations. Historically, HomeServices' revenues have been strongest in the second and third quarters of the calendar year. While HomeServices pays commissions to its sales associates only upon the sale of a home, some of its other expenses, such as rent, personnel and expenses incidental to being a public company, are or will be fixed and cannot be reduced during a seasonal slowdown. As a result, HomeServices may be required to borrow cash in order to fund its operations during seasonal slowdowns or at other times. HomeServices' inability to finance its funding needs during a seasonal slowdown or at other times could have a material adverse effect on its results of operations and financial condition. HomeServices believes its charges for occupancy, telecommunications, professional fees, data processing, equipment leasing, office expense, corporate charges and depreciation, which approximated 11% of total 1998 operating expenses on a historical basis, are costs that cannot be significantly reduced in the short-term during a seasonal slow down.


CYCLICAL FLUCTUATIONS IN THE RESIDENTIAL REAL ESTATE BROKERAGE BUSINESS COULD ADVERSELY AFFECT HOMESERVICES

The residential real estate brokerage industry tends to experience cycles of greater and lesser activity and profitability and is typically affected by changes in economic conditions which are beyond HomeServices' control. Any of the following could have a material adverse effect on HomeServices' business by causing a general decline in the number of home sales or sale prices and the demand for Concierge Services or Home Dividends services which, in turn, would adversely affect revenues and profitability:

     o    periods of economic slowdown or recession;

     o    natural disasters such as floods, hurricanes or tornadoes;

     o    rising interest or unemployment rates;

     o    decreasing home ownership rates; and

     o    declining demand for real estate.


NEGATIVE ECONOMIC CONDITIONS OR A DOWNTURN IN THE RESIDENTIAL REAL ESTATE MARKET IN HOMESERVICES' PRIMARY SERVICE AREAS COULD HAVE AN ADVERSE EFFECT ON ITS BUSINESS

HomeServices' current primary service area is Minnesota, Iowa, Arizona, Kansas, Missouri, Kentucky, Nebraska, Wisconsin, Indiana, North Dakota and South Dakota. HomeServices intends to expand its operations beyond its existing service area as part of its acquisition strategy and its future results of operations may be affected to a larger extent than its past results of operations by changes in economic conditions in its expansion markets. A downturn in residential real estate markets or economic conditions in HomeServices' current markets or in HomeServices' future markets could have a material adverse effect on it.


HOMESERVICES' SUCCESS DEPENDS IN PART ON THE CONTINUED GROWTH OF INTERNET COMMERCE AND ITS ABILITY TO SUCCESSFULLY IMPLEMENT CHANGING TECHNOLOGIES

HomeServices believes that expansion through E-commerce will enable it to more readily achieve its business objective of becoming a one-source provider of products and services relating to the home ownership experience. HomeServices' ability to meet these expansion goals through E-commerce depends substantially upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers. Rapid growth in commercial on-line businesses is a recent phenomenon and demand for recently introduced services and products over the Internet is, accordingly, subject to a high level of uncertainty. The development of the Internet as a viable means of marketing products directly to consumers is subject to a number of factors, including:

     o continued growth in the number of users who purchase services over the Internet;

     o    concerns about transaction security;

     o    continued development of the necessary technological infrastructure;
          and

     o    the development of complementary services and products.

Failure of the Internet and on-line businesses to become a viable means of marketing products directly to consumers would adversely affect HomeServices' business and financial condition.

The development of on-line commerce using the Internet is characterized by rapidly changing technologies, evolving industry standards, frequent new product or service introductions and changing consumer preferences. HomeServices' growth strategy to expand its product offerings by means of E-commerce and its future success will depend, in part, on its ability to successfully adapt to these rapidly changing technologies and industry standards and to meet the changing demands of its customers. HomeServices cannot assure you that it will be able to implement its strategy in a successful and timely manner.


BREACHES OF ON-LINE SECURITY COULD HARM HOMESERVICES' E-COMMERCE OPERATIONS

A significant barrier to on-line commerce is the secure transmission of confidential information over public networks. As HomeServices expands its developing E-commerce operations, it will rely on technology from third parties to effectively secure transmission of confidential information, such as that required on a mortgage loan application. A compromise of HomeServices' on-line security could injure its reputation and impact the success of its developing E-commerce operations.

LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO E-COMMERCE AND MAY DECREASE USE OF THE INTERNET

HomeServices' developing E-commerce operations are not currently subject to direct regulation by any governmental agency in the United States beyond mortgage-related regulations and regulations applicable to businesses generally.

A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including:

     o    on-line content;

     o    user privacy;

     o    taxation;

     o    access charges; and

     o    jurisdiction.

The adoption of new laws or the unfavorable application of existing laws may decrease the use of the Internet, which would decrease the demand for HomeServices' developing E-commerce services, increase its cost of doing business or otherwise have an adverse effect on its business and growth strategy. In addition, the applicability to the Internet of existing laws is uncertain, including the following:

ON-LINE CONTENT AND USER PRIVACY. Although there are very few laws and regulations directly applicable to the protection of consumers in an on-line environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible on-line content and user privacy, including the collection, use, retention and transmission of personal information provided by an on-line user. Furthermore, the growth and demand for on-line commerce could result in more stringent consumer protection laws that impose additional compliance burdens on on-line companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct and growth of HomeServices' business.

TAXATION. The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could impose taxes on the sale of goods and services and certain other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. This moratorium is expected to end on October 21, 2001. Nonetheless, HomeServices cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of its business and its financial condition.

ACCESS CHARGES. The Federal Communications Commission recently characterized dial-up Internet traffic bound for Internet service providers as jurisdictionally mixed but largely interstate in nature. However, the Federal Communications Commission has made it clear that its position does not affect its long-standing rule that Internet and other information services are exempt from interstate access charges, that it does not change the manner in which consumers obtain and pay for access to the Internet nor does it transform the nature of traffic routed through Internet service providers. Certain local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers, but not consumers. If these access fees are imposed on the Internet service providers, the cost of communicating on the Internet could increase, which would decrease demand for HomeServices' developing E-commerce services and increase its cost of doing business.

JURISDICTION. Because HomeServices' on-line services will be available over the Internet in multiple states, and as a result, HomeServices expects to sell to numerous consumers resident in such states, such jurisdictions may claim in the future that HomeServices is required to qualify to do business as a foreign corporation or obtain other qualifications in each such state. HomeServices is qualified to do business in those ten states in which it currently operates, and its failure in the future to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject it to taxes and penalties for the failure to so qualify and limit its ability to conduct litigation in such states.


CHANGES IN MORTGAGE RESALE MARKETS COULD HAVE AN ADVERSE EFFECT ON HOMESERVICES' MORTGAGE ORIGINATION BUSINESS

HomeServices' business depends in part on selling to investors the mortgage loans that it originates as a broker. Less than 1% of HomeServices' pro forma 1998 revenues was derived from its mortgage operations. As part of HomeServices' growth strategy, it intends to increase its mortgage origination business, particularly through its on-line mortgage origination services which HomeServices launched in August 1999. Accordingly, any significant change in the secondary mortgage market, including the operations, level of activity or underwriting criteria of Fannie Mae or the Federal Home Loan Mortgage Corporation, could have an adverse effect on HomeServices' business and results of operations.


HOMESERVICES MAY BE REQUIRED TO REPURCHASE MORTGAGES IT HAS ORIGINATED IF THE REPRESENTATIONS AND WARRANTIES MADE BY HOMESERVICES ARE INACCURATE

In the ordinary course of business, HomeServices makes representations and warranties to the purchasers and insurers of mortgage loans that it originates, including representations and warranties as to compliance with the investor's applicable underwriting guidelines. Any loss resulting from a material inaccuracy in these representations and warranties could have an adverse effect on HomeServices. From time to time, HomeServices may be obligated to repurchase loans as a result of such representations and warranties and such repurchases could adversely affect its results of operations or financial condition. HomeServices cannot assure you that it will not be required to repurchase any mortgage loan that it originates in the future.


HOMESERVICES MAY BE UNABLE TO RESELL MORTGAGES IT HAS UNDERWRITTEN

Plaza Mortgage, a wholly owned subsidiary of J.C. Nichols, also underwrites mortgage loans originated by it. In 1998, mortgages originated and underwritten by Plaza Mortgage accounted for approximately 15% of HomeServices' total mortgage operations. Plaza Mortgage's underwriting loan commitments are contractual obligations in its own name to mortgage loan applicants. Before underwriting the loan commitment, Plaza Mortgage performs a credit analysis to confirm that the loan would meet the particular guidelines established by several investors with whom Plaza Mortgage has established relationships. Prior to closing with the mortgage applicant, Plaza Mortgage obtains a commitment that an investor will purchase the loan after the closing at an agreed upon price on the condition that the loan meets the investor's particular investment guidelines. The investor's final review is then typically conducted after the closing of the loan with the mortgage loan applicant. As a result, if HomeServices subsequently fails to satisfy the terms of the commitment made with such investor to purchase the loan, then HomeServices would have to find another purchaser for the loan. HomeServices may incur losses on the resale of such loan, particularly in cases where mortgage interest rates for the kind of loan made to the mortgage loan applicant rise after the commitment to the applicant is made.


THE LOSS OF ITS SENIOR MANAGEMENT TEAM OR A SIGNIFICANT NUMBER OF KEY SALES ASSOCIATES COULD ADVERSELY AFFECT HOMESERVICES' BUSINESS

HomeServices' ability to continue to expand its business depends to a significant extent on the experience and service of its senior management team and the services of its key sales associates. HomeServices' management team is led by Ronald J. Peltier, its President and Chief Executive

Officer, and also consists of Dwayne J. Coben, Senior Vice President and Chief Financial Officer; Jack W. Frost, President and Chief Executive Officer of J.C. Nichols; R. Michael Knapp, President and Chief Executive Officer of Iowa Realty; Arne M. Rovick, Vice Chairman and General Counsel of Edina Realty; Joseph J. Valenti, President and Chief Executive Officer of CBS HOME; George E. Gans, President and Chief Executive Officer of Paul Semonin Realtors; and Stephen E. Quinlan, President and Chief Executive Officer of Long Realty. HomeServices does not carry any key man life insurance. The loss of the services of Messrs. Peltier, Coben, Frost, Knapp, Rovick, Valenti, Gans or Quinlan or a significant number of key sales associates could adversely affect its business and growth prospects.


HOMESERVICES MAY NOT BE ABLE TO ATTRACT AND RETAIN EMPLOYEES WITH INFORMATION TECHNOLOGY SKILLS THAT HOMESERVICES NEEDS TO GROW

In addition, HomeServices' business strategy to grow through E-commerce offerings depends highly on its ability to attract and retain employees with highly developed information technology skills. Individuals with information technology skills are in short supply and competition for qualified information technology personnel is intense. The failure to attract new information technology personnel could adversely affect its business and growth prospects.

CHANGES IN GOVERNMENT REGULATION COULD ADVERSELY AFFECT HOMESERVICES

HomeServices' business activities are subject to substantial regulation by governmental authorities. The jurisdictions in which HomeServices does business have established requirements governing the licensing and conduct of real estate brokerage, mortgage and brokerage-related businesses. In addition, the federal Real Estate Settlement Procedures Act and comparable state statutes impose restrictions on how HomeServices may conduct its business. More restrictive laws, regulations or interpretations could be adopted in the future that could make HomeServices' ability to comply with such regulations more difficult or expensive. Furthermore, regulatory authorities have broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, these regulatory authorities could prevent or temporarily suspend HomeServices from carrying on some or all of its activities or otherwise penalize it if its practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of these requirements by the regulatory authority. HomeServices' failure to comply with any of these requirements or interpretations could have a material adverse effect on its operations and financial performance.

THE TERMS OF CERTAIN INDEBTEDNESS RESTRICT HOMESERVICES' BUSINESS ACTIVITIES

The terms and conditions of HomeServices' new amended and restated senior secured revolving credit facility and 7.12% senior notes will restrict the ability of HomeServices and its subsidiaries to incur debt, pay dividends and other distributions, create liens, sell assets and make investments. The terms of the new amended and restated revolving credit facility will also require HomeServices to maintain specified financial ratios, including an interest coverage ratio at quarter end of not more than 2.50 to 1, a fixed charge coverage ratio at quarter end of not less than 1.25 to 1, a total debt to EBITDA ratio at quarter end of not more than 3.25 to 1 and a consolidated debt to consolidated total capitalization ratio at quarter end of not more than 0.65 to 1. Similar provisions are also contained in debt agreements of MidAmerican Holdings, HomeServices' parent. Although HomeServices and its subsidiaries are not a party to such debt agreements, the restrictions contained in them apply to HomeServices and its subsidiaries. These restrictive and financial maintenance provisions could limit HomeServices' ability to obtain additional funds for its operations or future acquisitions, which could have a material adverse effect on its operations and acquisition strategy.


HOMESERVICES IS A HOLDING COMPANY AND DEPENDS ON DIVIDENDS AND DISTRIBUTIONS FROM ITS OPERATING SUBSIDIARIES TO FUND ITS OPERATIONS

HomeServices is a holding company and its only assets are the capital stock of its subsidiaries, which stock will be pledged to secure borrowings under the amended and restated revolving credit facility.

As a holding company with no operating assets or independent means of generating operating revenue, HomeServices will depend on dividends and other payments from its subsidiaries to pay its obligations. HomeServices' obligations may include salaries of its executive officers, insurance, professional fees, expenses incidental to being a public company and any debt and associated interest charges that it may incur from time to time. Financial covenants under future debt agreements entered into by HomeServices' subsidiaries or the laws of the states of incorporation of those subsidiaries may limit the ability of its subsidiaries to make sufficient dividend or other payments to permit it to fund its obligations. Creditors of HomeServices' subsidiaries and the lenders under HomeServices' amended and restated senior secured revolving credit facility will have a prior claim to the assets of its subsidiaries prior to the holders of HomeServices' common stock.



HOMESERVICES RECORDS A SIGNIFICANT AMOUNT OF GOODWILL ON ITS BALANCE SHEET AND CANNOT ASSURE YOU AS TO THE RECOVERABILITY OF THIS AMOUNT

As of June 30, 1999, goodwill, net of accumulated amortization, comprised approximately 55.3% of HomeServices' total assets and approximately 186.0% of stockholders' equity. Goodwill arises when an acquirer accounts for a business acquisition under the purchase method of accounting and the purchase price is more than the fair value of the tangible and separately measurable intangible net assets of that business. Generally accepted accounting principles require that this goodwill and all other intangible assets be amortized over the period benefitted. Amortization represents a noncash deduction in the determination of operating income and so reduces reported earnings, but it does not reduce cash flows.

HomeServices, in accordance with generally accepted accounting principles, analyzes the recoverability of goodwill at each balance sheet date and determines at that time the recoverability of any intangible assets. Management has determined that the period of benefit to be derived from goodwill is at least 30 years. If management had overlooked factors indicating that shorter benefit periods were appropriate for material portions of goodwill, earnings for periods immediately following the acquisition would be overstated. In later years, HomeServices would then be burdened by the continuing charge against earnings without receiving the associated benefits to income expected by management earlier in arriving at the consideration paid for that business. In that case, earnings in later years could even be impaired if management later determines that the goodwill period selected earlier was not appropriate or if management later determines that goodwill is not recoverable as a result of events or changes in circumstances. The amount of the impairment or writeoff would be the difference between the goodwill and the present value of the estimated expected future cash flows over the remaining life of the goodwill. Such writeoff could adversely affect HomeServices' business, financial condition and the market price of its common stock.

Management has reviewed with its independent accountants all of the factors and expected associated future cash flows which it considered in determining the amount paid to acquire companies. Management has concluded that the expected associated future cash flows from goodwill will continue for at least 30 years and that there was no material evidence to indicate that any material portion of the expected benefits from goodwill would dissipate in a shorter period.



YEAR 2000 PROBLEMS COULD DISRUPT HOMESERVICES' BUSINESS

Many existing computer systems and software products are coded to accept only two-digit entries in the date code field and cannot properly recognize dates in the year 2000 and beyond. Consequently, these systems and software products need to be either upgraded or replaced to function properly on and after January 1, 2000.

If, due to hardware or software problems, HomeServices' systems were unable to operate due to year 2000 problems, it would face the risks of incurring additional costs to correct its year 2000 problems or losing revenue due to its inability to deliver services to its customers. These costs or losses, if incurred, could have a material adverse effect on HomeServices. For a description of HomeServices' year 2000 readiness efforts, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

HomeServices cannot assure you, however, that the systems of those companies will be converted in a timely manner or that the third parties will mitigate the effects of non-readiness. Any failure by HomeServices' third-party vendors and service providers to comply in a timely manner could have a material adverse effect on its operations.


HOMESERVICES WILL CONTINUE TO BE CONTROLLED BY MIDAMERICAN HOLDINGS AFTER THE OFFERING

Before the offering, HomeServices was a 95.2%-owned subsidiary of MidAmerican Holdings. Immediately following the offering, MidAmerican Holdings will continue to own 60.2% of its common stock or 56.2% if the underwriters' over-allotment option is exercised in full.

As a result of its common stock ownership, MidAmerican Holdings will continue to have the power to elect HomeServices' entire board of directors and approve other matters submitted to a vote of HomeServices' stockholders. HomeServices may not engage in any consolidation, merger or other significant corporate transaction, even if beneficial to the interests of its other stockholders, without the approval of MidAmerican Holdings. This concentration of ownership could also delay or impede a change of control, even if a change of control would be beneficial to HomeServices' other stockholders. In addition to a change of control, there may be other instances in which the interests of HomeServices' public stockholders differ from the interests of MidAmerican Holdings, which will have the ability to control corporate policies by electing its directors and officers to serve as directors and officers of HomeServices.

MidAmerican Holdings could decide to sell a substantial portion of its remaining equity interest in HomeServices to a third-party. A sale involving a change of control of HomeServices may adversely affect the market price of the common stock and could affect HomeServices' business.


PROVISIONS OF HOMESERVICES' RESTATED CERTIFICATE OF INCORPORATION, AMENDED AND RESTATED BYLAWS AND RIGHTS AGREEMENT COULD DETER TAKEOVER ATTEMPTS

HomeServices' restated certificate of incorporation and amended and restated bylaws include provisions that:

     o divide the board of directors into three classes of directors serving staggered three-year terms;

     o authorize the board of directors to fill vacant directorships or increase the size of the board of directors;

     o deny the stockholders the right to cumulate votes in the election of directors;

     o    eliminate the ability of stockholders to act by written consent;

     o provide that special meetings of HomeServices' stockholders may be called only by the chairman of the board of directors or a majority of the board of directors; and

     o require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of the stockholders to provide timely notice in writing.

Following the offering, these provisions could delay or impede the removal of incumbent directors or discourage a third-party from attempting to acquire control of it, even if doing so would be beneficial to you as a common stockholder.

In addition, HomeServices' rights agreement contains rights that have potential antitakeover effects. The rights under the rights agreement may cause substantial dilution to an acquirer who attempts to acquire HomeServices without obtaining consent from HomeServices' board of directors or conditioning the offer on a substantial number of rights being acquired or redeemed. Accordingly, these rights have the potential to deter a potential acquirer from making takeover proposals or tender offers that are not negotiated with HomeServices' board of directors.


THE CREDIT AGREEMENT WITH MIDAMERICAN HOLDINGS MAY NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS

Currently, HomeServices has an existing revolving credit agreement with MidAmerican Holdings pursuant to which HomeServices may borrow up to $10.0 million. This agreement was amended on June 24, 1999 to reduce MidAmerican Holdings' total commitment from $100.0 million to $10.0 million. The maximum amount that HomeServices had borrowed during the life of the agreement to date is $54.2 million. Although the credit agreement primarily requires HomeServices to pay MidAmerican Holdings its cost of funds, the credit agreement may not be the result of arm's-length negotiations because before the offering HomeServices was a 95.2%-owned subsidiary of MidAmerican Holdings. If HomeServices did not have the existing credit agreement and had to obtain a loan from an unaffiliated third party, it could have difficulty obtaining the loan or only be able to obtain the loan on less favorable terms than under its existing credit agreement. HomeServices believes that the terms of its credit agreement are no less favorable to it than one that could be negotiated with unaffiliated third parties. However, HomeServices cannot assure you that this is the case. For a description of the credit agreement, see "Description of Indebtedness--Revolving Credit Facility."



THE SERVICES AGREEMENT, REGISTRATION RIGHTS AGREEMENT AND TAX INDEMNITY AGREEMENT WITH MIDAMERICAN HOLDINGS MAY NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS

Before the closing of the offering, HomeServices will enter into a services agreement, a registration rights agreement and a tax indemnity agreement with MidAmerican Holdings. Although the services agreement will require HomeServices to reimburse MidAmerican Holdings its reasonable employee and out-of-pocket costs and expenses in addition to a monthly fee of $50,000, it may not be the result of arm's length negotiations because before the offering HomeServices was a 95.2%-owned subsidiary of MidAmerican Holdings. HomeServices believes that the terms of its services agreement, registration rights agreement and tax indemnity agreement will be no less favorable to it than agreements that could be negotiated with unaffiliated third parties. However, HomeServices cannot assure you that this will be the case. Furthermore, if HomeServices were required to obtain the services provided under the services agreement from an unaffiliated third party, the terms on which such services were provided may be less favorable to HomeServices than the terms of the services agreement. For a description of these agreements, see "Certain Relationships and Related Transactions--Registration Rights Agreement," "--Services Agreement" and "--Tax Indemnity Agreement."



THE ABSENCE OF A TRADING MARKET FOR THE COMMON STOCK COULD MAKE IT DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE

Before the offering, there was no trading market for the common stock. Although HomeServices will apply to have the common stock approved for quotation on the Nasdaq National Market, HomeServices does not know whether its application for quotation will be approved or, if it is approved, whether a liquid trading market for the common stock will develop. Investors may not be able to resell their shares at or above the initial public offering price. The initial public offering price for the shares of common stock will be determined through negotiations among HomeServices, MidAmerican Holdings and representatives of the underwriters. The initial public offering price may be higher than the market price of the common stock after the offering.


NEW INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE VALUE OF THEIR INVESTMENT

The initial public offering price of the common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, HomeServices currently expects that new investors will experience immediate dilution of $17.96 per share in the net tangible book value per share of the common stock from the initial public offering price, assuming an initial public offering price of $16.00 per share, the midpoint of the estimated range of the initial public offering price per share. If HomeServices issues additional shares of common stock in the future, investors may experience further dilution. Any further dilution could adversely affect the price of its common stock.


HOMESERVICES DOES NOT EXPECT TO PAY DIVIDENDS ON ITS COMMON STOCK


HomeServices does not anticipate paying any cash dividends on its common stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon HomeServices' earnings, financial requirements and other factors deemed relevant by its board of directors. In addition, covenants contained in the revolving credit facility and the 7.12% senior notes limit the ability of HomeServices and its subsidiaries to pay dividends unless, after payment of such dividends, the aggregate amount of such payments and certain investments does not exceed a specified basket equal to $5 million plus 75% of cumulative consolidated net income since June 30, 1998 plus cash proceeds of certain equity offerings. See "Description of Indebtedness."



THE AVAILABILITY OF A SIGNIFICANT NUMBER OF SHARES FOR FUTURE SALE BY MIDAMERICAN HOLDINGS AND OTHER SHARES ELIGIBLE FOR PUBLIC SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF HOMESERVICES' COMMON STOCK



Immediately after the closing of the offering, HomeServices will have 10,422,943 shares of common stock issued and outstanding or 10,751,068 shares if the underwriters' over-allotment option is exercised in full. Of these shares, all of the shares sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by HomeServices' affiliates, which are persons that directly or indirectly control, are controlled by, or are under common control with, HomeServices. Any shares held by affiliates, whether purchased in the offering or otherwise, will be eligible for sale subject to meeting the volume and manner of sale limitations and other conditions contained in Rule 144 and the expiration of any lock-up agreements entered into with the underwriters.



In addition, after completing the offering, HomeServices intends to file a registration statement on Form S-8 under the Securities Act covering the up to 3,900,000 shares of common stock reserved for issuance under HomeServices' employee stock option plan, the employee and non-employee stock purchase plans and the options granted to directors for their initial agreement to serve. The registration statement on Form S-8 will automatically become effective upon filing. Subject to vesting and the exercise of the issued and outstanding options, shares registered under the registration statement on Form S-8 will be freely tradeable and available for sale in the open market.



Subject to applicable federal securities laws and restrictions contained in the underwriting agreement with the underwriters, MidAmerican Holdings can sell any or all of its shares of common stock. In addition, under the registration rights agreement, MidAmerican Holdings has registration rights with respect to the shares of its common stock, which would facilitate any future disposition. Sales in the public market of substantial amounts of common stock, or the perception that such sales could occur, could cause the prevailing market price for HomeServices' common stock to decrease. HomeServices cannot predict how long MidAmerican Holdings will maintain its current majority ownership of common stock after the offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These statements may be found under "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements contain the words "believes," "anticipates," "expects" and words of similar import. Because these statements involve risks and uncertainties, actual results could differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause these differences include those discussed under "Risk Factors" in this prospectus. The forward-looking statements are made as of the date of this prospectus.


                                USE OF PROCEEDS

HomeServices estimates that the net proceeds to it from the offering, after deducting applicable underwriting discounts and commissions and estimated offering expenses payable by it, will be approximately $30.2 million. HomeServices has not yet decided how it will use the proceeds of this offering. However, HomeServices currently has tentative plans to use the balance of the proceeds of this offering in the manner outlined below:


     o approximately $7 million towards the continued development of HomeServices' E-commerce operations;

     o    approximately $5 million for working capital; and

     o the balance to general corporate purposes, including acquisitions of real estate brokerage firms and their related service businesses.


You should note that these plans may change and HomeServices may decide not to allocate proceeds or to allocate more or less proceeds to a specified use.


The Company has no pending acquisitions and therefore is unable to specify any amount earmarked to future acquisitions. Pending such use, HomeServices will invest the net proceeds from the offering in short-term treasury, municipal or investment grade securities.


HomeServices will not receive any proceeds from the sale of shares by MidAmerican Holdings.


                                DIVIDEND POLICY


HomeServices does not anticipate paying cash dividends to its common stockholders in the foreseeable future after the offering. The timing, amount and form of future dividends, if any, will be at the discretion of HomeServices' board of directors and will depend on HomeServices' results of operations, financial condition, cash requirements and other factors considered relevant by the board of directors.



Before the offering, HomeServices paid cash dividends on the common stock of $0.19 per share in 1997. HomeServices did not pay any cash dividends on the common stock during 1998 or 1999.

                                   DILUTION

At June 30, 1999, the adjusted net tangible book value of HomeServices, after giving effect to the intended 677.87-for-1 share exchange to be effected as part of the merger with MidAmerican Realty Services Company and the acquisitions of Paul Semonin Realtors and Long Realty, was approximately $(50.7) million, or $(6.16) per share. Net tangible book value is defined as the book value of all assets of HomeServices, less all liabilities and intangible assets. HomeServices' intangible assets consist primarily of goodwill. Without taking into account any changes in adjusted net tangible book value after June 30, 1999, other than to give effect to the offering and the application of the estimated net proceeds, the pro forma adjusted net tangible book value of HomeServices' common stock as of June 30, 1999 would have been approximately $(20.5) million, or $(1.96) per share. The following table gives effect to the offering as if it had occurred on June 30, 1999 at an assumed initial public offering price of $16.00 per share, which is the midpoint of the estimated range of the initial public offering price per share, before deduction of the underwriting discount and commission and other expenses payable by HomeServices. The table illustrates the immediate increase in net tangible book value of $4.20 per share to HomeServices' existing stockholders and an immediate dilution of $17.96 per share to new investors:



   Public offering price per share .......................................                   $ 16.00
   Adjusted net tangible book value per share as of June 30, 1999 ........     $ (6.16)
   Increase in adjusted net tangible book value per share attributable
     to the offering .....................................................     $  4.20
   Pro forma adjusted net tangible book value per share as of June
     30, 1999, after giving effect to the offering .......................                  $  (1.96)
                                                                                            --------
   Immediate dilution per share to new investors .........................                  $  17.96
                                                                                            ========

The following table presents as of June 30, 1999, on a pro forma basis after giving effect to the offering, the positions of existing common stockholders and new investors with respect to the number of shares of common stock purchased from HomeServices, the total consideration paid and the average price paid per share, at an assumed initial public offering price of $16.00 per share, which is the midpoint of the estimated range of the initial public offering price per share, before deduction of the underwriting discount and commission and other expenses payable by HomeServices.




                                              SHARES PURCHASED            TOTAL CONSIDERATION        AVERAGE
                                         ---------------------------   -------------------------    PRICE PER
                                            NUMBER       PERCENTAGE      AMOUNT      PERCENTAGE       SHARE
                                         ------------   ------------   ----------   ------------   ----------
                                                                        (DOLLARS IN THOUSANDS,
                                                                       EXCEPT PER SHARE AMOUNTS)
New investors ........................    3,750,000          36.0%      $60,000          60.7%      $  16.00
Existing common stockholders .........    6,672,943          64.0        38,903          39.3           5.83
                                          ---------         -----       -------         -----
Total ................................   10,422,943         100.0%      $98,903         100.0%

                                CAPITALIZATION

The following table sets forth HomeServices' cash and cash equivalents and capitalization as of June 30, 1999 on an actual basis and on a pro forma basis after giving effect to:

     o the offering and the application of the estimated net proceeds to HomeServices;


     o the merger of MidAmerican Realty Services Company with and into HomeServices and the issuance of 677.87 shares of HomeServices' common stock for each share of common stock of MidAmerican Realty Services Company, which merger will occur immediately before the closing of the offering;


     o the amendment and restatement of HomeServices' certificate of incorporation to increase the authorized shares of capital stock and adopt a rights plan before the closing of the offering; and


     o    the acquisitions of Paul Semonin Realtors and Long Realty.


You should read this table together with the consolidated financial statements and the related notes, "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                                                                                   AS OF JUNE 30, 1999
                                                                                --------------------------
                                                                                 ACTUAL(A)      PRO FORMA
                                                                                -----------   ------------
                                                                                      (IN THOUSANDS)
Cash and cash equivalents ...................................................     $11,544       $ 29,877
                                                                                  =======       ========
Long-term debt (including current portion):
 Revolving credit facility(b) ...............................................     $23,500       $ 23,500
 7.12% senior notes .........................................................      35,000         35,000
 Other ......................................................................       1,067          2,078
                                                                                  -------       --------
   Total long-term debt .....................................................      59,567         60,578
                                                                                  -------       --------
Stockholders' equity:
 Preferred stock, $0.01 par value, no shares authorized, no shares issued
   and outstanding (actual); $0.01 par value,      shares authorized,
   no shares issued and outstanding (pro forma) .............................          --             --
 Common stock, no par value, 1,000,000 shares authorized, 10,000 shares
   issued and outstanding (actual); $0.01 par value,      shares
   authorized, 10,422,943 shares issued and outstanding (pro forma) .........          10            104
 Additional paid-in capital .................................................      39,505         78,161
 Notes receivable(c) ........................................................        (753)          (753)
 Accumulated other comprehensive loss .......................................         (16)           (16)
 Retained earnings ..........................................................       1,192          1,192
                                                                                  -------     ----------
   Total stockholders' equity ...............................................      39,938         78,688
                                                                                  -------     ----------
   Total capitalization .....................................................     $99,505       $139,266
                                                                                  =======     ==========

-------------------------------
(a)        Represents capitalization of MidAmerican Realty Services Company.

(b) At August 16, 1999, an aggregate of $23.5 million in borrowings were outstanding under the revolving credit facility.

(c) Represents promissory notes issued by certain members of HomeServices' management as consideration for their aggregate 4.8% ownership (3.8% ownership on a pro forma basis) of the common stock of HomeServices. See "Certain Relationships and Related Transactions--Management Indebtedness."

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information of HomeServices presents the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1998, and the six months ended June 30, 1999, and June 30, 1998, and the pro forma condensed consolidated balance sheet as of June 30, 1999 after giving effect to the merger of MidAmerican Realty Services Company into HomeServices.

The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1998, and the six months ended June 30, 1998, give effect to the following acquisitions completed during 1998 and 1999 as if they occurred on January 1, 1998:


     o Predecessor which consists of Iowa Realty Co., Inc. and its consolidated subsidiaries, which at the time of acquisition by HomeServices included Edina Realty Home Services of Minnesota;

     o    J.C. Nichols Residential, Inc.;

     o Other acquisitions which consist of CBS Real Estate Company, HOME Real Estate Holdings Inc. and Nebraska Land Title & Abstract;

     o    Paul Semonin Realtors; and

     o    Long Realty.

The unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 1999 gives effect to the acquisition of Paul Semonin Realtors and Long Realty as if they occurred on January 1, 1998.


The pro forma statements of income do not give effect to the interest income that would have been earned on proceeds of the offering that are not used by HomeServices had such transaction occurred on January 1, 1998.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 1999 gives effect to the following transactions as if they occurred on June 30, 1999: (1) the offering, (2) the application of the estimated net proceeds to HomeServices from the offering and (3) the acquisitions of Paul Semonin Realtors and Long Realty.

HomeServices' acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values. Management does not expect that the final allocations of the purchase prices for the acquisitions will differ materially from the preliminary allocations.

The pro forma adjustments reflect HomeServices' determination of all adjustments necessary to present fairly HomeServices' pro forma financial position and results of operations. These adjustments are based on available information and assumptions HomeServices considers reasonable under the circumstances. All material intercompany eliminations have been made.

Prior to the offering, HomeServices will enter into a service agreement with MidAmerican Holdings. In consideration for services provided, HomeServices will pay a monthly fee of $50,000, plus an amount for the reimbursement of all reasonable employee and out-of-pocket costs incurred by MidAmerican Holdings in connection with providing these services. No adjustment has been made in the pro forma statements of income as charges are already reflected in the historical amounts for costs of similar services provided to MidAmerican Realty Services Company and the predecessor by their respective parent companies.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. This information is not necessarily indicative of the financial position or the results of operations of HomeServices had the transactions referred to above occurred on the dates specified. In addition, this information is not necessarily indicative of the financial condition or results of operations which may exist in the future. You should read the unaudited pro forma condensed consolidated financial information together with the historical consolidated financial statements of HomeServices, its predecessor and acquired companies and the related notes included elsewhere in this prospectus.

                             HOMESERVICES.COM INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)




                                                      MIDAMERICAN        J.C.          PAUL
                                PREDECESSOR (1)(2)   REALTY (2)(3)   NICHOLS (4)   SEMONIN (5)
                               -------------------- --------------- ------------- -------------
Revenues:
 Commission revenue ..........       $74,893           $169,647        $25,715       $30,663
 Title fees ..................         7,575             14,154             --            --
 Other .......................         3,769              6,790          2,163         1,180
                                     -------           --------        -------       -------
  Total revenues .............        86,237            190,591         27,878        31,843
                                     -------           --------        -------       -------
Operating expenses:
 Commission expense ..........        49,107            113,225         18,173        21,408
 Amortization of pending
  real estate sales
  contracts ..................            --             18,271             --            --
 Depreciation and
  amortization ...............         2,293              4,177            292           501
 All other operating
  expenses ...................        31,126             59,265          7,266         8,126
                                     -------           --------        -------       -------
  Total operating
   expenses ..................        82,526            194,938         25,731        30,035
                                     -------           --------        -------       -------
Operating income (loss) ......         3,711             (4,347)         2,147         1,808
Interest and other income
 (expense), net ..............           (94)            (1,334)           (69)          440
                                     -------           --------        -------       -------
Income (loss) before
 income taxes ................         3,617             (5,681)         2,078         2,248
Income taxes (benefit) .......         1,664             (2,247)           792           913
                                     -------           --------        -------       -------
Net income (loss) ............       $ 1,953           $ (3,434)       $ 1,286       $ 1,335
                                     =======           ========        =======       =======
Per share information(12):
 Earnings per share -
  Basic and diluted ..........
Weighted average shares
 Outstanding -
  Basic and diluted ..........



                                                  OTHER                              HOMESERVICES
                                LONG (6)   ACQUISITIONS (2)(7)      ADJUSTMENTS       PRO FORMA
                               ---------- --------------------- ------------------- -------------
Revenues:
 Commission revenue ..........  $36,217          $19,298           $        --        $356,433
 Title fees ..................       --            1,236                                22,965
 Other .......................      376              754                                15,032
                                -------          -------           -----------        --------
  Total revenues .............   36,593           21,288                    --         394,430
                                -------          -------           -----------        --------
Operating expenses:
 Commission expense ..........   26,701           14,422                               243,036
 Amortization of pending
  real estate sales
  contracts ..................       --               --                 2,755 (8)      21,026
 Depreciation and
  amortization ...............      422              228                 1,497 (9)       9,410
 All other operating
  expenses ...................    7,565            6,366                               119,714
                                -------          -------           -----------        --------
  Total operating
   expenses ..................   34,688           21,016                 4,252         393,186
                                -------          -------           -----------        --------
Operating income (loss) ......    1,905              272                (4,252)          1,244
Interest and other income
 (expense), net ..............      (27)              78                (2,112)(10)     (3,118)
                                -------          -------           -----------        --------
Income (loss) before
 income taxes ................    1,878              350                (6,364)         (1,874)
Income taxes (benefit) .......      763              296                (2,835)(11)       (654)
                                -------          -------           -----------        --------
Net income (loss) ............  $ 1,115          $    54           $    (3,529)       $ (1,220)
                                =======          =======           ===========        ========
Per share information(12):
 Earnings per share -
  Basic and diluted ..........                                                        $  (0.12)
Weighted average shares
 Outstanding -
  Basic and diluted ..........                                                          10,423

-------------------------------
See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 1998.

         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                 OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1998


 (1) Reflects the historical results of the predecessor for the period from January 1, 1998 through May 27, 1998, the day prior to the predecessor's acquisition by HomeServices. Predecessor refers to Iowa Realty and its consolidated subsidiaries which, at the time Iowa Realty and Edina Realty were acquired in May 1998, included Edina Realty.

 (2) Prior to HomeServices' acquisition of Iowa Realty, Iowa Realty sold its subsidiary, HOME Real Estate Holdings Inc., to a third party. On August 18, 1998, HomeServices acquired HOME Real Estate from the third party in an unrelated transaction. Accordingly, the historical results of HOME Real Estate are reflected as follows: (a) in HomeServices' results for the period from August 19, 1998, the date following acquisition by HomeServices, to December 31, 1998, (b) in the predecessor's results for the period from January 1, 1998 to May 7, 1998, the day prior to the predecessor's sale of HOME Real Estate to a third party, and (c) in the Other Acquisitions column for the period from May 8, 1998 to August 18, 1998, which represents the period during which HOME Real Estate was not owned by either HomeServices or the predecessor.

 (3) Reflects historical results of HomeServices for the period from May 28, 1998, its inception date, to December 31, 1998 and includes the historical results for the acquisitions completed in 1998 from their respective dates of acquisition.

 (4) Reflects the historical results of J.C. Nichols for the period from January 1, 1998 through August 31, 1998, the date of acquisition by HomeServices.

 (5) Reflects the historical results of Paul Semonin Realtors for the year ended December 31, 1998.

 (6) Reflects the historical results of Long Realty for the year ended December 31, 1998.

 (7) Reflects the historical results of the following companies acquired by
     HomeServices: (a) CBS Real Estate Company for the period from January 1, 1998 through August 17, 1998, the date of acquisition by HomeServices, (b) HOME Real Estate for the period from May 8, 1998 to August 18, 1998 (see note (2) above) and (c) Nebraska Land Title & Abstract for the period from January 1, 1998 through December 16, 1998, the date of acquisition by HomeServices.

 (8) Reflects the value of real estate sales contracts that were pending at the date of acquisition. The established asset was amortized over three months, based on HomeServices' estimate of when contracts typically result in closed transactions.

 (9) Reflects amortization of goodwill over a 30-year life specifically related to the purchase of the acquired businesses along with the amortization of non-compete agreements over the life of the respective agreements.

(10) Reflects interest expense on the $25.0 million revolving credit facility at the blended interest rate of 6.51%, annual interest expense on $35.0 million of private placement notes at the stated rate of 7.12% and interest expense on the $8.0 million loan from parent at 5.94%. The average interest rate on the revolver was calculated based on the weighted average outstanding balance of the revolving credit agreement including the swap agreement. If interest rates were to fluctuate by 1/8% on the portion of the revolver not covered by the swap agreement, income from operations would be affected $16,000 annually.

(11) Reflects the income tax benefit that would have been realized if the acquired businesses had been combined at the beginning of the period. Calculated as income before taxes adjusted for permanent book/tax differences of approximately $260,000 at December 31, 1998. A combined federal and state statutory tax rate of 40.59% was applied in the calculation.


(12) Earnings per share on a pro forma basis is computed using the historical weighted average shares of MidAmerican Realty Services Company as of December 31, 1998 of 10,000, after giving effect to the following events as if they had occurred at the beginning of the period: (a) the issuance of 2,149 shares issued in August 1999 in connection with the acquisition of Paul Semonin Realtors, (b) the exchange of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in a merger of the two expected to be consummated immediately prior to the offering and (c) the issuance of the 2,187,500 shares to be sold by HomeServices in the offering after the merger.

                             HOMESERVICES.COM INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1998
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)




                                               MIDAMERICAN       J.C.          PAUL
                             PREDECESSOR (1)      REALTY     NICHOLS (2)   SEMONIN (3)
                            ----------------- ------------- ------------- -------------
Revenues:
 Commission revenue........      $74,893         $26,244       $16,604       $14,692
 Title fees ...............        7,575           2,455            --            --
 Other ....................        3,769           1,019         1,510           525
                                 -------         -------       -------       -------
  Total revenues ..........       86,237          29,718        18,114        15,217
                                 -------         -------       -------       -------
Operating expenses:
 Commission expense........       49,107          16,687        11,858        10,153
 Amortization of
  pending real estate
  sales contracts .........           --           4,744            --            --
 Depreciation and
  amortization ............        2,293             600           201           227
 All other operating
  expenses ................       31,126           7,878         5,071         3,748
                                 -------         -------       -------       -------
  Total operating
   expenses ...............       82,526          29,909        17,130        14,128
                                 -------         -------       -------       -------
Operating income
 (loss) ...................        3,711            (191)          984         1,089
Interest and other
 income (expense),
 net ......................          (94)           (228)          (18)          114
                                 -------         -------       -------       -------
Income (loss) before
 income taxes .............        3,617            (419)          966         1,203
Income taxes (benefit).....        1,664            (166)          394           491
                                 -------         -------       -------       -------
Net income (loss) .........      $ 1,953         $  (253)      $   572       $   712
                                 =======         =======       =======       =======
Per share information(10):
 Earnings per share -
  Basic and diluted .......
Weighted average shares
 Outstanding -
  Basic and diluted .......



                                              OTHER                          HOMESERVICES
                             LONG (4)   ACQUISITIONS (5)     ADJUSTMENTS      PRO FORMA
                            ---------- ------------------ ----------------- -------------
Revenues:
 Commission revenue........  $16,687         $13,312         $       --       $ 162,432
 Title fees ...............       --             314                             10,344
 Other ....................      139             882                              7,844
                             -------         -------         -------------    ---------
  Total revenues ..........   16,826          14,508                            180,620
                             -------         -------         -------------    ---------
Operating expenses:
 Commission expense........   12,199          10,020                            110,024
 Amortization of
  pending real estate
  sales contracts .........       --              --             16,282 (6)      21,026
 Depreciation and
  amortization ............      256             135                503 (7)       4,215
 All other operating
  expenses ................    3,620           3,073                             54,516
                             -------         -------         -------------    ---------
  Total operating
   expenses ...............   16,075          13,228             16,785         189,781
                             -------         -------         -------------    ---------
Operating income
 (loss) ...................      751           1,280            (16,785)         (9,161)
Interest and other
 income (expense),
 net ......................       25              37             (1,448)(8)      (1,612)
                             -------         -------         -------------    ---------
Income (loss) before
 income taxes .............      776           1,317            (18,233)        (10,773)
Income taxes (benefit).....      315             571             (7,576)(9)      (4,307)
                             -------         -------         -------------    ---------
Net income (loss) .........  $   461         $   746         $  (10,657)      $  (6,466)
                             =======         =======         =============    =========
Per share information(10):
 Earnings per share -
  Basic and diluted .......                                                   $   (0.62)
Weighted average shares
 Outstanding -
  Basic and diluted .......                                                      10,423

-------------------------------
See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income for the Six Months Ended June 30, 1998.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
           CONSOLIDATED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED
                                 JUNE 30, 1998

(1) Reflects the historical results of the predecessor for January 1, 1998 to May 27, 1998, including HOME Real Estate for the period January 1, 1998, through May 7, 1998. Predecessor refers to Iowa Realty and its consolidated subsidiaries which, at the time Iowa Realty and Edina Realty were acquired in May 1998, included Edina Realty.

(2)  Reflects the historical results of J.C. Nichols for the period presented.

(3) Reflects the historical results of Paul Semonin Realtors for the period presented.

(4)  Reflects the historical results of Long Realty for the period presented.

(5) Reflects the historical results of CBS Real Estate Company and Nebraska Land Title & Abstract for the period presented and the results of HOME Real Estate for May 8, 1998, through June 30, 1998.

(6) Reflects the value of real estate sales contracts that were pending at the date of acquisition. The established asset was amortized over three months, based on HomeServices' estimate of when contracts typically result in closed transactions.

(7) Reflects amortization of goodwill over a 30-year life specifically related to the purchase of the acquired businesses along with the amortization of non-compete agreements over the life of the respective agreements.

(8) Reflects interest expense on the $25.0 million revolving credit facility at the blended interest rate of 6.51%, annual interest expense on $35.0 million of private placement notes at the stated rate of 7.12% and interest expense on the $8.0 million loan from parent at 5.94%. The average interest rate on the revolver was calculated based on the weighted average outstanding balance of the revolving credit agreement including the swap agreement. If interest rates were to fluctuate by 1/8% on the portion of the revolver not covered by the swap agreement, income from operations would be affected $16,000 annually.

(9) Reflects the income tax benefit that would have been realized if the acquired businesses had been combined at the beginning of the period. Calculated as income before taxes adjusted for permanent book/tax differences of approximately $162,000 at June 30, 1998. A combined federal and state statutory tax rate of 40.59% was applied in the calculation.

(10) Earnings per share on a pro forma basis is computed using the historical weighted average shares of MidAmerican Realty Services Company as of June 30, 1999 of 10,000, after giving effect to the following events as if they had occurred at the beginning of the period: (a) the issuance of 2,149 shares issued in August 1999 in connection with the acquisition of Paul Semonin Realtors, (b) the exchange of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in a merger of the two expected to be consummated immediately prior to the offering and (c) the issuance of the 2,187,500 shares to be sold by HomeServices in the offering after the merger.

                             HOMESERVICES.COM INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1999
                                (IN THOUSANDS)





                                                    MIDAMERICAN       PAUL                                 HOMESERVICES
                                                       REALTY     SEMONIN (1)   LONG (2)    ADJUSTMENTS     PRO FORMA
                                                   ------------- ------------- ---------- --------------- -------------
Revenues:
 Commission revenue ..............................   $148,979       $15,993     $23,980      $              $188,952
 Title fees ......................................     10,644            --          --                       10,644
 Other ...........................................      8,101           409         249                        8,759
                                                     --------       -------     -------      -------        --------
   Total revenues ................................    167,724        16,402      24,229                      208,355
                                                     --------       -------     -------      -------        --------
Operating expenses:
 Commission expense ..............................    102,085        11,098      17,696                      130,879
 Depreciation and amortization ...................      3,718           274         214          403 (3)       4,609
 All other operating expenses ....................     52,242         4,169       4,712                       61,123
                                                     --------       -------     -------      -------        --------
   Total operating expenses ......................    158,045        15,541      22,622          403         196,611
                                                     --------       -------     -------      -------        --------
Operating income (loss) ..........................      9,679           861       1,607         (403)         11,744
Interest and other income (expense), net .........     (1,775)          (37)         38         (238)(4)      (2,012)
                                                     --------       -------     -------      -------        --------
Income (loss) before income taxes ................      7,904           824       1,645         (641)          9,732
Income taxes (benefit) ...........................      3,278           339         669         (267)(5)       4,019
                                                     --------       -------     -------      -------        --------
Net income (loss) ................................   $  4,626       $   485     $   976      $  (374)       $  5,713
                                                     ========       =======     =======      =======        ========
Per share information(6):
 Earnings per share -
  Basic ..........................................   $   0.68                                               $   0.55
  Diluted ........................................   $   0.68                                               $   0.54
 Weighted average shares
  Outstanding -
  Basic ..........................................      6,779                                                 10,423
  Diluted ........................................      6,779                                                 10,676

-------------------------------
(1) Reflects the historical results of Paul Semonin Realtors for the period presented.

(2)  Reflects the historical results of Long Realty for the period presented.

(3) Reflects amortization of goodwill over a 30-year life specifically related to the purchase of the acquired businesses along with the amortization of non-compete agreements over the life of the respective agreements.

(4)  Reflects interest expense on the $8.0 million loan from parent at 5.94%.

(5) Reflects the income tax benefit that would have been realized if the acquired business had been combined at the beginning of the period. Calculated as income before taxes adjusted for permanent book/tax differences of approximately $170,000 at June 30, 1999. A combined federal and state statutory tax rate of 40.59% was applied in the calculation.

(6) Historical earnings per share for MidAmerican Realty is computed using its historical weighted average shares of 10,000 as of June 30, 1999, times the exchange rate of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in a merger of the two expected to be consummated immediately prior to the offering.


   Earnings per share on a pro forma basis is computed using the historical weighted average shares of MidAmerican Realty Services Company as of June 30, 1999 of 10,000, after giving effect to the following events as if they had occurred at the beginning of the period: (a) the issuance of

(footnote continued)


   2,149 shares issued in August 1999 in connection with the acquisition of Paul Semonin Realtors, (b) the exchange of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in a merger of the two expected to be consummated immediately prior to the offering and (c) the issuance of the 2,187,500 shares to be sold by HomeServices in the offering after the merger. A reconciliation of Net Income (Loss) and Shares for the Basic and Diluted per share computations for income from continuing operations for the six months ended June 30, 1999, is as follows (in thousands, except per share amounts):





                                   NET
                                 INCOME            PER SHARE
                                 (LOSS)   SHARES    AMOUNT
                                -------- -------- ----------
  Income (loss) from Continuing
  Operations ..................  $5,713
                                 ------

  Basic EPS
  Income Available to Common
  Shareholders ................   5,713   10,423    $ 0.55
                                                    ======
  Effect of Dilutive Securities
  Stock Options ...............      --      253
                                 ------   ------
  Diluted EPS
  Income Available to Common
  Shareholders ................  $5,713   10,676    $ 0.54
                                 ======   ======    ======

                             HOMESERVICES.COM INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1999
                                 (IN THOUSANDS)



                                                                       PAUL
                                                    MIDAMERICAN       SEMONIN
                                                       REALTY     ACQUISITION(1)
                      ASSETS                       ------------- ----------------
Current assets:
 Cash and cash equivalents .......................   $ 11,544        $ (4,802)
 Mortgage loans held for sale and other
   receivables ...................................     12,477           1,700
 Cash held in trust ..............................      9,489
 Income taxes receivable .........................      1,645
 Other current assets ............................      1,789             820
                                                     --------        --------
                                                       36,944          (2,282)
                                                     --------        --------
Other assets:
 Office property and equipment, net ..............     18,147           1,198
 Intangible assets, net of accumulated
   amortization of $2,327.........................     74,266          10,177
 Investment in 50% or less owned
   entities ......................................        841             830
 Held-to-maturity securities .....................        858
 Available-for-sale securities ...................        355
 Other assets ....................................        590             360
                                                     --------        --------
                                                       95,057          12,565
                                                     --------        --------
    Total assets .................................   $132,001        $ 10,283
                                                     ========        ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ................................   $  3,876        $     --
 Accrued expenses ................................     10,915
 Payable to affiliates ...........................        635
 Cash held in trust ..............................      9,489
 Current portion of agent profit sharing .........        433
 Current portion of long-term debt ...............      3,162              40
 Other current liabilities .......................      1,896           1,010
                                                     --------        --------
                                                       30,406           1,050
                                                     --------        --------
Other liabilities:
 Deferred taxes ..................................         93
 Long-term debt ..................................     56,405             395
 Agent profit sharing ............................      5,069
 Other noncurrent liabilities ....................         90             338
                                                     --------        --------
                                                       61,657             733
                                                     --------        --------
    Total liabilities ............................     92,063           1,783
                                                     --------        --------
Stockholders' equity:
 Common stock, no par value, 10,000
   shares issued and outstanding (actual);
   $0.01 par value, 10,422,943 shares
   issued and outstanding (pro forma) ............         10
 Additional paid-in capital ......................     39,505           8,500
 Notes receivable ................................       (753)
 Accumulated other comprehensive loss ............        (16)
 Accumulated earnings ............................      1,192
                                                     --------        --------
    Total stockholders' equity ...................     39,938           8,500
                                                     --------        --------
    Total liabilities and stockholders'
     equity ......................................   $132,001        $ 10,283
                                                     ========        ========



                                                                       PRO FORMA
                                                          LONG          BEFORE        OFFERING      HOMESERVICES
                                                    ACQUISITION (2)    OFFERING    ADJUSTMENTS(3)    PRO FORMA
                      ASSETS                       ----------------- ------------ ---------------- -------------
Current assets:
 Cash and cash equivalents .......................     $ (7,115)       $   (373)       $30,250       $ 29,877
 Mortgage loans held for sale and other
   receivables ...................................        1,355          15,532                        15,532
 Cash held in trust ..............................          245           9,734                         9,734
 Income taxes receivable .........................                        1,645                         1,645
 Other current assets ............................                        2,609                         2,609
                                                       --------        --------        -------       --------
                                                         (5,515)         29,147         30,250         59,397
                                                       --------        --------        -------       --------
Other assets:
 Office property and equipment, net ..............        1,296          20,641                        20,641
 Intangible assets, net of accumulated
   amortization of $2,327.........................       14,700          99,143                        99,143
 Investment in 50% or less owned
   entities ......................................                        1,671                         1,671
 Held-to-maturity securities .....................                          858                           858
 Available-for-sale securities ...................                          355                           355
 Other assets ....................................           37             987                           987
                                                       --------        --------        -------       --------
                                                         16,033         123,655             --        123,655
                                                       --------        --------        -------       --------
    Total assets .................................     $ 10,518        $152,802        $30,250       $183,052
                                                       ========        ========        =======       ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ................................     $    123        $  3,999        $    --       $  3,999
 Accrued expenses ................................        1,574          12,489                        12,489
 Payable to affiliates ...........................        8,000           8,635                         8,635
 Cash held in trust ..............................          245           9,734                         9,734
 Current portion of agent profit sharing .........                          433                           433
 Current portion of long-term debt ...............          169           3,371                         3,371
 Other current liabilities .......................                        2,906                         2,906
                                                       --------        --------        -------       --------
                                                         10,111          41,567             --         41,567
                                                       --------        --------        -------       --------
Other liabilities:
 Deferred taxes ..................................                           93                            93
 Long-term debt ..................................          407          57,207                        57,207
 Agent profit sharing ............................                        5,069                         5,069
 Other noncurrent liabilities ....................                          428                           428
                                                       --------        --------        -------       --------
                                                            407          62,797             --         62,797
                                                       --------        --------        -------       --------
    Total liabilities ............................       10,518         104,364             --        104,364
                                                       --------        --------        -------       --------
Stockholders' equity:
 Common stock, no par value, 10,000
   shares issued and outstanding (actual);
   $0.01 par value, 10,422,943 shares
   issued and outstanding (pro forma) ............                           10             94            104
 Additional paid-in capital ......................                       48,005         30,156         78,161
 Notes receivable ................................                         (753)                         (753)
 Accumulated other comprehensive loss ............                          (16)                          (16)
 Accumulated earnings ............................                        1,192                         1,192
                                                       --------        --------        -------       --------
    Total stockholders' equity ...................                       48,438         30,250         78,688
                                                       --------        --------        -------       --------
    Total liabilities and stockholders'
     equity ......................................     $ 10,518        $152,802        $30,250       $183,052
                                                       ========        ========        =======       ========


          See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET



(1) The amounts shown in this column represent the fair value of assets and liabilities received/assumed in the acquisition of Paul Semonin Realtors, as well as the following adjustments to effect the acquisition (dollars in thousands).



LINE ITEM                                                 DESCRIPTION                                   AMOUNT
-------------------------------------------------------   ----------------------------------------   ------------
   Cash                                                   Cash on hand used                            $ (4,802)
   Mortgage loans held for sale and other receivables     Value of pending real estate contracts          1,700
   Intangible assets, net                                 Goodwill                                       10,177
   Additional paid-in capital                             Contribution from parent                        8,500

(2) The amounts shown in this column represent the fair value of assets and liabilities received/assumed in the acquisition of Long Realty, as well as the following adjustments to effect the acquisition (dollars in thousands).




LINE ITEM                                                 DESCRIPTION                                   AMOUNT
-------------------------------------------------------   ----------------------------------------   ------------
   Cash                                                   Cash on hand used, net of cash
                                                          acquired of $885                             $ (7,115)
   Mortgage loans held for sale and other receivables     Value of pending real estate contracts          1,055
   Intangible assets, net                                 Goodwill                                       14,700
   Payable to affiliates                                  Loan from parent                                8,000

(3) The amounts shown in this column reflect the estimated effect of HomeServices issuance of 2,187,500 shares of its common stock at an assumed initial public offering price of $16 per share, the midpoint of the estimated range of the initial public offering price per share, less estimated fees and expenses of $4.8 million to be paid by HomeServices.

                     SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below as of December 31, 1996, 1997 and 1998 and for the years ended December 31, 1996, 1997 and for the periods ended May 28, 1998 and December 31, 1998 are derived from the audited consolidated financial statements of MidAmerican Realty Services Company and its predecessor, which will be merged with and into HomeServices. The selected consolidated financial data presented below as of December 31, 1994 and 1995 and for the years ended December 31, 1994 and 1995 are derived from the unaudited consolidated financial statements of the predecessor. The selected consolidated financial data as of and for the six months ended June 30, 1999, are derived from the unaudited consolidated financial statements of MidAmerican Realty Services Company, and the selected consolidated financial data as of and for the periods ended May 28, 1998 and June 30, 1998 are derived from the unaudited consolidated financial statements of MidAmerican Realty Services Company and its predecessor. Results for the six months ended June 30, 1999 are not necessarily indicative of HomeServices' results to be expected for the full year.


Results of operations for 1994 and 1995 reflect only the results of Iowa Realty and its consolidated subsidiaries. In 1996, Edina Realty became a subsidiary of Iowa Realty through a reorganization effected by their parent company. HomeServices and its predecessor acquired companies in 1997 and 1998 and accounted for the acquisitions by the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in the consolidated operating results of HomeServices and its predecessor only from their dates of acquisition.

In July 1997, Iowa Realty acquired HOME Real Estate Holdings, Inc. On May 8, 1998, which was before HomeServices acquired Iowa Realty, Iowa Realty sold HOME Real Estate to a third party. Accordingly, the results of operations of the predecessor for 1996, 1997 and 1998 include the results of Iowa Realty and Edina Realty and their consolidated subsidiaries, which, from July 1, 1997 to May 7, 1998, also include the results of HOME Real Estate. HomeServices purchased its predecessor in May 1998 and acquired various other companies thereafter.

You should read the financial data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of MidAmerican Realty Services Company, which will be merged with and into HomeServices, and its predecessor and the related notes appearing elsewhere in this prospectus.



                                                                  PREDECESSOR
                                           ---------------------------------------------------------
                                                      YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------   JAN 1 -
                                                                                           MAY 27,
                                              1994       1995        1996        1997        1998
                                           ---------- ---------- ----------- ----------- -----------
                                             (DOLLARS AND SHARES IN THOUSANDS, EXCEPT AMOUNTS PER
                                                                    SHARE)
STATEMENT OF INCOME DATA:
Commission revenue .......................  $50,967    $58,409    $179,378    $191,083     $74,893
Title fees ...............................       --         --      14,821      16,203       7,575
Other (a) ................................   15,050     12,672      22,092       7,410       3,769
 Total revenues ..........................   66,017     71,081     216,291     214,696      86,237
Commission expense .......................   30,792     35,433     115,331     125,148      49,107
Amortization of pending real
 estate sales contracts ..................       --         --          --          --          --
Depreciation and amortization ............    1,762      2,123       5,103       5,619       2,293
All other operating expenses (a) .........   28,769     29,767      85,162      72,808      31,126
 Total operating expenses ................   61,323     67,323     205,596     203,575      82,526
Operating income (loss) ..................    4,694      3,758      10,695      11,121       3,711
Interest and other income
 (expense), net ..........................     (324)      (942)     (2,582)       (903)        (94)
Income (loss) before income taxes             4,370      2,816       8,113      10,218       3,617
Income taxes (benefit) ...................    1,853      1,471       3,263       4,725       1,664
Minority interest ........................       --         --       1,276         633          --
Net income (loss) ........................  $ 2,517    $ 1,345    $  3,574    $  4,860     $ 1,953



                                                      HOMESERVICES
                                           -----------------------------------
                                                                    SIX MONTHS
                                             MAY 28 -    MAY 28 -     ENDED
                                             DEC. 31,    JUNE 30,    JUNE 30,
                                               1998        1998        1999
                                           ------------ ---------- -----------
                                            (DOLLARS AND SHARES IN THOUSANDS,
                                                          EXCEPT
                                                    AMOUNTS PER SHARE)
STATEMENT OF INCOME DATA:
Commission revenue .......................   $169,647    $26,244    $148,979
Title fees ...............................     14,154      2,455      10,644
Other (a) ................................      6,790      1,019       8,101
 Total revenues ..........................    190,591     29,718     167,724
Commission expense .......................    113,225     16,687     102,085
Amortization of pending real
 estate sales contracts ..................     18,271      4,744          --
Depreciation and amortization ............      4,177        600       3,718
All other operating expenses (a) .........     59,265      7,878      52,242
 Total operating expenses ................    194,938     29,909     158,045
Operating income (loss) ..................     (4,347)      (191)      9,679
Interest and other income
 (expense), net ..........................     (1,334)      (228)     (1,775)
Income (loss) before income taxes              (5,681)      (419)      7,904
Income taxes (benefit) ...................     (2,247)      (166)      3,278
Minority interest ........................         --         --          --
Net income (loss) ........................   $ (3,434)   $  (253)   $  4,626

                                                        PREDECESSOR                                     HOMESERVICES
                                ----------------------------------------------------------- -------------------------------------
                                                                                                                       SIX MONTHS
                                            YEAR ENDED DECEMBER 31,               JAN 1 -     MAY 28 -     MAY 28 -      ENDED
                                -----------------------------------------------   MAY 27,     DEC. 31,     JUNE 30,     JUNE 30,
                                    1994        1995        1996        1997        1998        1998         1998         1999
                                ----------- ----------- ----------- ----------- ----------- ------------ ------------ -----------
                                                   (DOLLARS AND SHARES IN THOUSANDS, EXCEPT AMOUNTS PER SHARE)
STATEMENT OF INCOME DATA: (CONT.)
Earnings (loss) per share:(b)
 Basic and diluted ............  $    0.54   $    0.29   $   0.76    $   1.03    $    0.41   $    (0.51)  $    (0.04)  $   0.68
Weighted average shares
 outstanding:(b)
 Basic and diluted ............      4,694       4,694      4,694       4,719        4,748        6,779        6,779      6,779
OTHER DATA:
EBITDA (c) ....................  $   6,456   $   5,881   $ 15,798    $ 16,740    $   6,004   $   18,101   $    5,153   $ 13,397
Net cash provided by (used in)
 operating activities .........         68      (2,503)     2,134       5,297        4,991       12,428        5,014     16,198
Net cash used in investing
 activities ...................     (4,004)     (6,502)    (8,874)     (6,759)        (891)     (99,126)     (70,342)    (5,890)
Net cash provided by (used in)
 financing activities .........      3,820       9,571     10,664      (1,575)      (1,940)      89,812       72,133     (1,878)





                                                       PREDECESSOR                           HOMESERVICES
                                      ---------------------------------------------   ---------------------------
                                                                                           AS OF          AS OF
                                                   AS OF DECEMBER 31,                  DECEMBER 31,     JUNE 30,
                                      ---------------------------------------------   --------------   ----------
                                         1994        1995        1996        1997          1998           1999
                                      ---------   ---------   ---------   ---------   --------------   ----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents .........    $   871     $ 1,437     $ 5,627     $ 2,590       $  3,114       $ 11,544
Total assets (a) ..................     52,782      68,341      95,504      62,346        128,520        132,001
Long-term debt, including current
 portion ..........................      5,651       6,090      16,397       7,651         61,445         59,567
Stockholders' equity ..............     18,396      19,741      33,699      36,791         35,194         39,938






                                                         PREDECESSOR
                                       -----------------------------------------------
                                                   YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------
                                           1994        1995        1996        1997
                                       ----------- ----------- ----------- -----------
OPERATING DATA:
Closed transaction sides .............    15,726      16,233      47,836      48,631
Average home sales price
 (in thousands) ......................   $ 106.3     $ 118.8     $ 120.9     $ 127.1
Closed transaction volume
 (Closed transaction sides
 multiplied by average home
 sales price) (in millions) ..........  $  1,671    $  1,928    $  5,783    $  6,183
Average sales commission (%)
 (Commission revenue divided by
 home sales volume) ..................       3.1%        3.0%        3.1%        3.1%
Number of branch offices (at
 period end) .........................        31          32         103         103
Number of sales associates (at
 period end) .........................       944         911       3,063       3,298





                                       PREDECESSOR           HOMESERVICES
                                       ----------- ---------------------------------
                                                                          SIX MONTHS
                                         JAN 1 -    MAY 28 -   MAY 28 -     ENDED
                                         MAY 27,    DEC. 31,   JUNE 30,    JUNE 30,
                                           1998       1998       1998        1999
                                       ----------- ---------- ---------- -----------
OPERATING DATA:
Closed transaction sides .............    18,578      41,580      6,530     33,393
Average home sales price
 (in thousands) ......................   $ 132.3     $ 138.1    $ 130.8    $ 146.0
Closed transaction volume
 (Closed transaction sides
 multiplied by average home
 sales price) (in millions) ..........  $  2,458    $  5,741   $    854   $  4,877
Average sales commission (%)
 (Commission revenue divided by
 home sales volume) ..................       3.0%        3.0%       3.1%       3.1%
Number of branch offices (at
 period end) .........................        98         124         97        123
Number of sales associates (at
 period end) .........................     3,056       4,282      3,032      4,303

-------------------------------

(a) Prior to 1997, the predecessor was also engaged in real estate development operations in addition to real estate brokerage operations in some of the periods presented. All real estate brokerage and development activities were operated by the same corporate entity using shared management, office space and other related services. At the beginning of 1997, the majority of the assets associated with the development operations was transferred to the parent company. These development operations contributed only $0.4 million to "Other" revenues in 1997. Based on the way the brokerage and development operations were managed, only certain revenues, expenses, assets, and liabilities can be specifically identified in the predecessor's statements of income and balance sheets. Revenues from the sale of real estate development projects of $13.9 million, $10.6 million and $14.0 million are included in the line item "Other" revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Cost of real estate sales totaling $11.0 million, $7.4 million and $11.3 million are included in the line item "All other operating expenses" for the years ended December 31, 1994, 1995 and 1996, respectively. Real estate contracts and real estate inventory of $22.5 million, $29.4 million and $23.2 million are included in the line item "Total assets" as of December 31, 1994, 1995 and 1996, respectively. Since 1997, HomeServices has not been engaged in real estate development operations to any significant degree.

(b) Earnings (loss) per share of the predecessor is computed using restated weighted average shares outstanding, after giving effect to a restructuring of its common stock which occurred in 1997. Earnings (loss) per share of HomeServices is computed using the historical weighted average shares of MidAmerican Realty Services Company as of June 30, 1999 of 10,000 shares, after giving effect to the exchange of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in a merger of the two expected to be consummated immediately prior to the offering.

(c) EBITDA is defined as net income (loss) before minority interest, income taxes (benefit) and interest and other income (expense), net, plus depreciation and amortization and amortization of pending real estate sales contracts. HomeServices has included information concerning EBITDA because it believes that it is useful to an investor in evaluating the operating performance of HomeServices as it compares to other companies because this measure is a widely accepted financial indicator used by investors and analysts to compare the operating performance of companies. While EBITDA is routinely used by investors and analysts, it may not necessarily be comparable to other similarly titled measures of other companies due to potential differences in the methods of calculation. EBITDA is not intended to represent cash flows for the periods presented, or results of operations in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(footnote continued)



     The following table presents the calculation of EBITDA for each of the periods shown:





                                                        PREDECESSOR                               HOMESERVICES
                                     ------------------------------------------------- -----------------------------------
                                             YEAR ENDED DECEMBER 31,
                                     -------------------------------------                                        SIX MONTHS
                                                                              JAN 1 -      MAY 28 -    MAY 28 -     ENDED
                                                                              MAY 27,      DEC. 31,    JUNE 30,    JUNE 30,
                                        1994      1995      1996      1997      1998         1998        1998        1999
                                     --------- --------- --------- --------- ---------   ------------ ---------- -----------
                                                  (DOLLARS IN THOUSANDS)
   Net income (loss) ...............  $2,517    $1,345    $ 3,574   $ 4,860   $1,953       $ (3,434)    $ (253)    $ 4,626
   Minority interest ...............      --        --      1,276       633       --             --         --          --
   Income taxes (benefit) ..........   1,853     1,471      3,263     4,725    1,664         (2,247)      (166)      3,278
   Interest and other (income)
    expense, net ...................     324       942      2,582       903       94          1,334        228       1,775
                                      ------    ------    -------   -------   ------       --------     ------     -------
   Operating income (loss) .........   4,694     3,758     10,695    11,121    3,711         (4,347)      (191)      9,679
   Depreciation and
    amortization ...................   1,762     2,123      5,103     5,619    2,293          4,177        600       3,718
   Amortization of pending real
    estate sales contracts .........      --        --         --        --       --         18,271      4,744          --
                                      ------    ------    -------   -------   ------       --------     ------     -------
   EBITDA ..........................  $6,456    $5,881    $15,798   $16,740   $6,004       $ 18,101     $5,153     $13,397

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with the consolidated financial statements and related notes appearing elsewhere in this prospectus.


ACQUISITION HISTORY

HomeServices, as successor by merger to MidAmerican Realty Services Company, entered the real estate brokerage business in May 1998 by acquiring Iowa Realty Co. Inc. and Edina Realty Home Services of Minnesota, both formerly part of AmerUs Home Services Inc. HomeServices expanded its business with the purchases in August 1998 of two additional established real estate brokerage firms in Omaha, Nebraska, HOME Real Estate Holdings Inc. and CBS Real Estate Company, which were merged to form CBS HOME Real Estate Company. In September 1998, HomeServices acquired J.C. Nichols Residential, Inc., a brokerage firm operating in the greater Kansas City area. In December 1998, HomeServices acquired Nebraska Land Title & Abstract. In July 1999, HomeServices acquired Paul Semonin Realtors, a Louisville, Kentucky real estate brokerage firm operating in Kentucky and southern Indiana. In August 1999, HomeServices acquired Long Realty, a Tucson, Arizona real estate brokerage firm operating in Tucson and southern Arizona.

Each acquisition was accounted for as a purchase business combination. All identifiable assets acquired and liabilities assumed were assigned a portion of the acquisition price equal to their fair value at the date of acquisition. Acquired identifiable assets consisted primarily of receivables and property and equipment. The following table displays the purchase price, goodwill recorded and liabilities assumed for the above acquisitions, in thousands of dollars.





                                            PURCHASE     GOODWILL     LIABILITIES
                                              PRICE      RECORDED       ASSUMED
                                           ----------   ----------   ------------
Iowa Realty and Edina Realty ...........    $78,300      $54,607        $31,641
Home Real Estate .......................      5,200        3,145            301
CBS Real Estate ........................      5,300        3,512            637
J.C. Nichols ...........................     16,800       13,128          7,708
Nebraska Land Title & Abstract .........        800          346            273
Paul Semonin ...........................     13,300       10,177          1,783
Long Realty ............................     16,000       14,700          2,518


OVERVIEW

REVENUES. HomeServices' commission revenue consists of sales commissions earned by providing real estate brokerage services to customers in the purchase and sale of new and existing homes. Sales commissions typically range from approximately 5% to 7% of the sales price and may be shared between the seller's broker and the buyer's broker. In transactions in which HomeServices is acting as a broker on either the buy side or the sell side of a transaction and a third-party broker is acting as a broker on the other side of the transaction, HomeServices will typically share approximately 50% of the sales commission with the other broker. In transactions in which HomeServices is acting as the sole broker, HomeServices receives 100% of the sales commission. Commission revenue from sales commissions is recorded as revenue upon the closing of the home sale transaction. For the six months ended June 30, 1999, on a pro forma basis, commission revenues represented approximately 91% of total revenues.

In addition, to a lesser extent, HomeServices earns fee revenue by providing the following services:

     o mortgage origination services for which HomeServices receives various fees--approximately 1% of revenues on a pro forma basis for the six months ended June 30, 1999;

     o title services for which HomeServices receives a fee from the title insurance underwriters or from the home buyer--approximately 5% of revenues on a pro forma basis for the six months ended June 30, 1999;

     o escrow and other closing administrative services for which HomeServices typically receives a fee from home buyers--approximately 1% of revenues on a pro forma basis for the six months ended June 30, 1999; and

     o relocation services for corporate customers; franchise services in which HomeServices provides third parties with the right to use any one of its brand names in connection with the residential activities conducted by such third parties, and for which HomeServices receives a fee from such third parties; and preclosing and home care services for which HomeServices generally receives referral fees from third-party providers--less than 1% of HomeServices' overall revenues on a pro forma basis for the six months ended June 30, 1999.

Revenue derived from title and other services is recorded as revenue at the time that the services are performed.

To date a substantial portion of HomeServices' revenues have been derived from traditional real estate brokerage services. While to date HomeServices has not derived any significant revenues from its E-commerce operations, as HomeServices develops its E-commerce platform, it expects a larger percentage of its revenues will be derived from services other than traditional real estate brokerage services.

EXPENSES. Commission expense represents commissions paid to HomeServices' sales associates and is based on a percentage of the sales commission earned by HomeServices. Typically, the percentage of the sales commissions that is paid to HomeServices' sales associates will vary based on such factors as sales associate productivity and rates that are paid to competing associates in the same local or regional market. The percentage of total commissions which HomeServices or its predecessor has paid to sales associates averaged approximately 65% over the past three years. Similar to commission revenue, commission expense is recorded as an expense upon the closing of the home sale transaction.

Amortization of pending real estate sales contracts is the expensing of the value of real estate sales contracts that are pending when real estate brokerage firms are acquired. Upon the acquisition of real estate brokerage firms, HomeServices establishes an asset for the value of pending real estate sales contracts. HomeServices amortized pending real estate sales contracts for its 1998 acquisitions over three months, reflecting the period over which HomeServices estimated that such contracts resulted in closed real estate transactions.

Each director of HomeServices has received, as compensation for agreeing to serve as a director, fully vested options to purchase 50,000 shares of common stock at an exercise price equal to $5.89, which was the book value of the common stock on June 30, 1999, after giving effect to the issuance of approximately 677.87 shares of HomeServices' common stock in exchange for each share of common stock of MidAmerican Realty Services Company, which merger will occur immediately before closing of the offering. Based on an assumed initial public offering price of $16.00 per share, which is the midpoint of the estimated range of the initial public offering price per share, HomeServices expects to take a one-time charge against net income of $2.4 million in the fourth quarter of 1999.


HomeServices' office property and equipment are depreciated over their estimated useful lives, which range from three to 39 years using straight-line and accelerated methods. As of June 30, 1999, goodwill, net of accumulated amortization, comprised approximately 55.3% of HomeServices' total assets and approximately 186.0% of stockholders' equity. Goodwill arises when an acquirer accounts for a business acquisition under the purchase method of accounting and the purchase price is more than the fair value of the tangible and separately measurable intangible net assets of that business. Goodwill is an accumulation of various factors that HomeServices believes will lead to profits above those that might normally be expected from just acquiring the tangible assets of a business. It can reflect different things for each business acquisition, including factors such as market share, name recognition, competitive position and management. HomeServices amortizes goodwill over its projected life of 30 years on a straight-line basis. Generally accepted accounting principles require that this goodwill and all other intangible assets be amortized over the period benefitted. Amortization represents a noncash deduction in the determination of operating income and so reduces reported earnings, but it does not reduce cash flows.

HomeServices, in accordance with generally accepted accounting principles, analyzes the recoverability of goodwill at each balance sheet date and determines at that time the recoverability of any intangible assets. Management has determined that the period of benefit to be derived from goodwill is at least 30 years. If management had overlooked factors indicating that shorter benefit periods were appropriate for material portions of goodwill, earnings for periods immediately following the acquisition would be overstated. In later years, HomeServices would then be burdened by the continuing charge against earnings without receiving the associated benefits to income expected by management earlier in arriving at the consideration paid for that business. In that case, earnings in later years could even be impaired if management later determines that the goodwill period selected earlier was not appropriate or if management later determines that goodwill is not recoverable as a result of events or changes in circumstances. The amount of the impairment or writeoff would be the difference between the goodwill and the present value of the estimated expected future cash flows over the remaining life of the goodwill. Such writeoff could adversely affect HomeServices' business, financial condition and the market price of its common stock.

Management has reviewed with its independent accountants all of the factors and expected associated future cash flows which it considered in determining the amount paid to acquire companies. Management has concluded that the expected associated future cash flows from goodwill will continue for at least 30 years and that there was no material evidence to indicate that any material portion of the expected benefits from goodwill would dissipate in a shorter period.


All other operating expenses consist primarily of the following: (1) salaries and employee benefits paid to employees, which excludes sales associates; (2) occupancy costs, such as rent and utilities; (3) business promotion and advertising costs; and (4) other general and administrative expenses, including telecommunications, office supplies, professional and management fees, and corporate charges for services provided by MidAmerican Holdings.

Income tax expense reflects the tax effect of book income and expense for each period presented. Although HomeServices and its predecessor were owned by different parents in each period presented, the amounts were calculated for HomeServices as if it filed a separate return.


RESULTS OF OPERATIONS

The following discussions of the historical results of operations of HomeServices and its predecessor describe the results of operations of each entity for its respective periods. Additionally, a discussion of pro forma results for the six months ended June 30, 1999 compared to pro forma results for the six months ended June 30, 1998 is included. Although the pro forma results of operations are not necessarily indicative of the future results of operations of HomeServices, management believes the discussion provides meaningful insight into the operations of the entities which now comprise HomeServices.

Iowa Realty and its consolidated subsidiaries, including Edina Realty, are referred to below as the "predecessor" of HomeServices for periods prior to their acquisition by HomeServices on May 28, 1998. Results of operations of the entities acquired by HomeServices after May 28, 1998, namely, CBS Real Estate Company, HOME Real Estate Holdings Inc. and J.C. Nichols are included from their respective acquisition dates in the third quarter of 1998 and for Nebraska Land Title & Abstract in the fourth quarter of 1998. CBS Real Estate Company, HOME Real Estate Holdings Inc., J.C.

Nichols and Nebraska Land Title & Abstract are referred to below as the "nonpredecessor" acquired entities.

     HISTORICAL RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999, AND PERIODS IN 1998

The following table reflects selected information for the periods indicated in dollars and as a percentage of total revenues. Dollars are in thousands unless otherwise noted.




                                                           HOMESERVICES                                      PREDECESSOR
                             ------------------------------------------------------------------------- -----------------------
                                    SIX MONTHS              MAY 28, 1998            MAY 28, 1998           JANUARY 1, 1998
                                      ENDED                   THROUGH                  THROUGH                 THROUGH
                                  JUNE 30, 1999          DECEMBER 31, 1998          JUNE 30, 1998           MAY 27, 1998
                             ------------------------ ------------------------ ----------------------- -----------------------

Commission revenue .........  $148,979     88.8%        $169,647     89.0 %        $26,244        88.3%    $74,893    86.8 %
Title fees .................    10,644      6.4%          14,154      7.4 %          2,455         8.3%      7,575     8.8 %
Other ......................     8,101      4.8%           6,790      3.6 %          1,019         3.4%      3,769     4.4 %
                              --------  --------     -----------   ---------     -------       -----     -------   ---------
  Gross revenues ...........   167,724    100.0%         190,591    100.0 %         29,718       100.0%     86,237   100.0 %
                              --------  --------     -----------   ---------     -------       -----     -------   ---------
Commission expense .........   102,085     60.9%         113,225     59.4 %         16,687        56.2%     49,107    56.9 %
Amortization of pending
 real estate sales
 contracts .................        --       --           18,271      9.6 %          4,744        15.9%         --      --
Depreciation and
 amortization ..............     3,718      2.2%           4,177      2.2 %            600         2.0%      2,293     2.7 %
All other operating
 expenses ..................    52,242     31.1%          59,265     31.1 %          7,878        26.5%     31,126    36.1 %
                              --------   --------     -----------   ---------     --------       -------     -------   ------
  Total operating
   expenses ................   158,045     94.2%         194,938    102.3 %         29,909       100.6%     82,526    95.7 %
                              --------   --------     ----------   ---------     ---------       -----     -------   --------
Operating income (loss) ....     9,679      5.8%          (4,347)    (2.3)%           (191)       (0.6)%     3,711     4.3 %
Other income (expense),
 net .......................    (1,775)    (1.1)%         (1,334)    (0.7)%           (228)       (0.8)%       (94)   (0.1)%
                              --------   -------     -----------   -------         -------       -----     -------   -------
Income (loss) before
 income taxes ..............     7,904      4.7%          (5,681)    (3.0)%           (419)       (1.4)%     3,617     4.2 %
Income taxes (benefit) .....     3,278      2.0%          (2,247)    (1.2)%           (166)       (0.6)%     1,664     1.9 %
                              --------   --------     -----------   -------         -------       -----     -------   ------
Net income (loss) ..........  $  4,626      2.7%        $ (3,434)    (1.8)%        $  (253)       (0.8)%   $ 1,953     2.3 %
                              ========   ========     ==========    =======         =======       =====     =======   ======
Selected Statistics:
Closed transaction sides ...    33,393                    41,580                     6,530                  18,578
Closed transaction volume
 (in millions) .............  $  4,877                  $  5,741                   $   854                 $ 2,458
Average home sales price....  $  146.0                  $  138.1                   $ 130.8                 $ 132.3

SEASONALITY. Some of HomeServices' real estate brokerage business is subject to seasonal fluctuations because fewer home sale transactions tend to close during the first and fourth quarters of the year. Accordingly, revenues of some of the brokerage firms have historically been weakest in the first and fourth quarters. Although commission expense is variable with closed transactions, many other expenses, such as rent, are fixed. On a consolidated basis, the relationship between HomeServices' expenses and revenues may be subject to significant fluctuation on a quarter-to-quarter basis. As a result, on a consolidated basis, HomeServices' operating results and profitability are lower in the first and fourth quarters relative to the remainder of the year. Accordingly, HomeServices does not believe that its results of operations for the six months ended June 30, 1999 will be indicative of its results of operations for the year ending December 31, 1999.

     RESULTS OF OPERATIONS OF HOMESERVICES FOR THE SIX MONTHS ENDED
     JUNE 30, 1999

REVENUES. Total revenues for the first six months of 1999 were $167.7 million. Commission revenue accounted for 88.8% of total revenues and was generated by the companies acquired by HomeServices in 1998. Compared to the last six months of 1998, the first six months of 1999 reflected a 4.7% increase in the average price of homes. Title fees totaling $10.6 million accounted for 6.4% of total revenues and included title revenues of the brokerage firms and a title services company acquired in December 1998. Other revenues include escrow and closing revenue, mortgage service fee income, franchise fees, relocation and referral revenue and various other revenues.

COMMISSION EXPENSE. Commission expense totaled $102.1 million, or 68.5% of commission revenue, for the six months ended June 30, 1999. Commission expense as a percentage of commission revenue will vary due to sales associate productivity, seasonality and pay scales of the various subsidiaries.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the first six months of 1999 totaled $3.7 million which included $1.2 million of amortization of goodwill related to the 1998 acquisitions.

ALL OTHER OPERATING EXPENSES. All other operating expenses for the first six months of 1999 totaled $52.2 million. Salaries and employee benefits accounted for $24.3 million of the total. Included in salaries and employee benefits for the 1999 six-month period was a higher than usual amount of medical claims and the initiation of the sales agent stock purchase plan. Also included in other operating expenses were additional occupancy and start-up costs due to expansion of the title business in Omaha.

OTHER INCOME (EXPENSE), NET. Other income (expense) for the first six months of 1999 consisted primarily of interest expense. Interest expense for the first six months of 1999 was $2.1 million. Interest expense in 1999 reflected a full six-month amount of interest related to debt used to finance the acquisitions of the nonpredecessor acquired entities in 1998. Initial financing was obtained through borrowings from MidAmerican Holdings. In the fourth quarter of 1998, most of those borrowings were refinanced with the proceeds of a $35.0 million private placement of 7.12% senior notes and borrowings of $25.0 million under a revolving credit facility. Other income was primarily interest income.

INCOME TAXES (BENEFIT). The effective tax rate for the six months ended June 30, 1999, was 41.5% which is higher than HomeServices statutory rate of approximately 40.6% due to permanent tax differences for certain goodwill amortization and other non-deductible expenses.

NET INCOME (LOSS). Net income for the first six months of 1999 was $4.6 million, reflecting operations of the entities acquired in 1998 for the full period.

   RESULTS OF OPERATIONS OF HOMESERVICES FOR THE PERIOD FROM MAY 28, 1998 THROUGH DECEMBER 31, 1998

The results of operations for this period reflect the operations of Iowa Realty and Edina Realty and their subsidiaries for the entire period. They also include the results of operations for the nonpredecessor acquired entities from their date of acquisition through December 31, 1998, which acquisition dates are disclosed above under "--Acquisition History."

REVENUES. Total revenues for the period were $190.6 million. Commission revenue from the real estate brokerage operations was $169.6 million, or 89.0% of total revenues. Title fees for the period were $14.2 million, or 7.4% of total revenues. The amount of title fees is affected by the number of brokerage and refinancing transactions. The number of refinancing transactions during the period was favorably affected by interest rates which were lower than in 1997. Other revenues were $6.8 million, or 3.6% of total revenues. Other revenues include escrow and closing revenue, mortgage service fee income, franchise fees, relocation and referral revenue and various other revenues.

COMMISSION EXPENSE. Commission expense from the real estate brokerage operations was $113.2 million, or 66.7% of commission revenue.

AMORTIZATION OF PENDING REAL ESTATE SALES CONTRACTS. Upon acquiring the real estate brokerage companies, HomeServices established an asset for the value of pending real estate sales contracts. The value of these acquired contracts for the 1998 acquisitions was $18.3 million, which was fully amortized to expense in the period ended December 31, 1998. This was a noncash expense.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the period was $4.2 million, of which $1.3 million was the amortization of goodwill related to the 1998 business acquisitions.

ALL OTHER OPERATING EXPENSES. All other operating expenses for the period totaled $59.3 million, or 31.1% of total revenues. All other operating expenses included salaries and employee benefits of $27.6 million, occupancy costs of $9.1 million, business promotion and advertising expenses of $8.6 million and other operating costs. Although the overall operation of the entities acquired by HomeServices continued basically the same as prior to their acquisition, the period reflects costs related to the acquisitions, such as changing signage and other transition costs.

OTHER INCOME (EXPENSE), NET. Other income (expense) consisted primarily of interest expense, totaling $1.9 million. Initial financing for the acquisitions was obtained through borrowings from MidAmerican Holdings. In the fourth quarter of 1998, most of those borrowings were refinanced with the proceeds of a $35.0 million private placement of 7.12% senior notes and borrowings of $25.0 million under a revolving credit facility. The other income was primarily interest income.

INCOME TAXES (BENEFIT). The effective tax rate for the period was 39.6% which is lower than HomeServices statutory rate of approximately 40.6% due to permanent tax differences for certain goodwill amortization and other non-deductible expenses.

NET INCOME (LOSS). HomeServices net loss for the period from May 28, 1998, through December 31, 1998, was $3.4 million. The net loss included the amortization of the value of real estate sales contracts that were pending at the date of acquisition of the entities acquired by HomeServices in 1998. Amortization of these sales contracts resulted in an $18.3 million noncash charge that reduced net income by $10.9 million. The entire balance of such contracts was expensed as of December 31, 1998.

     RESULTS OF OPERATIONS OF HOMESERVICES FOR THE PERIOD FROM MAY 28, 1998 THROUGH JUNE 30, 1998

The results of operations for this period reflect the operations of Iowa Realty and Edina Realty and their subsidiaries.

REVENUES. Total revenues for the period were $29.7 million. Commission revenue from the real estate brokerage operations was $26.2 million, or 88.3% of total revenues. Title fees were $2.5 million, or 8.3% of total revenues. Other revenues were $1.0 million, or 3.4% of total revenues.

COMMISSION EXPENSE. Commission expense from the real estate brokerage operations was $16.7 million, or 63.6% of commission revenue.

AMORTIZATION OF PENDING REAL ESTATE SALES CONTRACTS. Upon acquiring the real estate brokerage companies, HomeServices established an asset for the value of pending real estate sales contracts. The value of these acquired contracts for the acquisition of the predecessor was $14.2 million, one-third of which was amortized to expense in the period.

ALL OTHER OPERATING EXPENSES. All other operating expenses for the period totaled $7.9 million, or 26.5% of total revenues. All other operating expenses included salaries and employee benefits of $3.5 million, occupancy costs of $1.2 million, business promotion and advertising expenses of $1.4 million and other operating costs. Although the overall operation of the entities acquired by HomeServices continued basically the same as prior to their acquisition, the period reflects costs related to the acquisitions, such as changing signage and other transition costs.

OTHER INCOME (EXPENSE), NET. Other income (expense) consisted primarily of interest expense of $0.3 million related to borrowings from MidAmerican Holdings to finance the acquisition.

INCOME TAXES (BENEFIT). The effective tax rate for the period was 39.6% which is lower than HomeServices statutory rate of approximately 40.6% due to permanent tax differences for certain goodwill amortization and other non-deductible expenses.

NET INCOME (LOSS). HomeServices net loss for the period from May 28, 1998, through June 30, 1998, was $0.3 million. The net loss included the amortization of the value of real estate sales contracts that were pending at the date of acquisition of the entities acquired by HomeServices in May 1998. Amortization of one-third of these sales contracts resulted in a $4.7 million noncash charge that reduced net income by $2.8 million.


     RESULTS OF OPERATIONS OF PREDECESSOR FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 27, 1998


The results of operations for this period reflect the operations of Iowa Realty and Edina Realty and their subsidiaries for the entire period. Iowa Realty sold Home Realty on May 7, 1998. Accordingly, Home Realty's results of operations are not included for the period following the sale.


REVENUES. Total revenues for the period were $86.2 million. Commission revenue from the real estate brokerage operations was $74.9 million, or 86.8% of total revenues. Title fees for the period were $7.6 million, or 8.8% of total revenues. Other revenues were $3.8 million, or 4.4% of total revenues. Other revenues include escrow and closing revenue, mortgage service fee income, franchise fees, relocation and referral revenue and various other revenues.


COMMISSION EXPENSE. Commission expense from the real estate brokerage operations was $49.1 million, or 65.6% of commission revenue.


DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the period was $2.3 million, of which $0.8 million was the amortization of intangibles, including goodwill related to acquisitions.


ALL OTHER OPERATING EXPENSES. All other operating expenses for the period totaled $31.1 million, or 36.1% of total revenues. All other operating expenses included salaries and employee benefits of $14.6 million, occupancy costs of $5.6 million, business promotion and advertising expenses of $5.2 million and other operating costs.


INCOME TAXES (BENEFIT). The effective tax rate for the period was 46.0% which is higher than the predecessor's statutory rate due to permanent tax differences for certain goodwill amortization and other non-deductible expenses.


NET INCOME (LOSS). The predecessors net income for the period from January 1, 1998, through May 28, 1998, was $2.0 million.


     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


The following table reflects selected information of the predecessor for the periods indicated in dollars and as a percentage of total revenues. Dollars are in thousands unless otherwise noted.

                                                                          PREDECESSOR
                                                    -------------------------------------------------------
                                                               1997                         1996
                                                    --------------------------   --------------------------
Commission revenue ..............................    $191,083           89.0%     $179,378           82.9%
Title fees ......................................      16,203            7.5        14,821            6.9
Other ...........................................       7,410            3.5        22,092           10.2
                                                     --------         ------      --------         ------
 Total revenues .................................     214,696          100.0       216,291          100.0
                                                     --------         ------      --------         ------
Commission expense ..............................     125,148           58.3       115,331           53.3
Depreciation and amortization ...................       5,619            2.6         5,103            2.4
All other operating expenses ....................      72,808           33.9        85,162           39.4
                                                     --------         ------      --------         ------
 Total operating expenses .......................     203,575           94.8       205,596           95.1
                                                     --------         ------      --------         ------
Operating income (loss) .........................      11,121            5.2        10,695            4.9
Other income (expense), net .....................        (903)          (0.4)       (2,582)          (1.2)
                                                     --------         ------      --------         ------
Income before income taxes ......................      10,218            4.8         8,113            3.7
Income taxes ....................................       4,725            2.2         3,263            1.5
Minority interest ...............................         633            0.3         1,276            0.6
                                                     --------         ------      --------         ------
Net income ......................................    $  4,860            2.3      $  3,574            1.6
                                                     ========         ======      ========         ======
Selected Statistics:
Closed transaction sides ........................      48,631                       47,836
Closed transaction volume (in millions) .........    $  6,183                     $  5,783
Average home sales price ........................    $  127.1                     $  120.9


REVENUES. Total revenues for 1997 were $214.7 million, a decrease of $1.6 million, or 0.7%, compared to 1996. Commission revenue for 1997 was $191.1 million, an increase of $11.7 million, or 6.5%, compared to 1996. The acquisition by the predecessor in July 1997 of HOME Real Estate accounted for approximately $10.0 million of the increase. The number of brokerage transactions involving the predecessor, excluding the July acquisition of HOME Real Estate, was 46,225 in 1997, a decrease of 1,611, or 3.5%, compared to 1996, primarily as a result of a change in market conditions. The decrease in the predecessor's transactions was more than offset by a 4.8% increase in the average home sales price resulting in an overall increase of 1.3% in the total dollar value of homes sold.


Title fees for 1997 were $16.2 million, an increase of $1.4 million, or 9.3%, compared to 1996. The increase in title fees in 1997 was due to an overall increase in the number of brokerage transactions compared to 1996.

Other revenues for 1997 were $7.4 million in 1997, a decrease of $14.7 million, or 66.5%, compared to 1996. In 1996, the predecessor had real estate development operations that contributed $14.0 million to other revenues. As part of its strategy, the predecessor reduced the significance of this line of business, which contributed only $0.4 million of other revenues in 1997.

COMMISSION EXPENSE. Commission expense from the real estate brokerage operations for 1997 was $125.1 million, an increase of $9.8 million, or 8.5%, compared to 1996. Of the total increase in commission expense, $7.7 million was attributable to the acquisition of HOME Real Estate by the predecessor. Commission expense as a percentage of commission revenue increased from 64.3% in 1996 to 64.9% in 1997.

Net commission revenue from the real estate brokerage operations for 1997 was $65.9 million, an increase of $1.9 million, or 2.9%, compared to 1996.


DEPRECIATION AND AMORTIZATION. Depreciation and amortization for 1997 was $5.6 million, an increase of $0.5 million, or 10.1%, compared to 1996, primarily as a result of a $2.5 million increase in office property and equipment.

ALL OTHER OPERATING EXPENSES. All other operating expenses for 1997 were $72.8 million, a decrease of $12.4 million, or 14.5%, compared to 1996. Although other operating expenses increased in 1997 by $2.1 million due to the acquisition of HOME Real Estate by the predecessor, these increases were more than offset by decreases resulting from a decrease in real estate development related costs. Cost of sales for the real estate development operations discussed under "Other" revenues above totaled $11.3 million in 1996. Additionally, the decrease resulted from the closure of seven offices in the Iowa area and the decrease in related costs, and reduced activity levels for 1997 as compared to 1996. As a percentage of total revenue, all other operating expenses decreased to 33.9% from 39.4%.


OTHER INCOME (EXPENSE). Other income (expense) for 1997 and 1996 consisted primarily of interest expense. Interest expense for 1997 was $1.5 million, a decrease of $2.1 million, or 57.7%, compared to 1996. The decrease in interest expense is attributable to a $20.8 million reduction in borrowings under the predecessor's line of credit and the retirement of $4.0 million of subsidiary subordinated notes.


INCOME TAXES. The higher amount of income tax expense for the year ended December 31, 1997 as compared to the same period in 1996 is primarily the result of the difference in income before income taxes between the periods.


NET INCOME. The predecessor's net income for 1997 was $4.9 million, an increase of $1.3 million compared to 1996. The major reasons for the increase included the acquisition of HOME Real Estate in July of 1997, decreased operating expense, decreased interest expense and a reduction in the minority owners' interest in its Edina Realty subsidiary.


     PRO FORMA RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO PRO FORMA RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998



The following table reflects selected information of HomeServices on a pro forma basis for the six month periods ended June 30, 1999 and 1998. The information is shown in dollars and as a percentage of total revenues. For each period, the pro forma amounts reflect the results of operations of all entities acquired by HomeServices as discussed above under "--Acquisition History." Although the amounts shown in the following table are not necessarily indicative of those that HomeServices would have had if the acquisitions had actually taken place on January 1, 1998, management believes they provide useful insight into the operations of what is now HomeServices. Such belief is based in part on the fact that the operations of the individual entities remain basically intact as they were prior to the respective acquisitions. Dollars are in thousands unless otherwise noted.

                                                                      PRO FORMA SIX MONTHS ENDED JUNE 30,
                                                            -------------------------------------------------------
                                                                       1999                         1998
                                                            --------------------------   --------------------------
Commission revenue ......................................    $188,952       90.7 %       $ 162,432        89.9 %
Title fees ..............................................      10,644        5.1 %          10,344         5.7 %
Other ...................................................       8,759        4.2 %           7,844         4.4 %
                                                             --------     ---------      -------       ---------
 Gross revenue ..........................................     208,355      100.0 %         180,620       100.0 %
                                                             --------     ---------      -------       ---------
Commission expense ......................................     130,879       62.8 %         110,024        60.9 %
Amortization of pending real estate sales contracts .....          --         -- %          21,026        11.7 %
Depreciation and amortization ...........................       4,609        2.2 %           4,215         2.3 %
All other operating expenses ............................      61,123       29.4 %          54,516        30.2 %
                                                             --------     ---------      -------       ---------
 Total operating expenses ...............................     196,611       94.4 %         189,781       105.1 %
                                                             --------     ---------      -------       ---------
Operating income (loss) .................................      11,744        5.6 %          (9,161)       (5.1)%
Other income (expense), net .............................      (2,012)      (0.9)%          (1,612)       (0.9)%
                                                             --------     ---------      -------       ---------
Income (loss) before income taxes .......................       9,732        4.7 %         (10,773)       (6.0)%
Income taxes (benefit) ..................................       4,019        2.0 %          (4,307)       (2.4)%
                                                             --------     ---------      ---------      --------
Net income (loss) .......................................    $  5,713        2.7 %       $  (6,466)       (3.6)%
                                                             ========     =========      =========      =======
Selected Statistics:
Closed transaction sides ................................      42,482                       39,282
Closed transaction volume (in millions) .................    $  6,208                    $   5,368
Average home sales price ................................    $  146.1                    $   136.7

REVENUES. Total revenues for the first six months of 1999 were $208.4 million, an increase of $27.7 million, or 15.4%, compared to the same period in 1998. Commission revenue from the brokerage operations increased $26.5 million, or 16.3%, compared to the same period in 1998. The increase in commission revenue was due to an 8.1% increase in closed transaction sides and a 6.9% increase in the average home sales price. Closed transaction sides increased in part due to acquisitions in May 1998 of residential real estate brokerage firms by two of the HomeServices companies prior to their being acquired by HomeServices.

Title fees for the first six months of 1999 were $10.6 million, an increase of $0.3 million, or 2.9%, compared to same period in 1998. The increase in title fees in the first six months of 1999 compared to the same period in 1998 was due to an increase in title services provided as a result of an increase in the number of brokerage transactions.

Other revenues for the first six months of 1999 were $8.8 million, an increase of $0.9 million compared to the same period in 1998.

COMMISSION EXPENSE. Commission expense from the real estate brokerage operations for the first six months of 1999 was $130.9 million, an increase of $20.9 million, or 19.0%, compared to the same period in 1998. The increase is due primarily to the increase in commission revenue. Additionally, commission expense as a percentage of commission revenue increased from 67.7% in the first six months of 1998 to 69.3% in the first six months of 1999. Commission pay rates are affected by factors such as the number of transaction sides, sales associate productivity, sales associate recruitment programs and the mix of where the transaction sides are produced. Some areas have higher pay schedules and will cause HomeServices overall commission expense percentage of commission revenues to increase if a greater portion of the transaction sides are from that market. The three subsidiaries of HomeServices with the highest payout percentages accounted for 33.4% of HomeServices closed transaction sides for the six months ended June 30, 1999, compared to 30.1% for the same period in 1998. Another factor contributing to the increase in commission expense was that the combined commission expense as a percentage of commission revenue increased by 1.0% for these subsidiaries.

AMORTIZATION OF PENDING REAL ESTATE SALES CONTRACTS. Upon acquiring the real estate brokerage companies, HomeServices established an asset for the value of pending real estate sales contracts. The value of these acquired contracts was $21.0 million, which was fully amortized to expense in the 1998 six-month period. This was a noncash expense.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the first six months of 1999 increased $0.4 million to $4.6 million for the six month ended June 30, 1999. Amortization of goodwill related to the acquisition of the HomeServices companies totaled $1.7 million in each of the periods.


ALL OTHER OPERATING EXPENSES. All other operating expenses for the first six months of 1999 were $61.1 million, an increase of $6.6 million, or 12.1%, compared to the same period in 1998. Approximately $3.2 million of the increase relates to salaries and employee benefits as a result of higher bonuses due to increased sales, improved benefits for some of the acquired entities, the impact of the companies acquired by two of HomeServices subsidiaries in May 1998, and general increases due to inflation. Increased occupancy costs also contributed to the increase. As a percentage of total revenues, all other operating expenses decreased to 29.4% from 30.2%.


OTHER INCOME (EXPENSE), NET. Other income (expense) for the first six months of 1999 and 1998 consisted primarily of interest expense. Interest expense for the first six months 1999 was $2.4 million, an increase of $0.2 million compared to the same period in 1998. Other income was primarily interest income, which decreased in the 1999 period compared to the 1998 period.

INCOME TAXES (BENEFIT). The increase in the income tax expense reflected in the six months ended June 30, 1999 as compared to the six months ended June 30, 1998 is due to the increase in income before income taxes between the same periods.

NET INCOME (LOSS). Net income for the first six months of 1999 was $5.7 million compared to a net loss of $6.5 million for the same period in 1998. The net loss for the 1998 period included the amortization of the value of real estate sales contracts that were pending at the dates of acquisition of entities acquired by HomeServices. The amortization resulted in a $21.0 million noncash charge which reduced net income for the six months ended June 30, 1998, by $12.5 million. Excluding the impact of the noncash charge, net income decreased slightly, due primarily to the affect of the increase in commission expense as a percentage of commission revenues.


LIQUIDITY AND CAPITAL RESOURCES

HomeServices' capital requirements consist primarily of working capital, capital expenditures and acquisitions. Historically, HomeServices has funded its working capital and capital expenditures using cash and cash equivalents on hand. Acquisitions have been financed through borrowings under its revolving credit facility, the private placement of the 7.12% senior notes, loans from MidAmerican Holdings and capital contributions. HomeServices' cash and cash equivalents totaled $11.5 million at June 30, 1999, compared to $3.1 million and $6.8 million at December 31, 1998, and June 30, 1998, respectively.

HomeServices' cash provided by operating activities was $16.2 million for the six months ended June 30, 1999, $12.4 million for the period May 28, 1998, through December 31, 1998, and $5.0 million for the period May 28, 1998, through June 30, 1998. The predecessor's cash provided by operating activities was $5.0 million for the period January 1, 1998, through May 27, 1998, $5.3 million for 1997 and $2.1 million for 1996. The most significant adjustment to net income (loss) for HomeServices' 1998 periods was the amortization of pending real estate sales contracts. For the six months ended June 30, 1999, and at least in the near future, depreciation and amortization, including goodwill amortization, will be a material adjustment to reconcile net income to cash flow from operating activities.

HomeServices' cash used in investing activities was $5.9 million for the six months ended June 30, 1999, $99.1 million for the period May 28, 1998, through December 31, 1998, and $70.3 million for the period May 28, 1998, through June 30, 1998. The predecessor's cash used in investing activities was $0.9 million for January 1, 1998, through May 27, 1998, $6.8 million for 1997 and $8.9 million for 1996. HomeServices' cash used in investing activities for its 1998 periods was primarily a result of $70.1 million for the acquisition of the predecessor and $26.4 million for the acquisitions of the nonpredecessor acquired entities, net of cash received.

HomeServices' cash used by financing activities was $1.9 million for the six months ended June 30, 1999, and cash provided by financing activities of $89.8 million for the period May 28, 1998, through December 31, 1998, and $72.1 million for the period May 28, 1998, through June 30, 1998. The predecessor's cash provided by financing activities was $10.7 million for 1996, while cash used by financing activities was $1.9 million for January 1, 1998, through May 27, 1998, and $1.6 million in 1997. HomeServices' cash provided by financing activities in 1998 was the result of capital contributions, borrowings under HomeServices' revolving credit facility, the issuance of its 7.12% senior notes and a loan from MidAmerican Holdings. Cash used by financing activities in 1997 was primarily a result of the repayment of certain indebtedness of the predecessor. In 1996, cash provided by financing activities was primarily a result of an increase in notes and contracts payable.


In May 1998, HomeServices entered into a revolving credit agreement with MidAmerican Holdings to borrow funds from time to time, primarily to support the acquisition of the predecessor and the nonpredecessor acquired companies. The maximum indebtedness during the life of the agreement through June 30, 1999, was $54.2 million. As of December 31, 1998 and June 30, 1999, there were no borrowings under this agreement. The interest rate on borrowings is equal to the 30-day LIBOR rate plus 1%, which was 5.94% at June 30, 1999. Interest expense recorded on this agreement totaled $1.3 million through June 30, 1999. On June 24, 1999, the revolving credit agreement with MidAmerican Holdings was amended to reduce MidAmerican Holdings' total commitment and HomeServices' borrowing capacity thereunder from $100.0 million to $10.0 million. Amounts borrowed are payable upon demand from MidAmerican Holdings.


In November 1998, HomeServices obtained a $25.0 million, five-year revolving credit facility with $23.5 million utilized as of June 30, 1999. The credit availability under the revolving credit facility declines by $1.5 million every six months beginning in May 1999 through November 2003 with an $11.5 million balloon payment due in November 2003. Amounts outstanding under this revolving credit facility bear interest at either the prime lending rate or LIBOR plus a fixed spread of 1.00% to 2.00% which varies based on HomeServices' cashflow leverage ratio. As of June 30, 1999, the blended average interest rate on the revolving credit facility borrowings was 6.25%. Also, in November 1998, HomeServices issued $35.0 million of 7.12% senior notes due in annual increments of $5.0 million starting in 2004, with the final payment due in 2010. Under the terms of the 7.12% senior notes and the revolving credit facility, HomeServices may not issue, assume or guarantee debt that would cause its total debt to exceed 65% of total capitalization and must maintain equity capitalization of at least $25.5 million. In addition, HomeServices is required to comply with certain other covenants that are listed under "Description of Indebtedness."

HomeServices is currently negotiating final documentation for an amended and restated $75 million senior secured revolving credit agreement with its existing commercial bank and other banks. The amended and restated revolving credit agreement is expected to have a term of three years and to be secured by a pledge of the capital stock of all of the existing and future subsidiaries of HomeServices. The terms of the amended and restated revolving credit agreement are described in more detail under the caption "Description of Indebtedness."

HomeServices believes that the net proceeds that it receives from the offering, together with its cash flow from operations and borrowings under its amended and restated $75 million revolving credit facility, will be adequate to meet its needs for working capital, capital expenditures, debt service, planned acquisitions and the continued development of its E-commerce platform for at least the next year. If, however, net proceeds from the offering and cash flow from operations and borrowings under HomeServices' revolving credit facilities are insufficient to satisfy HomeServices' liquidity requirements, it may need to raise additional funds through public or private financings or the formation of strategic joint ventures. HomeServices cannot assure you that such additional funding, if needed, will be available on favorable terms, or at all. If HomeServices raises additional funds in the future by issuing equity securities, the percentage ownership of its then current stockholders would be reduced, and those equity securities could be preferred securities having rights senior to the common stock.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

HomeServices is subject to changes in interest rates which could negatively impact its business. HomeServices' fixed rate long-term debt does not expose HomeServices to the risk of earnings loss from increased interest expense as a result of changes in the market interest rate, because the rate is fixed. HomeServices has managed its interest rate risk for its variable rate debt, which is based on LIBOR rates, by entering into interest rate swap agreements. The swap arrangements effectively fix the interest rate for that portion of the variable rate debt. In the future, HomeServices may continue using interest rate swaps to reduce risk on the variable debt or, when appropriate, may replace the variable rate debt with fixed rate debt. The table below shows data for HomeServices' interest rate sensitive financial instruments as of December 31, 1998. Amounts are in thousands of dollars and represent principal unless indicated otherwise. The weighted average interest rate for variable rate debt and the receive rate for the swap are based on the implied forward rates in the six-month LIBOR yield curve at December 31, 1998. The following table reflects the scheduled maturities of each respective instrument and does not assume any prepayment. There have been no material changes in the following information between December 31, 1998, and June 30, 1999.




                                                                       EXPECTED MATURITY DATE
                                            ----------------------------------------------------------------------------
                                                                                                                           FAIR
                                               1999       2000       2001       2002       2003     THEREAFTER    TOTAL   VALUE
                                            ---------- ---------- ---------- ---------- ---------- ------------ -------- -------
LIABILITIES
Long-term Debt:
 Fixed rate debt (principal) ..............      436        243        261        281        224      35,000    36,445   37,389
   Weighted average interest rate .........     6.02%      7.56%      7.56%      7.57%      7.25%       7.12%
 Variable rate debt (principal) ...........    3,000      3,000      3,000      3,000     13,000          --    25,000   25,000
   Weighted average interest rate .........     6.28%      6.28%      6.52%      6.59%      6.68%         --
Interest Rate Swap:
 Variable to fixed (notional amount) ......       --         --     12,500         --         --          --    12,500       10
   Weighted average pay rate ..............       --         --       5.05%        --         --          --
   Weighted average receive rate ..........       --         --       5.27%        --         --          --

YEAR 2000 COMPLIANCE

What is generally known as the year 2000 computer issue arose because many existing computer programs and embedded systems use only the last two digits to refer to a year. Therefore, those computer programs do not properly distinguish between a year that begins with "20" instead of "19". If not corrected, many computer applications could fail or create erroneous results. The failure to correct a material year 2000 item could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect HomeServices' results of operations, liquidity and financial condition.

The year 2000 issue could potentially impact systems critical to HomeServices including real estate listing, agent support, accounting, vendor and agent payment processing, payroll, and loan origination systems. HomeServices has performed an inventory of its potential year 2000 issues and has verified the readiness of approximately 90-95% of its systems through a systematic process of assessment, remediation and testing. Under the current plan, HomeServices expects that all of its material systems will be upgraded by September 30, 1999. To date, HomeServices has incurred $1.7 million in costs related to addressing the year 2000 issue. HomeServices does not expect the total remaining cost of readiness to exceed $500,000.

Additionally, HomeServices' business operations are heavily dependent upon service providers, most significantly communication providers. HomeServices is inquiring of its material third-party vendors and service providers, including multiple listing service providers, regarding the status of their year 2000 readiness preparations. HomeServices expects to have this assessment complete by the end of September 1999. To date, HomeServices has assessed over 70% of its material third party vendors and service providers to determine that they have taken actions to minimize the risk of year 2000 problems that would impede their ability to maintain a business relationship with HomeServices. Approximately 67% of HomeServices material third parties have responded affirmatively. HomeServices is continuing to follow up with its material third parties which did not respond or whose response was not adequate enough to be considered by HomeServices as affirmative at this time. The process used to assess material third parties entails obtaining information about their year 2000 preparedness activities via correspondence, published reports and/or websites, and by direct contact (in person or via telephone) as necessary for additional details about their year 2000 readiness, supply chain assessment, contingency planning activities and other relevant information. The results of each assessment are documented and returned to the material third party for verification, clarification or correction. It is important to note that the purpose of HomeServices' supply chain/business partner assessment initiative is not to obtain specific assurances that its material third parties are year 2000 compliant (which is an attribute of hardware and software, not of organizations), but rather to determine they have taken appropriate actions to minimize the risk of problems stemming from year 2000 problems that would impede their ability to maintain a business relationship with HomeServices. Due to inescapable uncertainties about the year 2000 issue, HomeServices cannot assure you that material third party vendors and service providers will be unaffected by year 2000-related problems. Any failure by HomeServices' material third-party vendors and service providers to comply in a timely manner could have a material adverse effect on its operations.

Year 2000 risk scenarios that are applicable to HomeServices have been identified and written contingency plans have been developed. The objective of HomeServices' contingency planning effort is to determine the potential causes, symptoms, triggers and effects of specific risks and to develop individual plans in response to each of these risks. Each plan consists of mitigation and recovery tasks to minimize impact in the event of occurrence of a specific risk scenario. Scenarios that have been identified as applicable to HomeServices include, but are not limited to, loss of internal and external voice and data communications, inability to occupy facilities, loss of business applications, and miscellaneous business interruptions. HomeServices' contingency plans under development by HomeServices specify staffing requirements, preventive actions to be taken, and transition and validation activities, as well as recovery tasks to be exercised in the event that year 2000 problems are encountered during the transition to 2000. The contingency plans will be subjected to ongoing review and refinement through the remainder of the year.


In each of HomeServices' future acquisitions, HomeServices intends to evaluate the systems of the acquired companies to determine whether their systems are year 2000 ready. If an acquired company's systems are not year 2000 ready, HomeServices intends to prepare a plan to bring the systems into a state of readiness. While HomeServices cannot guarantee you that all future acquired companies will be year 2000 ready on a timely basis, the cost of bringing such companies into a state of readiness is not expected to have a material adverse effect on HomeServices' financial condition or results of operations. Nonetheless, HomeServices may experience material unexpected costs associated with bringing such companies into a state of readiness.

SEASONALITY


HomeServices' real estate brokerage business is subject to seasonal fluctuations because fewer home sale transactions tend to close during the first and fourth quarters of the year. Accordingly, revenues of some of HomeServices' operating subsidiaries historically have been strongest in the second and third quarters of the calendar year. While commissions are paid to sales associates only upon the sale of a home, many of HomeServices' other expenses, such as rent, are fixed. As a result, on a consolidated basis, the relationship between HomeServices' expenses and revenues may be subject to significant fluctuation on a quarter-to-quarter basis. HomeServices believes its charges for occupancy, telecommunications, professional fees, data processing, equipment leasing, office expense, corporate charges, and depreciation, which approximated 11% of total 1998 operating expenses on a historical basis, are costs that can not be significantly reduced in the short-term during a seasonal slow down.


IMPACT OF INFLATION AND INTEREST RATE CHANGES


HomeServices' results of operations are sensitive to changes in the U.S. economy and the economies of the markets in which it operates and, to a lesser extent, interest rates, particularly home mortgage rates. During periods of inflation, the value of residential real estate increases. While increases in the value of residential real estate typically lead to corresponding increases in HomeServices' commissions per transaction side, inflation typically also causes mortgage interest rates to increase. As mortgage interest rates increase, the level of residential transaction volume declines, leading to decreased commission revenue and decreased revenue from the related ancillary services. Additionally, HomeServices' title businesses receive revenues from refinancing transactions that also decline during periods of high interest rates.

                                   BUSINESS


OVERVIEW


HomeServices.Com Inc. is the second largest residential real estate brokerage firm in the United States based on aggregate closed transaction sides in 1998 for its various brokerage firm operating subsidiaries. HomeServices' operations are largely concentrated in the Midwest. HomeServices also offers integrated real estate services, including mortgage and title insurance services, and is developing various related E-commerce services. HomeServices currently operates primarily under the Edina Realty, Iowa Realty, J.C. Nichols, CBS HOME, Paul Semonin Realtors and Long Realty brand names in the following eleven states:
Minnesota, Iowa, Arizona, Kansas, Missouri, Kentucky, Nebraska, Wisconsin, Indiana, North Dakota and South Dakota. HomeServices occupies the number one or number two market share position in each of its major markets based on aggregate closed transaction sides for the year ended December 31, 1998. HomeServices' major markets consist of the following metropolitan areas:
Minneapolis and St. Paul, Minnesota; Des Moines, Iowa; Omaha, Nebraska; Kansas City, Kansas; Louisville, Kentucky; Springfield, Missouri; and Tucson, Arizona. The real estate brokerage firms that comprise HomeServices collectively manage 146 branch offices, have more than 5,800 sales associates and have operated for between 12 and 84 years, with an average of approximately 54 years.

In addition to providing traditional residential real estate brokerage services, HomeServices also cross sells to its existing real estate customers preclosing services, such as mortgage origination, closing administrative services and title abstracting, and provides referrals for other preclosing and postclosing services provided by third parties, such as home warranty, home inspection, home security, property and casualty insurance, home maintenance and home repair. HomeServices intends to significantly expand these services in the future, particularly through E-commerce. In August 1999, HomeServices launched preliminary activities under its E-commerce platform with the commencement of its on-line mortgage origination business and on-line referral services for home warranty, home security, home inspection and property and casualty insurance. While this on-line business has just commenced and has not produced any revenues to date, HomeServices has been receiving mortgage and referral applications on-line and has transactions in process. However, no revenues will be recognized from these services until the transactions close. HomeServices believes that its E-commerce business will allow it to significantly increase sales of existing products and services and to offer new products and services, such as E-loans and on-line referrals for preclosing and postclosing services.

According to National Association of Realtors, the median length of the home ownership life cycle is seven years, which means that half of all homes are owned by the same person for seven years or more and half of all homes are owned by the same person for less than seven years. This home ownership life cycle includes the process of buying a home, maintaining and repairing the home over the years, and eventually reselling and purchasing a new home. Of this home ownership life cycle, the real estate broker's relationship with its customer during the listing process and sale and purchase transaction has typically lasted for 90-120 days. According to a 1997 survey conducted for the National Association of Realtors, 78% of the recent home buyers who responded to the survey stated that the opportunity to handle some or all of their home buying services through their real estate company would be appealing to them, while 66% stated that if they had the opportunity to redo their own home buying experience, they would choose a real estate company that offers many services required in connection with settlement of a home purchase, such as real estate listings, mortgage applications, inspections, appraisals, title insurance and legal work, which the survey refers to as "one-stop shopping." HomeServices provides many of the services that are considered by the survey to be "one-stop shopping." HomeServices believes that the strong relationships it develops with its customers afford it a unique opportunity to expand its business by maintaining and strengthening its customer relationships by offering, at no cost to its customers, referrals for additional basic home services initiated at closing and a variety of other products and services used after the closing of a home purchase. HomeServices receives referral fees from the service providers under contracts entered into with the service providers. HomeServices believes that by offering these additional services to its customers, particularly by means of E-commerce, it can assist its customers through each stage of the median seven-year home ownership life cycle and maintain its customers throughout the home ownership experience. HomeServices believes that the customer knowledge that it gains during the sale and/or purchase process allows it to target its particular services to the home buyer's specific needs. In addition, as HomeServices further develops its E-commerce operations launched in August 1999, it will seek to generate banner advertising and sponsorship revenues from its E-commerce operations.



HomeServices' consumer-centric business model of the typical home ownership experience is illustrated by the diagram below which depicts the stages of the home ownership life cycle and the business opportunities for HomeServices throughout the cycle:


    CONSUMER-CENTRIC BUSINESS MODEL OF THE TYPICAL HOME OWNERSHIP EXPERIENCE


[GRAPHIC OMITTED]




-------------------------------
* HomeServices plans to make these referral services available to Internet customers generally by means of E-commerce at no cost to the customer. HomeServices currently provides referrals for a variety of Concierge Services and Home Dividends services to its existing customers for no charge. HomeServices generates referral fees from service providers pursuant to agreements with the service providers. In addition, as HomeServices further develops its E-commerce operations, it will seek to generate banner advertising and sponsorship revenues in the future as a result of its E-commerce operations.

The following chart lists the preclosing services and Concierge Services currently being offered or referred by each of HomeServices' real estate brokerage subsidiaries.





                                    EDINA REALTY     IOWA REALTY     J.C. NICHOLS     CBS HOME   PAUL SEMONIN   LONG
                                   --------------   -------------   --------------   ---------- -------------- -----
Services offered:
 Title .........................        -                -                                -          -
 Escrow ........................        -                -                                -
 Mortgage ......................        -                -               -                -          -              -
Services referred:
 Property and casualty insurance        -                -               -
 Home warranty .................        -                -               -                -          -              -
 Home inspection ...............        -                -                                -
 Home security .................        -                -               -                -


GROWTH STRATEGY


HomeServices' business objective is to become a seamless provider of a comprehensive menu of products and services for the total home ownership experience, particularly by means of E-commerce. HomeServices' growth strategy comprises the following elements:


     o Selective acquisitions and consolidations. HomeServices intends to continue to expand into new geographic markets within the highly fragmented United States residential real estate brokerage industry by generally targeting the acquisition of real estate brokerage firms with the following primary attributes: local brand name recognition, significant market share in their existing markets, which may be city, state or regional markets, strong sales associate relationships, successful operators and operations, fee income upside and significant closed transaction sides volume. HomeServices will also continue to pursue opportunities to consolidate two or more acquired companies where such consolidation would create a real estate brokerage firm with significant closed transaction volume within its existing market while providing it with opportunities to increase revenues through cross selling its products and services. HomeServices is demonstrating its ability to successfully close and integrate real estate brokerage acquisitions. Since May 1998, HomeServices has acquired and integrated into its operations seven major residential real estate brokerage firms.


     o Expanding its presence in its existing markets. Based on aggregate closed transaction sides, the brokerage firms that comprise HomeServices occupy the number one or number two market share position in each of HomeServices' major markets. HomeServices believes that it is well positioned to expand the coverage of its existing markets under the same brand names primarily through opening additional offices, hiring additional sales associates and the incremental acquisitions in HomeServices' existing service areas.


     o Cross selling real estate related products and services. HomeServices intends to use the information it learns about consumers through home purchasing transactions, such as the characteristics of their properties, length of ownership, their age and financial circumstances, to cross sell its existing products and services and to generate referrals for new products and services provided by third parties, including home maintenance and repair, to its existing realty customer base. These existing products and services include, most significantly, mortgage origination, title insurance and escrow services, as well as referrals for services such as property and casualty insurance, home warranty, home inspection and home security. HomeServices earns fees from the providers of these services for loans or sales originated by it at no cost to the customer. As

          HomeServices acquires additional real estate brokerage firms, it will expand the cross selling of such products to the customers of the newly acquired companies, thereby further maximizing revenue opportunities from its real estate buyers.

     o Offering referrals for various home care and other products and services, particularly by means of E-commerce. While HomeServices derived less than 1% of its revenues from referral and related products and services in 1998, HomeServices plans to significantly expand its referral services to include various additional home care products and services, including Concierge Services, Home Dividends services, E-commerce related services and nonrealty related services. HomeServices believes that by offering these additional products and services, it will be able to serve the needs of homeowners throughout the complete home ownership cycle. HomeServices expects these referrals to be accessible by telephone as well as the Internet. HomeServices will provide these services to its customers at no cost while generating referral fees from third-party service providers of such products and services. In addition, as HomeServices continues to develop its E-commerce operations which were launched in August 1999, HomeServices is seeking to generate banner advertising and sponsorship revenues from its E-commerce operations. HomeServices expects to offer the following types of services to new and existing customers, particularly through HomeServices' developing E-commerce platform:

          -- Concierge Services to assist home purchasers at and after closing. Through its Concierge Services, HomeServices intends to offer its home buyers the opportunity to obtain in a timely and efficient manner the basic home services that are initiated at closing and are necessary to operate a new home. These offerings generally include the following services, some of which HomeServices currently provides referrals for: local and long distance telephone service, Internet service, cable television, newspaper delivery, home security, home warranty, property and casualty insurance, electricity and natural gas, waste disposal and moving. Since these services are necessary to the home buyer and a consumer decision usually must be made by closing, HomeServices believes that, given its strong relationship with and access to its customers, there are significant opportunities to earn revenues by offering referrals for such services to its customers.

          -- Home Dividends services to assist home purchasers with home maintenance and repair. Through its Home Dividends services, HomeServices plans to offer referrals for home maintenance and repair products and services that home owners generally need shortly following a home purchase and throughout the typical cycle of home ownership. HomeServices intends to offer customers referrals for quality products and services such as roofing, siding, decking, remodeling, windows, landscaping, plumbing, electrical, heating, ventilation and air conditioning and appliances.

          -- Broad-based E-commerce services. Through its developing E-commerce operations, HomeServices intends to offer E-loans to its existing real estate customers and other Internet users, as well as provide referrals for other products and services offered as part of HomeServices' Concierge Services and Home Dividends operations. HomeServices believes that it will have the capability to offer E-loan services by the end of the third quarter of 1999.

          -- Nonrealty related referrals. HomeServices believes that as an extension of its Concierge Services and Home Dividends programs, it will have the opportunity to offer referrals to vendors of products and services that are not directly related to home ownership. HomeServices believes that these referrals may include entertainment, leisure and recreational activities and consumer products and services of a more general nature for its existing realty customer base and for Internet customers generally.

          While HomeServices currently provides some of these products and services through traditional means, such as referrals for certain Concierge Services including home warranty, home inspection and home security, it believes that as it continues to develop its E-commerce platform, which was launched in August 1999, this aspect of its business will grow proportionately.



COMPETITIVE STRENGTHS

HomeServices believes that the following competitive strengths differentiate it from its real estate brokerage competitors:

     o Long-established presence in its markets with well-recognized brand names and leading market shares. While HomeServices' predecessor was formed in May 1998, the real estate brokerage firms that comprise HomeServices have operated for between 12 and 84 years, with an average operating history in excess of approximately 54 years. These companies occupy the number one or number two position in each of HomeServices' major markets and enjoy strong brand-name recognition, attributes from which HomeServices expects to benefit as it expands its service offerings.


     o Comprehensive range of services. HomeServices believes that its current product offerings position it as a full-service provider in the residential real estate industry. HomeServices believes its ability to offer brokerage, preclosing and postclosing products and services enables it to generate incremental revenues by cross selling services to its existing realty customer base.


     o Larger scale of operation than the competition. As one of the leading companies in the industry, HomeServices enjoys certain economies of scale and is able to spread costs and investments, such as marketing and technology, over a larger revenue base. In addition, HomeServices' size permits it to offer and cross sell efficiently a broader array of services than smaller firms and enables it to take advantage of acquisition and consolidation opportunities.

     o Experienced management. The five chief executive officers of HomeServices and its real estate brokerage subsidiaries have between 22 and 39 years experience in the real estate industry, with an average of 27 years, including leadership positions in national realty organizations. This senior management team combines a deep knowledge of HomeServices' local markets with an understanding of industry trends and a proven ability to identify, effect and integrate acquisitions. They have served as agents and brokers as well as managers of their respective firms.

     o Efficient sales associates. HomeServices is dedicated to the recruitment, training and retention of both new and experienced sales associates and provides extensive programs aimed at improving sales associates' marketing skills and increasing their knowledge and awareness of the issues and laws affecting the real estate industry. Based on information provided by Real Trends, an industry publication, the productivity of the sales associates at the various brokerage firm operating subsidiaries that comprise HomeServices of
          15.8 aggregate closed transaction sides per sales associate in 1998 compares favorably to an industry average of 13.2 for the top 500 residential real estate brokerage firms, excluding Home Services. HomeServices believes the productivity level of its sales associates is among the highest in the industry based on aggregate closed transaction sides. HomeServices intends to continue to recruit additional highly qualified sales associates, targeting, in particular, sales associates with experience in the real estate industry and longstanding referral relationships within the community. Since January 1, 1998, the brokerage firm operating subsidiaries that comprise HomeServices have added approximately 435 sales associates to the HomeServices branch network.


INDUSTRY


HomeServices believes that the residential real estate industry has undergone a period of continued growth which, combined with certain characteristics and trends creates an opportunity for HomeServices to leverage its strengths to its competitive advantage. HomeServices believes most important of these industry characteristics and trends are:


     o Fragmentation. The residential real estate brokerage industry remains primarily a local and highly fragmented industry. According to Real Trends, in 1998, the companies comprising HomeServices and the other top four residential brokers accounted for only 5.2% of the total national market based on closed transaction sides, while the top 500 firms accounted for less than 20.0%. HomeServices believes this fragmentation presents it with numerous acquisition opportunities.


     o Emergence of the Internet. In the real estate and mortgage business, the Internet is fast becoming a major marketing tool. According to a report issued by Strategic Planning Services, mortgage originations over the Internet are expected to grow from $4.1 billion in 1998 to nearly $100.8 billion by 2003 as customers recognize the convenience and benefits of shopping for and refinancing their mortgages and home equity loans on-line. HomeServices believes that in addition to marketing its traditional residential brokerage, mortgage and title services on-line, the Internet provides it with significant opportunities to offer its Concierge Services and Home Dividends services. As part of its strategy, HomeServices will seek to attract Internet customers outside of its existing realty customer base by providing a broad array of E-commerce offerings, which may be tailored to the local or regional markets in which it operates or provided on a more expansive basis.


     o Size and Recent Growth of Market. Based on information reported by the National Association of Realtors and the United States Census Bureau, the 1998 domestic residential real estate market for existing and new home sales consisted of more than 11.7 million transaction sides, representing more than $950.0 billion in aggregate closed transaction value. Closed transaction value represents the gross sales price for a closed home purchase and is a standard measure of market size. In recent years, the overall domestic residential real estate market has demonstrated continued growth in home sales and rising home prices. According to the National Association of Realtors, sales of existing single-family homes in the Midwest reached 1.2 million in 1998, which represents an average annual growth rate of 5.6% since 1990. In addition, the sales growth has accelerated in recent years, as evidenced by average annual growth of 7.0% since 1995. In 1998, the Midwest regional median price for existing single-family homes was $114,300, which represents an average annual increase of 6.8% from 1990.


REAL ESTATE BROKERAGE OPERATIONS


The following chart depicts the number of branch offices, sales associates and employees as of June 30, 1999 and the number and volume of transactions for 1998 for HomeServices. All figures are presented on a pro forma basis.

                                                                                           PAUL               HOMESERVICES
                                EDINA REALTY   IOWA REALTY   J.C. NICHOLS    CBS HOME    SEMONIN     LONG        (TOTAL)
                               -------------- ------------- -------------- ------------ --------- ---------- --------------
Branch Offices ...............          69            29            16              9         11        12           146
Sales Associates .............       2,151           958           700            494        666       853         5,822
Employees ....................         668           299           166            125        114       120         1,492
Number of Transactions(1)
 for 1998 ....................      31,300        20,300         9,900         10,300      7,800     8,400        88,000
Volume of Transactions
 for 1998 (in billions) ......      $  4.6        $  2.4         $ 1.5          $ 1.4     $  1.1    $  1.1        $ 12.1

-------------------------------
(1) This figure includes the buying and selling sides of a home purchase transaction. 88,000 represents the total number of closed transaction sides, of which approximately 45,000 were buy side transactions.


HomeServices acts as a broker or agent in residential real estate transactions. In performing these residential real estate services, HomeServices represents either the seller, as the listing broker, or the buyer, as the buyer's agent, in the sale. When acting as a broker for the seller, HomeServices provides its customers with the following services:

     o assisting the seller in pricing the property and preparing it for sale;

     o    advertising the property and showing it to the buyer;

     o    assisting the seller in negotiating the terms of the sale;

     o ensuring that the transaction is in compliance with any applicable federal, state and local regulations; and

     o    closing the transaction.

In exchange for providing these services as the seller's broker, the seller pays HomeServices a commission upon the closing of the real estate transaction, which is generally a fixed percentage of the sales price. Gross listing commissions typically range from 5% to 7% of the sales price and may be shared between the seller's broker and the buyer's broker. When acting as the seller's broker, HomeServices enters into an exclusive agency relationship with the seller, which means that HomeServices is entitled to receive a sales commission upon the closing of the sale transaction regardless of whether HomeServices, the seller or any other person locates the buyer.

When acting as a broker for the buyer, HomeServices provides its customers with the following services:

     o assisting the buyer in locating properties that come within the buyer's personal and financial specifications;

     o    showing properties to the buyer;

     o    assisting the buyer in negotiating the terms of the sale;

     o monitoring compliance of the transaction and the property with any applicable federal, state and local regulations; and

     o    closing the transaction.

In exchange for providing these services as the buyer's broker, HomeServices receives a commission upon the closing of the real estate transaction that is generally a fixed percentage of the purchase price. With the consent of the seller's broker, this commission is usually payable from the sales commission paid by the seller to the seller's broker.

In transactions in which HomeServices is acting as a broker on either the buy side or sell side of a transaction and a third-party broker is acting as broker on the other side of the transaction, HomeServices will typically share approximately 50% of the sales commission with the other broker.

In certain circumstances, and only with the consent of both the buyer and seller, HomeServices may act as the buyer's broker and the seller's broker in the same transaction. HomeServices receives 100% of the sales commission in transactions in which it acts as the sole broker.

Typically, the percentage of the real estate commissions received by HomeServices that is then paid to HomeServices' sales associates will vary based on factors determined by HomeServices, such as sales associate productivity and rates that are paid to competing associates in the same local or regional market. The percentage of total commissions which HomeServices has paid to sales associates has averaged approximately 65% over the past three years.

The following table sets forth the real estate sales commissions and related data of HomeServices during the periods indicated below. These results are shown on a pro forma basis, including all entities shown in the June 30, 1999 unaudited pro forma financial statements.




                                                     YEARS ENDED                        SIX MONTHS
                                                    DECEMBER 31,                      ENDED JUNE 30,
                                       ---------------------------------------   -------------------------
                                           1996          1997          1998          1998          1999
                                       -----------   -----------   -----------   -----------   -----------
                                                             (DOLLARS IN THOUSANDS)
Sides ..............................      76,021        75,761        87,974        39,282        42,482
Average sales price per home .......     $ 121.8       $ 129.8       $ 138.0       $ 136.7       $ 146.1
Average sales commission (%)
 (Gross commission revenues
 divided by home sales volume) .....         3.1%          3.1%          2.9%          3.0%          3.0%
Real estate sales commissions ......    $288,138      $309,326      $356,433      $162,432      $188,952

SALES ASSOCIATES

HomeServices had more than 5,800 sales associates as of June 30, 1999 after giving effect to the Paul Semonin Realtors and Long Realty acquisitions. Sales associates are not employees of HomeServices, but operate under independent contractor agreements. Each sales associate signs an independent contractor agreement with HomeServices that establishes the relationship between the sales associate and HomeServices as that of an independent contractor rather than employee and employer. Under this agreement, HomeServices agrees that the sales associate may share with other sales associates and sales assistants the use of HomeServices' offices and facilities for the purposes of engaging in the real estate brokerage business. The sales associate agrees to be responsible for his or her personal business expenses and payment of all state and federal income taxes and self-employment taxes. The sales associate further agrees that all listings will remain the separate and exclusive property of HomeServices. Either HomeServices or the sales associate can terminate the independent contractor relationship at any time upon written notice given to the other.

As independent contractors, sales associates are paid solely by commission on the basis of closed sales transactions and do not receive a salary or benefits from HomeServices, although they may have access to certain benefits through HomeServices' plans. Upon the consummation of the offering, sales associates will be eligible to participate in HomeServices' non-employee stock purchase plan. Sales associates have participated in prior stock purchase plans maintained on their behalf. HomeServices maintains errors and omissions insurance coverage, referred to herein as E&O insurance, for each of its sales associates. Some of HomeServices' real estate brokerage subsidiaries require their sales associates to contribute towards the maintenance of such E&O insurance.

HomeServices is dedicated to the recruitment, training and retention of its sales associates. HomeServices provides extensive training programs for its new and experienced sales associates aimed at improving their marketing skills and increasing their knowledge and awareness of the issues and laws affecting the real estate industry and their productivity. New sales associates attend a four-week training program which prepares them for entry into the real estate brokerage industry. Additional training is provided after sales associates have worked in the field. Finally, more seasoned sales associates have access to an eight-week program which is structured to improve their business and professional skills. While industry results vary widely, from 1996 to 1998, the annual productivity of the sales associates employed by the individual companies that comprise HomeServices increased by 9.7% from 14.4 to 15.8 transaction sides per sales associates. Based on closed transaction sides for sales associates, which HomeServices believes is the optimal indicator of sales associate productivity, HomeServices believes the productivity level of its sales associates is among the highest in the industry.


MORTGAGE OPERATIONS

HomeServices offers mortgage origination services, primarily for loans in which it acted as the broker in the home purchase transaction. Originations refer to the general process of arranging mortgage financing on behalf of the customer for the purchase of property or for the refinancing of an existing mortgage. HomeServices currently provides a substantial portion of these mortgage origination services through a residential joint venture with Norwest Mortgage Inc., a subsidiary of Norwest Bank and one of the largest mortgage originators in the United States. Pursuant to the joint venture, HomeServices evaluates the mortgage loans it originates against underwriting standards of Norwest Mortgage. The joint venture employs loan originators and supervisory staff and purchases processing, underwriting and closing services from Norwest Mortgage. Under a services agreement between Norwest Mortgage and the joint venture, Norwest Mortgage provides these services and is reimbursed by the joint venture for the costs incurred on comparable terms to those Norwest Mortgage is reimbursed by its own loan production offices. Profits earned by the joint venture after payment of the amounts owed to Norwest Mortgage which amount varies, and all other expenses are then divided equally between HomeServices and Norwest Mortgage. Since Norwest Mortgage underwrites and services the mortgages, HomeServices retains none of the servicing responsibilities or liabilities for the mortgages it originates and Norwest Mortgage bears the losses from any failure by a mortgagor to pay principal, interest or other amounts under a mortgage.

Plaza Mortgage, a wholly owned subsidiary of J.C. Nichols, also originates, processes, underwrites and closes mortgages. Plaza Mortgage's underwriting loan commitments are contractual obligations in its own name to mortgage loan applicants. Before underwriting the loan commitment, Plaza Mortgage performs a credit analysis to confirm that the loan would meet the particular guidelines established by several investors with whom Plaza Mortgage has established relationships. Prior to closing with the mortgage applicant, Plaza Mortgage obtains a commitment that an investor will purchase the loan after the closing at an agreed upon price on the condition that the loan meets the investor's particular investment guidelines. Plaza Mortgage then sells the mortgage, typically within two weeks, to the investor and, after it is sold, retains no service rights or interest carrying costs. During the period after Plaza Mortgage closes the loan and before it sells the mortgage to the investor, Plaza Mortgage would incur the cost if the interest rate paid by HomeServices on borrowings made by it to fund the loan at closing is higher than the interest rate paid on the mortgage by the mortgagee.

On a pro forma basis for the year ended December 31, 1998, HomeServices originated approximately $590.4 million in mortgages, of which approximately 45% represented mortgages originated by HomeServices through its joint venture with Norwest Mortgage Inc., 23% represented mortgages originated and underwritten by Plaza Mortgage and approximately 32% represented mortgages originated and underwritten by loan providers whose arrangements are no longer in place. On a pro forma basis for the year ended December 31, 1998 and the six months ended June 30, 1999, approximately $2.2 million and $1.2 million, respectively, of HomeServices' revenues were generated by its mortgage operations.


TITLE, ESCROW AND CLOSING SERVICES

In all markets in which it operates other than Iowa and Kansas, HomeServices performs abstracting, examination, search, endorsements, recordation, preparation of title policy documents when acting as agent for Chicago Title and other title insurance companies and closing services as part of its title insurance services. HomeServices acts as a title agent in such transactions and does not underwrite the insurance. Iowa is the only state that does not authorize residential title insurance. Instead, Iowa uses abstract companies to provide the history (abstract) to lawyers for their review and warranty. In Iowa, HomeServices prepares property abstracts for titles for real estate agencies, attorneys, financial institutions and other parties involved in the selling or financing of real estate. Kansas significantly restricts residential real estate brokers from also performing title operations. HomeServices receives fees for all of the above services in addition to retaining a substantial portion of title insurance premiums in states other than Iowa and Kansas.

In addition, HomeServices owns an escrow services company which provides a range of real estate closing services to home buyers and sellers, including third-party closings in which HomeServices is not otherwise involved. These services include escrowing funds and processing closing documents. Revenues from title, escrow and closing services are generated by transaction fees, which tend to fluctuate with HomeServices' brokerage revenues. A total of 32% of title, escrow and closing revenues have come from transactions in which HomeServices is not the real estate broker. On a pro forma basis for the year ended December 31, 1998 and the six months ended June 30, 1999, approximately $24.5 million and $11.9 million of HomeServices' revenues were generated by its title, escrow and closing services.


RELOCATION SERVICES

HomeServices offers corporations a variety of specialized services primarily concerned with facilitating the resettlement of transferred employees. HomeServices believes that these relocation services minimize the stress and inconvenience for the transferees and their families while maximizing cost-effectiveness to the corporations. These relocation services generally include:

     o    home-finding assistance;

     o    home-selling assistance;

     o    group-move coordination;

     o    inspection services;

     o    international relocation assistance;

     o    cost-of-living comparisons;

     o    school and neighborhood comparisons;

     o    moving services;

     o    mortgage services; and

     o    expense management.

HomeServices believes that the relocation services it provides to corporate clients, directly or indirectly through major third-party relocation companies, enable it to develop longstanding relationships with the transferred employees themselves. HomeServices believes that these transferred employees are particularly in need of Concierge Services and Home Dividends services because they most likely would be relocating to areas unfamiliar to them. On a pro forma basis for the year ended December 31, 1998, HomeServices generated approximately $258,000 in fees for relocation services.


CONCIERGE SERVICES

HomeServices believes that it will be able to effectively provide its customers, and particularly its buy-side customers, a broader and more comprehensive range of services than its competitors by offering Concierge Services, at no cost. Concierge Services arrange for the initiation at closing of basic home services necessary to the home buyer, such as local and long-distance telephone service, Internet service, cable television, newspaper delivery, home security, home warranty, property and casualty insurance, electricity, natural gas, waste disposal and moving. HomeServices believes it is especially well-positioned to offer Concierge Services, on a targeted basis, to its captive buy-side customers with whom it has developed relationships during the home purchasing experience.

HomeServices has begun to offer referrals for a variety of these Concierge Services through Edina Realty and certain other subsidiaries and intends to commence offering these services on a company-wide basis in the fourth quarter of 1999. HomeServices is currently offering referrals for the following Concierge Services:

     o    local and long distance telephone service;

     o    Internet service account establishment;

     o    newspaper delivery;

     o    home security, including monthly monitoring;

     o home warranty, which is provided by the seller to the buyer as to the nonstructural condition of the home, such as the condition of the heating and air conditioning units;

     o    home inspection;

     o    property and casualty insurance;

     o    waste disposal;

     o    lawn service;

     o    moving; and

     o    locksmith.

HomeServices currently provides referrals to its existing real estate customers through traditional means. HomeServices intends to make these Concierge Services available to its existing realty customer base and Internet customers generally by means of E-commerce.

HomeServices continues to evaluate the types of Concierge Services that it provides and opportunities for expansion. HomeServices receives third-party referral fees for the services listed above from the service providers pursuant to contracts that it has already entered into with the service providers. On a pro forma basis for the year ended December 31, 1998 and the six months ended June 30, 1999, approximately $791,000 and $751,000 of HomeServices' revenues were generated by these Concierge Services. HomeServices plans to significantly expand the types of Concierge Services that it provides and expects to derive a greater percentage of its revenues in the future from Concierge Services.


HOME DIVIDENDS SERVICES

As part of promoting a "one-stop shopping" experience for its customers at closing and throughout the seven-year home ownership cycle, HomeServices plans to provide to its existing customers and to Internet customers generally, through E-commerce, at no cost, referrals for house maintenance and repair related products and services. These products and services will be provided by third-party providers. HomeServices believes that these Home Dividends services will assist a new homeowner through each stage of the home ownership cycle by simplifying their search process for third-party service providers. HomeServices intends to screen and monitor these third-party service providers to ensure that they meet pre-established quality performance standards, although HomeServices does not intend to make any contractual representations to customers as to the quality performance of these providers or to guarantee their performance. The third-party providers are expected to offer services such as:

     o    roofing;

     o    siding;

     o    decking;

     o    remodeling;

     o    windows;

     o    landscaping;

     o    plumbing;

     o    electrical;

     o    heating, ventilation and air conditioning; and

     o    appliances.

In exchange for referring its existing customers to these third-party providers, HomeServices will receive referral fees from the actual third-party providers. HomeServices plans to make these Home Dividends services accessible through the Internet as part of its E-commerce operations. HomeServices believes it will generate revenues from banner advertising on its websites in addition to the referral fees it receives.


E-LOANS

As a part of its E-commerce operations, HomeServices intends to offer to its existing real estate customers and other Internet customers generally the opportunity to originate and refinance mortgages and home equity loans on-line. HomeServices currently provides mortgage origination services but intends to transition these services on-line through E-loans. HomeServices believes its E-commerce operations will position it to earn banner advertising revenues from its websites in addition to the fee-based origination and referral fees.


MARKETING

REAL ESTATE. HomeServices markets its real estate brokerage, mortgage origination, insurance and other ancillary services through a multimedia program. This program includes advertising through major area and local newspapers, the Internet, real estate publications, radio, television, catalogs and direct mail. HomeServices also promotes its websites and E-commerce offerings through these media outlets. HomeServices' advertising and marketing expenses vary based on closed transaction volume and are funded both through commission revenue earned by HomeServices and a marketing fee paid by sales associates to HomeServices. In 1998, on a pro forma basis, HomeServices incurred $18.4 million in business promotion and advertising expense.

HomeServices' individual sales associates also often market HomeServices' business through similar marketing tools as HomeServices. Sales associates are responsible for purchasing the marketing tools they use in their business.

E-COMMERCE OFFERINGS TO AN EXPANDED CUSTOMER BASE. HomeServices believes that it can attract Internet customers outside of its existing realty customer base by providing a broad array of E-commerce services. These E-commerce services, which currently include E-loans and referrals for home warranty, home security, home inspection and property and casualty insurance and, in the future, will include additional referrals for products and services offered as a part of HomeServices' Concierge Services and Home Dividends, may be tailored to the local or regional market in which HomeServices operates or provided on a more expansive basis. HomeServices intends to market its E-commerce service and product offerings, particularly through on-line advertising and reciprocal hyperlinks to other websites that are likely to attract potential home buyers. HomeServices believes that it has already established an on-line presence through its own website and the websites of its brokerage subsidiaries. Certain of HomeServices' brokerage firm operating subsidiaries have already established hyperlinks with leading Internet real estate websites, such as Realtor.com and

HomeAdvisor.com, and with websites of local newspapers in HomeServices' existing markets. These hyperlinks enable HomeServices' brokerage firm operating subsidiaries to access both their existing customers and Internet customers generally without having to incur significant advertising expense.

COMPETITION

The residential real estate brokerage business throughout the United States is highly competitive and is characterized by many small independent real estate brokerage firms, a few major regional players, including Weichert Realtors, Long & Foster and GMAC, and a multiregional player, NRT Incorporated. The largest residential real estate brokerage firm in the United States, including all of its company owned franchise offices, had 348,134 aggregate closed transaction sides in 1998 compared to 88,000 aggregate closed transaction sides in 1998 for the various brokerage firm operating subsidiaries that comprise HomeServices. Despite the fragmented nature of the real estate brokerage business, each of HomeServices' residential real estate brokerage firms commands the number one or number two position in each of its respective major markets. The different types of real estate operations include independent brokers, franchises and co-owned stores.

In the residential real estate brokerage business, HomeServices' real estate brokerage firms compete in their existing markets with regional multioffice independent and franchise real estate organizations, such as Coldwell Banker Burnet and J. D. Reece Realtors, as well as local single office independent real estate organizations. HomeServices also competes nationally with franchise real estate organizations, such as RE/MAX franchises, GMAC, The Prudential and NRT Incorporated, which operates a number of offices under the franchised Century-21, ERA and Coldwell Banker brand names. Companies compete for real estate brokerage business primarily on the basis of services offered, reputation, personal contacts, and, to some degree, price. HomeServices believes that its major competitors in 1999 in the acquisition of other real estate brokerage businesses will be franchise organizations, such as NRT Incorporated and GMAC.

In the real estate brokerage business, companies also compete to obtain the most qualified and experienced sales associates. Competition for these sales associates is based on commission fee rates, services the company offers, its reputation and personal contacts.

In its mortgage loan origination business, HomeServices competes with other mortgage originators, such as mortgage bankers, state and national banks, and thrift institutions, some of which have substantially greater resources than HomeServices. HomeServices competes for loan origination business based on services offered, price and available terms and its ability to obtain referrals through its sales and marketing services. HomeServices employs full-time mortgage consultants who are assigned to various real estate brokerage offices and title offices. The mortgage consultants currently originate mortgage loans primarily from HomeServices' real estate customers. In the E-loans business, which is fragmented with no single dominant player, HomeServices will compete generally with other mortgage originators providing services over the Internet. HomeServices believes it will have a competitive advantage over these rivals because they typically do not have a direct relationship with the customer.

In the Concierge Services and Home Dividends business, HomeServices will continue to compete with other referral services, such as other referral companies or the yellow pages. However, these competitors, unlike HomeServices, typically do not have a direct relationship with the customer.

In the E-commerce business, HomeServices will compete with Internet websites such as Realtor.com and Homestore.com that provide access to similar products or services. HomeServices believes it will have a competitive advantage over these competitors because, unlike HomeServices, these others are not licensed real estate brokers and therefore, typically do not have a direct relationship with the customer.

EMPLOYEES AND SALES ASSOCIATES


As of June 30, 1999, HomeServices employed approximately 1,260 individuals, including 360 part-time employees, and had more than 4,300 sales associates, who are independent contractors and not employees. On a pro forma basis, HomeServices employed approximately 1,490 individuals, including approximately 420 part-time employees, and had more than 5,800 sales associates. None of HomeServices' employees or sales associates is covered by a collective bargaining agreement. Management believes that HomeServices' relations with its employees and sales associates are good.


SERVICES AGREEMENT

Prior to the consummation of this offering, HomeServices and MidAmerican Holdings will enter into a services agreement under which MidAmerican Holdings will provide management, advisory, financial, accounting, legal, employee benefit plan and insurance administration and other services to HomeServices. HomeServices is required to pay a monthly fee in an amount equal to $50,000 plus reimbursement for all reasonable employee and out-of-pocket costs and expenses incurred by MidAmerican Holdings in connection with providing these services. See "Certain Relationships and Related Transactions--Services Agreement."


REGULATION

Real estate brokerage is regulated at both the state and federal levels in the United States. HomeServices' real estate brokerage firms and all sales associates are licensed by their respective state regulatory agencies. State statutes contain general standards for and prohibitions on the conduct of real estate brokers and sales associates and set standards in:

     o disclosure when acting in an agency and dual agency capacity (i.e., representing a seller and a buyer in a transaction);

     o    collecting commissions;

     o    continuing broker and sales associate education;

     o    administering trust funds;

     o    advertising; and

     o    disclosing information in real estate forms.

Under state law, each of HomeServices' realty companies has a duty to supervise and is responsible for the conduct of its sales associates. The states enforce their regulatory authority by responding to consumer complaints and, if appropriate, by taking action against the licensee. The action may include a warning letter or reprimand, a temporary suspension of license or a revocation of license with fines imposed. Each of HomeServices' licensed realty companies strives to avert regulatory complaints by educating its sales associates about state regulations with established training programs. HomeServices' in-house legal department takes primary responsibility for handling any regulatory complaints received by the realty companies concerning their operations and sales associates. HomeServices believes that to date none of the regulatory complaints received by the realty companies have been material. Further, the majority of those complaints have not resulted in any action being taken by the regulatory authority. There are currently no regulatory investigations that, if found to merit regulatory action, would adversely affect HomeServices' ability to conduct business.

On the federal level, HomeServices' real estate brokerage activities are subject to the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which prohibit discrimination and require the disclosure of certain information to borrowers concerning settlement costs.

HomeServices mortgage loan organization activities are subject on the federal level to the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act and the regulations promulgated thereunder which prohibit discrimination and require the disclosure of certain information to borrowers concerning credit and settlement costs. As an approved Fannie Mae and Federal Home Loan Mortgage Corporation mortgage seller, HomeServices is required to comply with Fannie Mae and Federal Home Loan Mortgage Corporation seller guidelines for secondary sale of mortgages. Additionally, there are various state laws affecting HomeServices' mortgage operations, including licensing requirements and substantive limitations on the interest and fees that may be charged. States also have the right to conduct financial and regulatory audits of the loans under their jurisdiction. HomeServices, through its subsidiaries, is licensed to provide mortgage origination services in the jurisdictions in which it operates.


HomeServices' title and escrow services are regulated by state regulatory authorities that possess broad powers relating to the granting and revocation of licenses. These state authorities also regulate insurance rates and the form of policies.


HomeServices' business depends on the validity of, and HomeServices' continued good standing under, the licenses and approvals under which it operates and HomeServices' continued compliance with pertinent regulations. HomeServices therefore devotes a significant amount of effort toward maintaining its licenses and ensuring compliance with applicable regulations, which efforts include maintaining a staff of in-house compliance officers.


LEGAL PROCEEDINGS


In the ordinary course of business, HomeServices and its subsidiaries are involved in legal proceedings incidental to their operations. HomeServices and its subsidiaries are not currently involved in any legal proceedings that management believes would have a material adverse effect on the operations or financial condition of HomeServices and its subsidiaries taken as a whole.


PROPERTIES


HomeServices' principal offices are located in Edina, Minnesota, where HomeServices leases approximately 46,000 square feet of office space. This lease expires in 2003. The rent under this lease is approximately $600,000 per year. In addition, HomeServices has a total of 146 branch offices, substantially all of which are leased. HomeServices' office leases generally have initial terms ranging from three to ten years, with an option to extend the lease for additional periods. The leases are typically net leases, which means that HomeServices is required to pay property taxes, utilities and maintenance. HomeServices believes that its present facilities are adequate for its current level of operations.

                                  MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth information concerning the executive officers, directors and key employees of HomeServices. Ages are as of June 30, 1999. There are no family relationships among any of HomeServices' executive officers, directors and key employees.




NAME                                    AGE                              POSITION
-------------------------------------- ----- ----------------------------------------------------------------
David L. Sokol(1)(2) ................. 42    Chairman; Director
Ronald J. Peltier(1) ................. 49    President and Chief Executive Officer; Director
Steven A. McArthur(1)(2)(3) .......... 41    Senior Vice President, General Counsel and Secretary; Director
Dwayne J. Coben ...................... 40    Senior Vice President and Chief Financial Officer
James L. Anderson .................... 39    Director of Information Technology
Jack W. Frost ........................ 66    President and Chief Executive Officer of J.C. Nichols; Director
R. Michael Knapp ..................... 48    President and Chief Executive Officer of Iowa Realty; Director
Arne M. Rovick ....................... 55    Vice Chairman and General Counsel of Edina Realty
Joseph J. Valenti .................... 51    President and Chief Executive Officer of CBS HOME
George E. Gans III ................... 60    President and Chief Executive Officer of Paul Semonin Realtors
Stephen E. Quinlan ................... 46    President and Chief Executive Officer of Long Realty
Gregory E. Abel ...................... 37    Director
Richard R. Jaros(1)(2)(3) ............ 47    Director
W. David Scott(2)(3) ................. 37    Director

-------------------------------
(1)   Member of the executive committee.
(2)   Member of the compensation committee.
(3)   Member of the audit committee.


The following sets forth biographical information of HomeServices' executive officers, directors and key employees:

DAVID L. SOKOL has been Chairman of HomeServices since its inception in July 1999. He has also been the Chairman of MidAmerican Energy Company since March 1999. Mr. Sokol has been Chairman of MidAmerican Holdings since May 1994 and Chief Executive Officer of MidAmerican Holdings since April 1993. He has been a director of MidAmerican Holdings since 1991 and served as President of MidAmerican Holdings from April 1993 to January 1995. Before his service with MidAmerican Holdings, Mr. Sokol held a variety of senior executive positions in the independent power industry.

RONALD J. PELTIER has been President and Chief Executive Officer of HomeServices since its inception in July 1999. He was Chairman, President and Chief Executive Officer of Edina Realty from 1992 to May 1999. Mr. Peltier also serves as a director for the National Association of Realtors, a director for the RELO Network and is a founder and director for the Realty Alliance, a trade group consisting of the nation's leading brokers. Mr. Peltier joined Edina Realty in 1977, became General Sales Manager in 1983, and became Senior Vice President and General Manager in 1991, where he was responsible for all sales operations and long-range planning for Edina Realty.

STEVEN A. MCARTHUR has been Senior Vice President, General Counsel, Secretary and a director of HomeServices since its inception in July 1999. He has been Senior Vice President, Mergers and Acquisitions of MidAmerican Holdings since March 1999 and had previously served as Executive Vice President and General Counsel of MidAmerican Holdings from February 1991 to March 1999. Mr. McArthur joined MidAmerican Holdings in 1991. From 1988 to 1991, he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988, Mr. McArthur was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.

DWAYNE J. COBEN has been Senior Vice President and Chief Financial Officer of HomeServices since its inception in July 1999. He has also been the Vice President, Utility Development of MidAmerican Energy Company since April 1999. He was a Director, Corporate Development from August 1997 to March 1998 and Corporate Development Vice President from April 1998 to March 1999. Before joining MidAmerican Energy Company, Mr. Coben was Controller, Marketing and Customer Services for BC Hydro from December 1994 to August 1997, and held various business development management positions with BC Hydro from 1990 to 1994.

JAMES L. ANDERSON has been the Director of Information Technology of HomeServices since its inception in July 1999. He has been the Vice President of Business Development for Northern Aurora since April 1998. From 1988 to April 1998, Mr. Anderson held a variety of technology-related positions at Sierra Pacific Power Company, a west coast investor-owned public utility company, including project manager for commercial and industrial billing from 1996 to 1998 and senior systems analyst from 1991 to 1996.

JACK W. FROST has been a director of HomeServices since its inception in July 1999 and President and Chief Executive Officer of J.C. Nichols since February 1, 1990. In 1978, he sold Hardin Stockton, a residential real estate brokerage firm, to Coldwell Banker and, five years later, became the Executive Vice President and National General Manager for Coldwell Banker Residential Group serving in that capacity until 1988. In 1990, Mr. Frost purchased the 75-year-old residential brokerage operation of the J.C. Nichols Company. Mr. Frost is a former Commissioner and Chairman of the Kansas Real Estate Commission.

R. MICHAEL KNAPP has been a director of HomeServices since its inception in July 1999 and President and Chief Executive Officer of Iowa Realty since 1991. Prior to 1991, Mr. Knapp held numerous positions at Iowa Realty including General Sales Manager of the residential division and Senior Vice President. Mr. Knapp is an active member of Pacesetters and the Vision Group, two organizations comprised of the top real estate brokers and owners from across the nation.

ARNE M. ROVICK has been Vice Chairman and General Counsel of Edina Realty since 1986. His other positions at Edina Realty include Chief Administrative Officer, Senior Vice President and Secretary. Prior to such time, Mr. Rovick practiced law in Phoenix, Arizona with the firm of Evans, Kitchel and Jenckes, P.C. In 1986, Mr. Rovick returned to Minnesota as Vice President, General Counsel for Edina Realty.

JOSEPH J. VALENTI has been President and Chief Executive Officer of CBS HOME since its formation in August 1998. He was licensed in the real estate business and worked as a sales associate and office manager from 1976 through 1985. In 1985, Mr. Valenti and two other individuals purchased Wurdeman of Omaha and he became President of the company. In 1987, Wurdeman of Omaha was merged with two other Omaha residential companies to form HOME Realty and he became President of that entity. Upon the acquisition of HOME Realty and CBS Realty by HomeServices, Mr. Valenti became the president of CBS HOME, the merged entity. Mr. Valenti is a past President of the Omaha Area Board of Realtors. He has also been a member and chairperson of multiple local and state realtor committees from 1979 to the present. Mr. Valenti is active in the Omaha Chamber of Commerce and several charities in the Omaha area.

GEORGE E. GANS III has been President and Chief Executive Officer of Paul Semonin Realtors since 1985. Mr. Gans also serves as a director for Realty Alliance and the National Association of Realtors, serves as a member of the Board of Governors for Norton Health Care and for the Norton Hospital Advisory Board and serves on the Advisory Board and Executive Committee for Bank One, Kentucky, NA. Mr. Gans joined Paul Semonin Realtors in 1973 as a sales associate, became an office manager in 1979 and Executive Vice President in 1984.

STEPHEN E. QUINLAN has been President and Chief Executive Officer of Long Realty since August of 1994. From 1976 through 1994, Mr. Quinlan has held a variety of positions at Long Realty including

Sales Associate in residential and commercial areas, Branch Manager, General Manager, and Designated Broker. Mr. Quinlan serves as a member of the Boards of Directors and/or Advisory Boards for Sotheby's International Realty, Cendant Mobility Services, Arizona Compass Bank and Southern Arizona Leadership Council. Mr. Quinlan is also Vice President of a local Realtor Association and a member of the Vision Group.

GREGORY E. ABEL has been a director of HomeServices since its inception in July 1999. He has been Chief Executive Officer of MidAmerican Energy Company since March 1999. Mr. Abel held various executive positions at MidAmerican Holdings from 1992 to March 1999, including responsibility for engineering, construction, accounting and various administrative functions. He has been President and Chief Operating Officer of MidAmerican Holdings since March 1998. Mr. Abel is a Chartered Accountant and from 1984 to 1992 was employed by Price Waterhouse in San Francisco, where he was responsible for clients in the energy industry.

RICHARD R. JAROS has been a director of HomeServices since its inception in July 1999. Mr. Jaros has also been a director of MidAmerican Holdings since March 1991. Mr. Jaros served as President and Chief Operating Officer of MidAmerican Holdings from January 8, 1992 to April 19, 1993 and as Chairman of the Board from April 19, 1993 to May 1994. Until July 1997, Mr. Jaros was Executive Vice President and Chief Financial Officer of Peter Kiewit Sons' Inc. and President of Kiewit Diversified Group, Inc., which is now Level 3 Communications. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of Peter Kiewit Sons' Inc. Mr. Jaros serves as a director of Commonwealth Telephone, RCN Corporation and Level 3.

W. DAVID SCOTT has been a director of HomeServices since its inception in July 1999. Mr. Scott formed Magnum Resources, Inc., a commercial real estate holding company, in October 1994 and has served as its President and Chief Executive Officer since its inception. Mr. Scott has directed the development and expansion of Magnum Resources and its primary commercial real estate subsidiary, the Mega Corporation, through a series of acquisitions as well as a merger of Magnum Resources and the Mega Corporation. Before forming Magnum Resources, Mr. Scott worked for America First Companies, Cornerstone Banking Group and the Kiewit Companies. Mr. Scott has been a director of America First Mortgage Investments, Inc., a mortgage REIT, since 1998.


CLASSIFIED BOARD OF DIRECTORS

HomeServices' board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, together with the provisions of the restated certificate of incorporation that allow the board of directors to fill vacancies in or increase the size of the board of directors, would prevent a stockholder from removing incumbent directors and filling such vacancies with its nominees in order to gain control of the board.


HomeServices' board has resolved that Messrs. Abel and Frost will serve as Class I Directors whose terms expire at the 2000 annual meeting of stockholders. Messrs. Knapp, Scott and Peltier will serve as Class II Directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Sokol, McArthur and Jaros will serve as Class III Directors whose terms expire at the 2002 annual meeting of stockholders.


COMMITTEES OF THE BOARD OF DIRECTORS

HomeServices' board of directors currently has three standing committees: an executive committee, a compensation committee and an audit committee.

HomeServices' executive committee has certain selected powers and rights to exercise the authority of the board of directors between meetings of the board of directors. The current members of the executive committee are Messrs. Sokol, Peltier, McArthur and Jaros.


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

HomeServices' compensation committee reviews and approves or recommends to the board of directors for approval salaries, benefits and stock option grants for all employees, consultants, directors and other individuals, such as sales associates. The compensation committee also oversees the administration of HomeServices' stock option, stock purchase and other employee benefits plans. The compensation committee currently consists of Messrs. Sokol, McArthur, Jaros and Scott.

HomeServices' audit committee reviews HomeServices' internal accounting procedures and considers and reports to the board of directors of HomeServices on other auditing and accounting matters, including the selection of HomeServices' independent accountants, the scope of annual audits, fees to be paid to HomeServices' independent accountants and the performance of HomeServices' independent accountants. The audit committee currently consists of Messrs. McArthur, Jaros and Scott.


COMPENSATION OF DIRECTORS

Nonemployee directors of HomeServices or directors of HomeServices who are full-time employees of MidAmerican Holdings receive, as compensation for their service as directors:

     o    an annual retainer of $10,000;

     o    $500 of committee fees for each committee meeting; and

     o reimbursement for reasonable expenses incurred in connection with attendance at board and committee meetings.

Each director of HomeServices has received, as compensation for agreeing to serve as a director, fully vested options to purchase 50,000 shares of common stock at an exercise price equal to $5.89, which was the book value of the common stock on June 30, 1999, after giving effect to the issuance of approximately 677.87 shares of HomeServices' common stock in exchange for each share of common stock of MidAmerican Realty Services Company, which merger will occur immediately before closing of the offering.


EXECUTIVE COMPENSATION

The following table sets forth the compensation earned for all services rendered to the predecessor to HomeServices.Com Inc. and its subsidiaries in all capacities during 1998 by the Chief Executive Officer of HomeServices and the four other most highly compensated executive officers of HomeServices and its subsidiaries, who earned more than $100,000 in 1998 and who were serving as executive officers of HomeServices and its subsidiaries as of December 31, 1998.

                          SUMMARY COMPENSATION TABLE




                                                           ANNUAL COMPENSATION
                                                    ----------------------------------       ALL OTHER
NAME AND POSITION(1)                                 YEAR       SALARY        BONUS       COMPENSATION(2)
-------------------------------------------------   ------   -----------   -----------   ----------------
Ronald J. Peltier, President and
 Chief Executive Officer of
 HomeServices(3) ................................   1998      $325,000      $123,500         $132,037
Jack W. Frost, President and Chief
 Executive Officer of J.C. Nichols ..............   1998       250,000       100,000            2,457
R. Michael Knapp, President and
 Chief Executive Officer of Iowa Realty .........   1998       225,000       200,250          162,588
Arne M. Rovick, Vice Chairman and
 General Counsel of Edina Realty ................   1998       250,000        95,000          132,849
Joseph J. Valenti, President and Chief
 Executive Officer of CBS HOME ..................   1998       250,000        28,583            5,000


-------------------------------
(1) Each of the executive officers listed earned their 1998 compensation in their capacities as executive officers of subsidiaries of MidAmerican Realty Services, the predecessor to HomeServices.


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


(2) Amounts for 1998 consist of (a) HomeServices' matching contributions to a defined contribution plan of $4,188, $2,457 and $7,344 for Messrs. Peltier, Frost and Knapp, respectively, and $5,000 for each of Messrs. Rovick and Valenti; and (b) long-term compensation earned in the form of a $127,849 credit towards payment of a promissory note for each of Messrs. Peltier, Knapp and Rovick. In addition, the amount for Mr. Knapp includes HomeServices' contributions totaling $18,886 to a supplemental executive retirement plan, a $6,400 contribution to a defined contribution plan and premiums on his behalf totaling $2,109 for long-term disability insurance.

(3) Mr. Peltier received compensation in his capacity as Chairman, President and Chief Executive Officer of Edina Realty, the position he held from 1992 to May 1999.


EMPLOYMENT AGREEMENTS

In May 1998, HomeServices entered into employment agreements with each of Messrs. Peltier, Knapp and Rovick. In August 1998, HomeServices entered into an employment agreement with Mr. Valenti and in September 1998 it entered into an employment agreement with Mr. Frost.

MR. PELTIER. Mr. Peltier's employment agreement provides for an annual base salary of $325,000. Mr. Peltier is also eligible to receive a target award of 30% of base salary, with a maximum award equal to 45% of base salary for each of the fiscal years during which he is employed. Mr. Peltier will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

Mr. Peltier has also entered into a long term incentive compensation plan with HomeServices. Under this plan, Mr. Peltier purchased from HomeServices a total of 84,734 shares of HomeServices' common stock for a purchase price of $381,376. The purchase price was payable to HomeServices contemporaneously with the execution of the employment agreement by delivery of a promissory note in such amount. Mr. Peltier acquired his shares at a purchase price of $4.50 per share, a 71.9% discount to the assumed initial public offering price of $16.00 per share, which is the midpoint of the estimated range of the initial public offering price per share. Each promissory note will mature in May 2003. Mr. Peltier is eligible to have a portion of principal and interest owing under his promissory note forgiven for each of the fiscal years during which he is employed. The credit will be given to Mr. Peltier upon the achievement of certain financial performance goals, each as approved annually by the compensation committee of the board of directors, and upon the recommendation of the Chief Executive Officer of MidAmerican Holdings. The target amount to be forgiven for each fiscal year is 20% of the amount due on the promissory note. The maximum amount to be forgiven for each fiscal year is 40%. If Mr. Peltier does not attain his performance goals and so no amount is to be forgiven, principal and interest on the promissory note are payable by Mr. Peltier when due.

Mr. Peltier is also eligible to participate in the tax-qualified retirement plan and welfare benefit plans of HomeServices in accordance with the terms and conditions of the plans.

If the employment of Mr. Peltier is terminated by HomeServices for reasons other than good cause or if Mr. Peltier should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Peltier's employment agreement terminates in May 2003.

Prior to the closing of the offering, HomeServices intends to amend the financial performance goals contained in the existing employment agreement with Mr. Peltier so that the goals are related to the achievement of certain performance criteria for HomeServices on a consolidated basis rather than solely for Edina Realty.

MR. FROST. Mr. Frost's employment agreement provides for an annual base salary of $250,000. Mr. Frost is also eligible to receive a target award of 40% of base salary, with a maximum award equal to

60% of base salary for each of the fiscal years during which he is employed. Mr. Frost will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

Mr. Frost is also eligible to participate in the tax-qualified retirement plan and welfare benefit plans of HomeServices in accordance with the terms and conditions of the plans.

If the employment of Mr. Frost is terminated by HomeServices for reasons other than good cause or if Mr. Frost should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Frost's employment agreement terminates in September 2003.

MR. KNAPP. Mr. Knapp's employment agreement provides for an annual base salary of $225,000. Mr. Knapp is also eligible to receive a target award of 70% of base salary, with a maximum award equal to 100% of base salary for each of the fiscal years during which he is employed. Mr. Knapp will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

Mr. Knapp has also entered into a long term incentive compensation plan with HomeServices. Under this plan, Mr. Knapp purchased from HomeServices a total of 84,734 shares of HomeServices' common stock for a purchase price of $381,376. The purchase price was payable to HomeServices contemporaneously with the execution of the employment agreement by delivery of a promissory note in such amount. Mr. Knapp acquired his shares at a purchase price of $4.50 per share, a 71.9% discount to the assumed initial offering price of $16.00 per share, which is the midpoint of the estimated range of the initial public offering price per share. Each promissory note will mature in May 2003. Mr. Knapp is eligible to have a portion of principal and interest owing under his promissory note forgiven for each of the fiscal years during which he is employed. The credit will be given to Mr. Knapp upon the achievement of certain financial performance goals, each as approved annually by the compensation committee of the board of directors, and upon the recommendation of the Chief Executive Officer of MidAmerican Holdings. The target amount to be forgiven for each fiscal year is 20% of the amount due on the promissory note. The maximum amount to be forgiven for each fiscal year is 40%. If Mr. Knapp does not attain his performance goals and so no amount is to be forgiven, principal and interest on the promissory note are payable by Mr. Knapp.

If the employment of Mr. Knapp is terminated by HomeServices for reasons other than good cause or if Mr. Knapp should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Knapp's employment agreement terminates in May 2003.

MR. ROVICK. Mr. Rovick's employment agreement provides for an annual base salary of $250,000. Mr. Rovick is also eligible to receive a target award of 30% of base salary, with a maximum award equal to 100% of base salary for each of the fiscal years during which he is employed. Mr. Rovick will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

Mr. Rovick has also entered into a long term incentive compensation plan with HomeServices. Under this plan, Mr. Rovick purchased from HomeServices a total of 84,734 shares of HomeServices' common stock for a purchase price of $381,376. The purchase price was payable to HomeServices contemporaneously with the execution of the employment agreement by delivery of a promissory note in such amount. Mr. Rovick acquired his shares at a purchase price of $4.50 per share, a 71.9% discount to the assumed initial public offering price of $16.00 per share, which is the midpoint of the estimated range of the initial public offering price per share. Each promissory note will mature in May 2003. Mr. Rovick is eligible to have a portion of principal and interest owing under his promissory note forgiven for each of the fiscal years during which he is employed. The credit will be given to Mr. Rovick upon the achievement of certain financial performance goals, each as approved annually by the compensation committee of the board of directors, and upon the recommendation of the Chief Executive Officer of MidAmerican Holdings. The target amount to be forgiven for each fiscal year is 20% of the amount due on the promissory note. The maximum amount to be forgiven for each fiscal year is 40%. If Mr. Rovick does not attain his performance goals and so no amount is to be forgiven, principal and interest on the promissory note are payable by Mr. Rovick when due.

Mr. Rovick is also eligible to participate in the tax-qualified retirement plan and welfare benefit plans of HomeServices in accordance with the terms and conditions of the plans.

If the employment of Mr. Rovick is terminated by HomeServices for reasons other than good cause or if Mr. Rovick should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Rovick's employment agreement terminates in May 2003.

MR. VALENTI. Mr. Valenti's employment agreement provides for an annual base salary of $175,000. Mr. Valenti is also eligible to receive a target award of 70% of base salary, with a maximum award equal to 100% of base salary for each of the fiscal years during which he is employed. Mr. Valenti will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

In addition, Mr. Valenti receives an annual supplement of $75,000 and is entitled under his employment agreement to receive minimum gross compensation of $250,000 per year. Therefore, if the total of Mr. Valenti's annual base salary of $175,000 and annual target awards does not exceed $250,000 for any year, HomeServices will not pay to Mr. Valenti any incentive compensation for that year. If the total of Mr. Valenti's annual base salary and target award for any year exceeds $250,000, then HomeServices will pay Mr. Valenti the excess as incentive compensation.

Mr. Valenti is also eligible to participate in the tax-qualified retirement plan and welfare benefit plans of HomeServices in accordance with the terms and conditions of the plans.

If the employment of Mr. Valenti is terminated by HomeServices for reasons other than good cause or if Mr. Valenti should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Valenti's employment agreements terminates in August 2002.

In connection with the acquisitions of Paul Semonin Realtors and Long Realty in 1999, HomeServices entered into employment agreements with Messrs. Gans and Quinlan.

MR. GANS. Mr. Gans' employment agreement provides for an annual base salary of $175,000. The term of Mr. Gans' employment agreement is for 18 months, at which time HomeServices and Mr. Gans may mutually agree to continue the agreement or negotiate mutually acceptable terms and conditions for a term of an additional 18 months.

MR. QUINLAN. Mr. Quinlan's employment agreement provides for an annual base salary of $225,000. Mr. Quinlan is also eligible to receive an award of up to a maximum of 45% of base salary for each of the fiscal years during which he is employed. Mr. Quinlan will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors of HomeServices approves the incentive award computations, based upon the recommendation of the President of HomeServices. The term of Mr. Quinlan's employment agreement is for five years.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of the board of directors of HomeServices consists of Messrs. Sokol, McArthur, Jaros and Scott. Mr. Sokol is Chairman of the board of directors of HomeServices. Mr. McArthur is Senior Vice President, General Counsel and Secretary of HomeServices.


EMPLOYEE STOCK PURCHASE PLAN


HomeServices has adopted, and MidAmerican Holdings, as the majority shareholder of HomeServices, has approved, an employee stock purchase plan, effective as of the consummation of the offering. The purpose of the employee stock purchase plan is to align the interests of employees and stockholders by encouraging participants to purchase shares of common stock. The employee stock purchase plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, and to provide participants with the tax advantages provided by Section 423. A total of 250,000 shares of common stock has been authorized for issuance under the employee stock purchase plan, subject to adjustment in the event of a recapitalization, stock split, stock dividend or other similar transaction. The description of the employee stock purchase plan set forth herein is qualified by reference to the form of employee stock purchase plan filed as an exhibit to the registration statement that includes this prospectus.


The employee stock purchase plan will be administered by the compensation committee. The compensation committee may make rules and regulations and establish procedures for the administration of the employee stock purchase plan as it deems appropriate.

Subject to certain procedural requirements, all employees of HomeServices who have at least one year of service and work more than twenty hours per week will be eligible to participate in the employee stock purchase plan, except that employees who are "highly compensated" within the meaning of Section 414(q) of the Code and employees who are five percent or more stockholders of HomeServices or a subsidiary of HomeServices will not be eligible to participate. Designations of corporations participating in the employee stock purchase plan may be made from time to time by the compensation committee from among the subsidiaries of HomeServices, including corporations which become subsidiaries after approval and adoption of the employee stock purchase plan.

Pursuant to the employee stock purchase plan, each eligible employee will be permitted to purchase shares of common stock through regular payroll deductions in an aggregate amount equal to % to % of the employee's base pay. Under the employee stock purchase plan, a participant's right to purchase shares of common stock cannot accrue at a rate which exceeds $25,000 of fair market value of common stock in any calendar year.

Participating employees will be able to purchase shares of common stock with payroll deductions on the last day of each purchase period within each cycle, at a purchase price equal to the lesser of:

     o 85% of the fair market value of common stock on the date the cycle begins; and

     o 85% of the fair market value of common stock on the last day of the purchase period.

A right to purchase shares of common stock which is granted to a participant under the employee stock purchase plan is transferable only by will or the laws of descent and distribution, and is exercisable, during the participant's lifetime, only by the participant.

The compensation committee may from time to time amend or terminate the employee stock purchase plan. No such amendment or termination may adversely affect the rights of any participant without the consent of such participant and, to the extent required by Section 423 of the Code or any other law, regulation or stock exchange rule, no amendment will be effective without the approval of stockholders entitled to vote on the amendment. Additionally, the compensation committee may make such amendments as it deems necessary to comply with applicable laws, rules and regulations.

Since the amount of benefits to be received by each participant is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under the employee stock purchase plan is not determinable.


NON-EMPLOYEE STOCK PURCHASE PLAN


HomeServices has adopted, and MidAmerican Holdings, as the majority shareholder of HomeServices, has approved, a non-employee stock purchase plan, effective as of the consummation of the offering. The non-employee stock purchase plan will be made available to HomeServices' sales associates. The purpose of the non-employee stock purchase plan is to align the interests of sales associates with the interests of HomeServices' stockholders by encouraging participants to purchase shares of common stock. The non-employee stock purchase plan will operate substantially the same as the employee stock purchase plan described above, except that non-employees will not be entitled to any of the tax benefits afforded to employees. A total of 250,000 shares of common stock has been authorized for issuance under the non-employee stock purchase plan, subject to adjustment in the event of a recapitalization, stock split, stock dividend or other similar transaction. The description of the non-employee stock purchase plan is qualified by reference to the form of non-employee stock purchase plan filed as an exhibit to the registration statement that includes this prospectus.



1999 EQUITY INCENTIVE PLAN


On       , 1999, HomeServices adopted, and on       , 1999, MidAmerican
Holdings, as its majority stockholder, approved, HomeServices' 1999 equity incentive plan. A maximum of 3,000,000 shares of common stock has been reserved for issuance under the equity plan. The number of shares authorized is generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event.


Pursuant to the equity plan, HomeServices may grant awards which may consist of:

     o stock options, including incentive stock options and nonqualified stock options;

     o    restricted stock; and/or

     o    other stock-based awards.

From and after the consummation of the offering, the equity plan is intended to satisfy any applicable requirements of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Code, and will be interpreted in a manner consistent with the requirements of those rules and regulations.

The equity plan will be administered by the compensation committee established by the board of directors, which has been organized so as to satisfy the provisions of Rule 16b-3 and Section 162(m). The compensation committee has full authority, subject to the provisions of the equity plan, to, among other things, determine the persons to whom awards will be granted, determine the terms and conditions, including any applicable performance criteria, of the awards, and prescribe, amend and rescind rules and regulations relating to the equity plan.

Grants of awards may be made under the equity plan to selected employees, independent contractors and directors of HomeServices.

STOCK OPTIONS. Stock options may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. Pre-offering option awards will be made at

"book value" and post-offering grants will be based upon the average of the high and low sales price of HomeServices' stock at the date of grant. Options granted pursuant to the equity plan will become exercisable at such times and under such conditions as the compensation committee may prescribe. The option exercise price is payable by any one of the following methods or a combination thereof: (1) in cash or by personal check, certified check, bank cashier's check or wire transfer; (2) in stock owned by the participant for at least six months prior to the date of exercise and valued at its fair market value on the effective date of such exercise; or (3) in such other manner as the compensation committee may authorize. The compensation committee may also authorize "reload options" which is an option for the number of shares surrendered in exercising a previously granted option. Generally, unless the optionee voluntarily resigns or is terminated for cause, previously vested options will remain outstanding for the remainder of the option term.

No person may be granted stock options under the equity plan in any calendar
year representing an aggregate of more than   shares of common stock, which
number shall be subject to equitable adjustment as described above.

RESTRICTED STOCK. A restricted stock award is an award of common stock which is subject to restrictions on transferability and other restrictions, if any, as the compensation committee may impose at the date of grant. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment, or upon the satisfaction of pre-established performance goals, as the compensation committee may determine. These goals may be based upon one or more of the following criteria: pretax or after-tax income; operating profit; return on equity, assets, capital or investment; earnings or book value per share; sales or revenues; operating expenses; stock price appreciation; and the implementation or completion of critical projects or processes. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock.

Upon termination of employment or termination of the independent contractor relationship or termination of service as a director during the applicable restriction period, restricted stock and any accrued but unpaid dividends that are at that time subject to restrictions will be forfeited unless the compensation committee provides otherwise. The compensation committee can determine, by rule or regulation or in any award agreement, or in any individual case, that restrictions or forfeiture conditions relating to restricted stock will be waived in whole or in part in the event of terminations resulting from specified causes. The compensation committee can accelerate the lapsing of all or any portion of any outstanding restrictions on the restricted stock.

No person may be granted restricted stock under the equity plan in any calendar
year representing an aggregate of more than    shares of common stock, subject
to equitable adjustment as described above.

OTHER AWARDS; CHANGE IN CONTROL. Other awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the equity plan. The compensation committee has the sole and complete authority to determine the terms and conditions of these awards.

Upon the occurrence of a "change in control" following the offering, all then outstanding options will become fully exercisable and any restrictions or other conditions to the vesting of restricted shares or other equity awards will be removed. "Change in control" is as defined in the equity plan, which excludes a variety of transactions involving MidAmerican Holdings' ownership.

TRANSFERABILITY. Except as otherwise determined by the compensation committee, awards granted under the equity plan may be transferred only by will or by the laws of descent and distribution.

AMENDMENT AND TERMINATION. The equity plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the board of directors or the compensation committee, in whole or in part, except that no amendment that requires stockholder approval in order for the equity plan to continue to comply with Section 162(m), state law, stock exchange requirements or other applicable law will be effective unless the amendment has received the required stockholder approval. In addition, no amendment may be made which adversely affects any of the rights of any award holder previously granted an award, without the holder's consent.



OUTSTANDING AWARDS. On       , 1999, HomeServices granted to    stock options
to acquire    shares of common stock at an exercise price of $  . These stock
options vest     . As of September 20, 1999, no decision has been made as to the number, the identity of the recipients or the other terms of stock option awards.

                      PRINCIPAL AND SELLING STOCKHOLDERS


The table below presents information regarding the beneficial ownership of the common stock as of September 1, 1999 and as adjusted to reflect the sale of the shares of common stock offered hereby by:


     o each person known by HomeServices to be the beneficial owner of five percent or more of its outstanding common stock;


     o each of the executive officers of HomeServices listed in the Summary Compensation Table above;


     o    each of the directors of HomeServices; and


     o    all directors and executive officers of HomeServices as a group.


Unless otherwise indicated, HomeServices believes that each beneficial owner below has sole voting and investment power over such shares.




                                                    SHARES OF COMMON
                                                   STOCK BENEFICIALLY       SHARES   SHARES OF COMMON STOCK
                                                    OWNED BEFORE THE        BEING      BENEFICIALLY OWNED
                                                        OFFERING           SOLD(1)     AFTER THE OFFERING
                                                ------------------------ ----------- -----------------------
NAME OF BENEFICIAL OWNER                         NUMBER(2)   PERCENTAGE     NUMBER      NUMBER    PERCENTAGE
----------------------------------------------- ----------- ------------ ----------- ----------- -----------
MidAmerican Energy Holdings Company(3).........  7,841,600      95.22%    1,562,500   6,279,100      60.24%
Ronald J. Peltier .............................    153,036       1.85            --     153,036       1.46
Jack W. Frost .................................     50,000          *            --      50,000          *
R. Michael Knapp ..............................    153,036       1.85            --     153,036       1.46
Arne M. Rovick ................................    103,036       1.25            --     103,036          *
Joseph J. Valenti .............................         --       --              --          --         --
David L. Sokol ................................     50,000          *            --      50,000          *
Steven A. McArthur ............................     50,000          *            --      50,000          *
Gregory E. Abel ...............................     50,000          *            --      50,000          *
Richard R. Jaros ..............................     50,000          *            --      50,000          *
W. David Scott ................................     50,000          *            --      50,000          *
All executive officers and directors as a group
 (14 persons) .................................    709,108       8.21            --     709,108       6.55


-------------------------------
*   Less than one percent.

(1)  Represents shares of common stock to be sold by MidAmerican Holdings.

(2) Beneficial ownership of common stock owned before the offering includes the fully vested options to purchase 50,000 shares of common stock granted to each director of HomeServices.

(3)  MidAmerican Holdings' address is 666 Grand Avenue, Des Moines, Iowa 50303.

(4) Messrs. Sokol, McArthur and Abel are officers of MidAmerican Holdings and expressly disclaim beneficial ownership of any shares of HomeServices' common stock owned by MidAmerican Holdings.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


RELATIONSHIP WITH MIDAMERICAN HOLDINGS

MidAmerican Holdings, headquartered in Des Moines, Iowa, has approximately 9,700 employees, and through its retail utility subsidiaries, MidAmerican Energy Company in the United States and Northern Electric in the United Kingdom, MidAmerican Holdings provides electric service to 2.2 million customers and natural gas service to 1.2 million customers worldwide.

After giving effect to the merger and before the offering, MidAmerican Holdings will own 95.2% of the common stock of HomeServices. After giving effect to the offering, MidAmerican Holdings will own 60.2% of HomeServices' common stock, or 56.2% if the underwriters' over-allotment option is exercised in full. As a result, MidAmerican Holdings will continue to have the power to elect the entire board of directors of HomeServices and approve matters submitted to a vote of stockholders.

Before the offering, MidAmerican Holdings provided limited management assistance to HomeServices including some financial, accounting, legal and human resources services. MidAmerican Holdings provided these services intermittently and at arm's length. HomeServices paid MidAmerican Holdings a total of $1,552,000 during 1998 and $1,105,000 for the six months ended June 30, 1999 pursuant to this arrangement. The costs for these services are charged directly to HomeServices.

In connection with the offering, HomeServices and MidAmerican Holdings will enter into the registration rights and service agreements summarized below. While HomeServices believes that these agreements will have terms no less favorable to HomeServices than could be obtained from unaffiliated third parties, there can be no assurance that this will be the case.

The agreements summarized below are included as exhibits to the registration statement of which this prospectus forms a part. The following summaries do not contain all of the information contained in the exhibits.


REGISTRATION RIGHTS AGREEMENT

Pursuant to a registration rights agreement, HomeServices will grant to MidAmerican Holdings certain "demand" and "piggyback" registration rights for the registration under the Securities Act of 1933 of the shares of common stock MidAmerican Holdings owns as described below. Under the registration rights agreement, upon MidAmerican Holdings' request, HomeServices is required to use its best efforts to register the shares.

MidAmerican Holdings will be entitled to request two demand registrations per year of all or any portion of its common stock for so long as it owns at least 5.0% of the common stock of HomeServices. In addition, for so long as MidAmerican Holdings owns at least 5.0% of the common stock of HomeServices, MidAmerican Holdings may request HomeServices to use its reasonable efforts to register shares of common stock held by it in other registrations initiated by HomeServices on its own behalf or on behalf of any other stockholder of HomeServices. All reasonable out-of-pocket costs and expenses, other than underwriting discounts and commissions, of any registration under the registration rights agreement will be paid by HomeServices. The registration rights agreement will also contain customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights in connection with the registration of common stock on behalf of MidAmerican Holdings.


SERVICES AGREEMENT

HomeServices and MidAmerican Holdings will enter into a services agreement under which MidAmerican Holdings will provide management, advisory, financial, accounting, legal, employee benefit plan and insurance administration and other services to HomeServices. In consideration for these services, HomeServices is required to pay MidAmerican Holdings a monthly fee in an amount equal to $50,000, plus an amount for the reimbursement for all reasonable employee and out-of-pocket costs and expenses incurred by MidAmerican Holdings in connection with providing these services. Out-of-pocket costs and expenses reimbursable to MidAmerican Holdings will not include any mark-up or profit factor for MidAmerican Holdings but will include all indirect costs and an appropriate allocation for overhead costs associated with performing these services.



TAX INDEMNITY AGREEMENT

HomeServices will enter into a tax indemnity agreement with MidAmerican Holdings that reflects each party's rights and obligations with respect to payments and refunds of taxes attributable to periods beginning prior to and including the date of completion of the offering. The tax indemnity agreement will provide for payments between the two companies for certain tax adjustments made after the offering that cover pre-offering tax liabilities. Other provisions will cover the filing of tax returns, handling of audits, settlements, elections and cooperation with respect to these matters.



MANAGEMENT INDEBTEDNESS

Messrs. Peltier, Knapp and Rovick, who are executive officers and employees of HomeServices, were issued shares of common stock in HomeServices upon its formation, with a corresponding note receivable recorded for the fair value of the stock. The value of the issued shares and corresponding note receivable was $381,000 each. The shares carry the same dividend and voting rights as the shares held by MidAmerican Holdings. The officers and employees held a 5.0% ownership interest as of June 30, 1999. See "Management--Employment Agreements."

As certain performance levels are achieved over a five-year period, a portion of the applicable note receivable balance, which consists of principal and accrued interest, is forgiven and considered compensation to the officers and employees. The amount accrued to the allowance for estimated forgiveness and expensed, as compensation, in 1998 was $520,000 or $173,000 each. The balance of the notes receivable, net of the allowance, at June 30, 1999 was $188,000 each. HomeServices charges interest on the outstanding note receivable balance at a rate equal to its average annual borrowing rate, which was 6.87% for 1998. Interest income recorded on this note was approximately $116,000 as of June 30, 1999.


INDEBTEDNESS WITH MIDAMERICAN HOLDINGS AND AFFILIATES

In May 1998, HomeServices entered into a revolving credit agreement with MidAmerican Holdings to borrow funds from time to time, primarily to support the acquisition of the predecessor and the nonpredecessor acquired companies. The maximum indebtedness during the life of the agreement through June 30, 1999 was $54.2 million. The interest rate on borrowings is equal to the 30-day LIBOR rate plus 1.0%, which was 5.94% at June 30, 1999. Interest expense recorded on this agreement totaled $1.3 million through June 30, 1999. As of December 31, 1998 and June 30, 1999, there were no borrowings under this agreement. On June 24, 1999, the revolving credit agreement with MidAmerican Holdings was amended to reduce MidAmerican Holdings' total commitment and HomeServices' borrowing capacity thereunder from $100.0 million to $10.0 million. Amounts borrowed are payable upon demand from MidAmerican Holdings. On August 16, 1999, HomeServices borrowed $8.0 million from MidAmerican Holdings under the revolving credit agreement to fund a portion of the acquisition of Long Realty.

In May 1998, HomeServices also entered into a revolving credit agreement with MidAmerican Holdings to advance HomeServices' excess funds to MidAmerican Holdings. The maximum amount advanced during the life of the agreement through June 26, 1999 was $3.3 million. Interest accrued daily at 30 day LIBOR rate plus 0.25%, which was 5.20% at June 30, 1999. Interest income recorded for advances under this agreement totaled approximately $15,000 through June 30, 1999. The agreement was terminated effective June 26, 1999.

UNREGISTERED ISSUANCES OF STOCK


On July 13, 1999, HomeServices issued 1,000 shares of common stock to MidAmerican Energy Holdings Company for consideration of $10.


On August 8, 1999, an aggregate of 2,149 shares of common stock of HomeServices' predecessor were issued in connection with the acquisition of Paul Semonin Realtors at a purchase price of $3,955.90 per share based on MidAmerican Realty Service Company's estimated June 30, 1999 book value based on preliminary financial results (which is equivalent to a purchase price of $5.84 per share of HomeServices after giving effect to the exchange of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in the merger). Pursuant to a pre-existing agreement among HomeServices' predecessors and its stockholders, all of the stockholders were offered the opportunity to make a capital contribution in a percentage equal to the percentage ownership held by each of the shareholders immediately prior to the capital contribution to fund such acquisition. One of HomeServices' predecessor stockholders, James Koolhof, declined to participate in the capital contribution. Because Mr. Koolhof declined to make his pro rata share of such capital contribution, the shares that were offered to Mr. Koolhof were purchased by MidAmerican Holdings. The shares were issued to reflect the capital contributions of the other stockholders and to dilute Mr. Koolhof's interest as a result of his not making the contribution.


In May 1998, HomeServices' predecessor issued an aggregate of 338,936 shares of common stock at a purchase price of $4.50 per share to Ronald J. Peltier, R. Michael Knapp, James Koolhof and Arne M. Rovick, who are all executive officers of HomeServices or one of its subsidiaries, for an aggregate purchase price of $1,525,657.


Prior to the offering, HomeServices intends to merge with MidAmerican Realty Services Company, which is a 95.2% owned subsidiary of MidAmerican Energy Holdings Company. HomeServices will be the surviving corporation in the merger. In the merger, HomeServices intends to issue 677.87 shares of its common stock for each share of common stock of MidAmerican Realty Services Company. Accordingly, HomeServices will issue in the merger 7,841,600 shares to MidAmerican Energy Holdings Company, 103,036 shares to R. Michael Knapp, 84,734 shares to James Koolhof, 103,036 shares to Ronald J. Peltier and 103,036 shares to Arne M. Rovick.


LEASES WITH RELATED PARTIES


HomeServices has the following leases with its directors or executive officers, or their affiliated entities. HomeServices believes that the terms of such leases are no less favorable than the terms that could be obtained from non-affiliated parties, though there can be no assurance that this in fact is the case.

                                              RELATIONSHIP TO       HOMESERVICES'
      LEASE           INTERESTED PARTY          HOMESERVICES          1998 RENT
-----------------   --------------------   ---------------------   ---------------
Office lease        Ronald J. Peltier,     President and Chief         $277,560
 expiring           partner in lessor      Executive Officer;
 March 31, 2001     entity                 Director
Office lease        Ronald J. Peltier,     President and Chief         $165,520
 expiring           partner in lessor      Executive Officer;
 April 30, 2001     entity                 Director
Office lease        Ronald J. Peltier,     President and Chief         $ 74,277
 expiring           lessor                 Executive Officer;
 Jan. 31, 2005                             Director
Office lease        Ronald J. Peltier,     President and Chief         $179,446
 expiring           partner in lessor      Executive Officer;
 June 30, 2006      entity                 Director
Office lease        Jack W. Frost,         President and Chief         $143,813
 expiring           trustee of lessor      Executive Officer of
 March 31, 2003     trust                  J.C. Nichols;
                                           Director
Office lease        Joseph J. Valenti,     President and Chief         $ 87,763
 expiring           partner in lessor      Executive Officer of
 Sept. 30, 2004     entity                 CBS HOME
Office lease        Joseph J. Valenti,     President and Chief         $ 20,706
 expiring           partner in lessor      Executive Officer of
 Nov. 30, 2003      entity                 CBS HOME
Office lease        Joseph J. Valenti,     President and Chief         $ 16,346
 expiring           partner in lessor      Executive Officer of
 Aug. 31, 2002      entity                 CBS HOME

Additionally, HomeServices has entered into a ten-year office lease agreement to commence on or before March 31, 2000, with an annual rent of $192,173. Stephen E. Quinlan, President and Chief Executive Officer of Long Realty, is a partner in the lessor entity.

                         DESCRIPTION OF CAPITAL STOCK

Upon the closing of the offering, HomeServices will have:

     o shares of common stock authorized, of which 10,422,943 shares of common stock will be issued and outstanding or 10,751,068 shares if the underwriters' over-allotment option is exercised in full; and

     o shares of preferred stock authorized, of which none will be issued and outstanding.

The following summary of the capital stock of HomeServices is qualified by reference to HomeServices' restated certificate of incorporation and its amended and restated bylaws, which will become effective before the closing of the offering. Forms of HomeServices' restated certificate of incorporation and amended and restated bylaws are filed as exhibits to the registration statement that includes this prospectus.


COMMON STOCK

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in HomeServices' restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up of HomeServices, the holders of shares of common stock would be entitled to share ratably in the distribution of all of HomeServices' assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.


PREFERRED STOCK

The board of directors has the authority, within the limitations and restrictions stated in HomeServices' restated certificate of incorporation, to provide for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.


ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND HOMESERVICES' RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

Some provisions of HomeServices' restated certificate of incorporation and amended and restated bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an antitakeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CLASSIFIED BOARD OF DIRECTORS. HomeServices' board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of

HomeServices' restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

CUMULATIVE VOTING. HomeServices' restated certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. HomeServices' restated certificate of incorporation eliminates the ability of stockholders to act by written consent. HomeServices' amended and restated bylaws provide that special meetings of HomeServices' stockholders may be called only by the chairman of the board of directors or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINATIONS. HomeServices' amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at HomeServices' principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, timely notice by the stockholder must be received not later than the close of business of the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. HomeServices' amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.


AUTHORIZED BUT UNISSUED SHARES

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of HomeServices by means of a proxy contest, tender offer, merger or otherwise.


AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. HomeServices' restated certificate of incorporation imposes supermajority vote requirements in connection with business combination transactions and the amendment provisions of HomeServices' restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.


RIGHTS AGREEMENT

Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

HomeServices has entered into a stockholder rights agreement. As with most stockholder rights agreements, the terms of HomeServices' rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of HomeServices' common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read HomeServices' rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

HomeServices' rights agreement provides that each share of its prospective common stock outstanding will have one right to purchase one one-hundredth of a preferred share attached to it. The purchase price per one one-hundredth of a preferred share under the stockholder rights agreement is four times the average closing price of HomeServices' common stock for the first five days of trading after the consummation of this offering.

Initially, the rights under HomeServices' rights agreement are attached to outstanding certificates representing HomeServices' common stock and no separate certificates representing the rights will be distributed. The rights will separate from HomeServices' common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% of HomeServices' outstanding common stock.

After the rights separate from HomeServices' common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent rights.

All shares of HomeServices' common stock issued before the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the tenth anniversary of the date of the completion of this offering unless earlier redeemed or exchanged by HomeServices.

If an acquiror obtains or has the rights to obtain 15% or more of HomeServices' common stock, then each right will entitle the holder to purchase a number of shares of HomeServices' common stock equal to twice the purchase price of each right.

Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 15% or more of HomeServices' common stock and any of the following occurs:

     o    HomeServices merges into another entity;

     o    an acquiring entity merges into HomeServices; or

     o    HomeServices sells more than 50% of its assets or earning power;

provided, however, that the foregoing will not include any transaction or series of transactions pursuant to which MidAmerican Holdings sells, exchanges or otherwise disposes of all or any portion of its common stock of HomeServices, including, but not limited to, any public offering of HomeServices' common stock by MidAmerican Holdings or a disposition of HomeServices' common stock by means of a spin-off or other distribution to MidAmerican Holdings' stockholders.

Under HomeServices' rights agreement, any rights that are or were owned by an acquiror of more than 15% of HomeServices' outstanding common stock will be null and void.

HomeServices' rights agreement contains exchange provisions which provide that after an acquiror obtains 15% or more, but less than 50%, of HomeServices' respective outstanding common stock, HomeServices' board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

HomeServices' board of directors may, at its option, redeem all of the outstanding rights under its rights agreement before the earlier of (1) the time that an acquiror obtains 15% or more of HomeServices' outstanding common stock or (2) the final expiration date of the rights agreement. The redemption price under HomeServices' rights agreement is $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of HomeServices' board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.


Holders of rights will have no rights as HomeServices' stockholders, including the right to vote or receive dividends, simply by virtue of holding the rights.



HomeServices' rights agreement provides that the provisions of the rights agreement may be amended by the board of directors, without the approval of the holders of the rights within the ten-day period after someone acquires or commences a tender offer for 15% of HomeServices' outstanding common stock. After this ten-day period, however, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interests of an acquiror. In addition, HomeServices' rights agreement provides that no amendment may be made to adjust the time period governing redemption at a time when the rights are not redeemable.


HomeServices' rights agreement contains rights that have potential antitakeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire HomeServices without obtaining consent of HomeServices' board of directors or conditioning the offer on a substantial number of rights being acquired or redeemed. Accordingly, the existence of the rights have the potential to deter potential acquirors from making takeover proposals or tender offers that are not negotiated with the board of directors. Nevertheless, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of HomeServices' board to negotiate with an acquiror on behalf of all its stockholders. In addition, the rights should not interfere with a proxy contest.


DELAWARE BUSINESS COMBINATION STATUTE


Section 203 of the Delaware General Corporation Law imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder" which is in general, a stockholder owning 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof unless:


     o prior to an interested stockholder becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming an interested stockholder;


     o upon consummation of the transaction resulting in an interested stockholder becoming an interested stockholder, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced, excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans; or


     o on or after an interested stockholder becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 662/3% of the outstanding shares, other than those shares beneficially owned by the interested stockholder, at a meeting of stockholders.



Section 203 of the Delaware General Corporation Law applies to any corporation incorporated in the State of Delaware unless the corporation expressly elects not to be governed by such legislation. The restated certificate of incorporation of HomeServices contains a provision electing not to be governed by Section 203.

LIMITATIONS ON DIRECTORS' LIABILITY


HomeServices' restated certificate of incorporation provides that no director of HomeServices shall be liable to HomeServices or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:


     o for any breach of the director's duty of loyalty to HomeServices or its stockholders;


     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;


     o in respect of certain unlawful dividend payments or stock redemptions or repurchases; or


     o for any transaction from which the director derived an improper personal benefit.


The effect of these provisions is to eliminate the rights of HomeServices and its stockholders, through stockholders' derivative suits on behalf of HomeServices, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions do not limit the liability of directors under federal securities laws.


LISTING



HomeServices' common stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "HMSV."



TRANSFER AGENT AND REGISTRAR


The transfer agent and registrar for the common stock is Chase Mellon Shareholder Services, L.L.C. Its address is 2323 Bryan Street, Suite 2300, Dallas, Texas 75201-2656 and its telephone number is 1-800-635-9270.

                          DESCRIPTION OF INDEBTEDNESS

The following is a summary of all material debt instruments of HomeServices. The agreements summarized below are included as exhibits to the registration statement of which this prospectus forms a part. The following summaries do not contain all of the information contained in the exhibits.

REVOLVING CREDIT FACILITY

Prior to the offering, HomeServices was a party to a $25.0 million unsecured revolving credit facility with a commercial bank. Before the completion of the offering, HomeServices will enter into an amended and restated $75.0 million revolving credit facility for which it has received commitments from its existing commercial bank and other banks. The following is a summary of the material terms and conditions of HomeServices' new revolving credit facility.

The new revolving credit agreement will have a term of three years and be secured by a pledge of the capital stock of all of the existing and future subsidiaries of HomeServices.

Under the amended and restated revolving credit facility, HomeServices may borrow up to the maximum commitment of $75.0 million. However, the maximum commitment will get reduced if HomeServices purchases any of the 7.12% senior notes by the same percentage as any decrease in the amount of 7.12% senior notes then outstanding. HomeServices may use borrowings under the amended and restated revolving credit facility for general corporate purposes, including, but not limited to, working capital, financings of up to $25.0 million in any one year for non-hostile acquisitions of entities in a similar line of business, capital expenditures and letters of credit. In addition, the amended and restated credit facility will require the consent of the lenders for any individual acquisition in excess of $18 million or to finance more than 55% of any acquisition from the proceeds of bank debt.

At the option of HomeServices, each individual borrowing under the amended and restated revolving credit facility may be designated and maintained as either a prime rate loan or a LIBOR loan. Interest accrues on prime rate loans at the prime lending rate of the agent bank. Interest accrues on LIBOR loans at a rate equal to the British Bankers' Association interest settlement rate or, if not available, by reference to the London interbank market rate, for United States dollars plus a fixed spread of 1.25% to 2.50%, that varies based on HomeServices' cash flow leverage ratio, which is the ratio of total debt then outstanding to EBITDA for the preceding four fiscal quarters then ended. Interest is payable at the earlier of the last day of each LIBOR interest period or every 90 days.

The amended and restated credit facility will contain a number of covenants, including limitations on (1) restricted payments and investments in excess of a specified basket equal to $5 million plus 75% of cumulative consolidated net income since June 30, 1998 plus proceeds of certain equity offerings; and (2) incurrence of indebtedness unless consolidated debt does not exceed 65% of consolidated capitalization following such incurrence. Other covenants will include limitations on changes in lines of business, consolidations, mergers, asset dispositions, liens, loans and advances, payment of dividends, transactions with affiliates and modifications of HomeServices' certificate of incorporation. HomeServices will also be required to maintain compliance with financial performance covenants, including covenants containing a minimum interest coverage ratio of 2.5 to 1, a minimum fixed charge coverage ratio of
1.25 to 1, a maximum total debt to EBITDA ratio of 3.25 to 1 and a minimum consolidated net worth amount of $25.5 million plus 50% of cumulative consolidated net income plus 50% of the net proceeds received from sales of HomeServices' stock since January 1, 1998. In addition, the amended and restated revolving credit facility requires HomeServices to offer to prepay all borrowings outstanding thereunder, plus accrued interest, if MidAmerican Holdings ceases to own at least 51% of the common stock of HomeServices.

Events of default under the credit facility include nonpayment of principal when due, nonpayment of interest or fees following a five business day grace period, material inaccuracy of representations and warranties, failure to comply with covenants following a 30-day grace period, default under other agreements, bankruptcy events, ERISA events and judgments against HomeServices or its subsidiaries.

7.12% SENIOR NOTES


In November 1998, HomeServices issued $35.0 million of 7.12% senior notes due November 1, 2010 in a private placement. Interest is payable under the 7.12% senior notes semiannually on May 1 and November 1. HomeServices is required to prepay principal in the amount of $5.0 million per year commencing on November 1, 2004. At HomeServices' option, the 7.12% senior notes may be redeemed at any time, in whole or in part so long as the amount being redeemed is at least 10.0% of the then outstanding aggregate amount, at a redemption price equal to 100.0% of the principal amount plus a make whole premium. To date, no senior notes have been redeemed.


Upon execution of the amended and restated revolving credit facility, the 7.12% senior notes will be senior indebtedness of HomeServices and secured by a pledge of the capital stock of all of the subsidiaries of HomeServices and will rank on an equal basis with borrowings outstanding under the amended and restated revolving credit facility.


The notes purchase agreement governing the terms of the 7.12% senior notes contains substantially the same restrictive covenants and events of default as those that will be contained in the amended and restated revolving credit facility that are discussed above.

                        SHARES ELIGIBLE FOR FUTURE SALE


Immediately after the closing of the offering, HomeServices will have 10,422,943 shares of common stock issued and outstanding or 10,751,068 shares if the underwriters' over-allotment option is exercised in full. All of the shares of common stock to be sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act, except that shares purchased by an affiliate of HomeServices will be subject to the resale limitations of Rule 144. An affiliate of HomeServices is any person that directly or indirectly controls, is controlled by, or is under common control with, HomeServices.


In general, under Rule 144, within any three-month period, no more than 1% of HomeServices' common stock then outstanding or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which the required notice of such sale was filed, whichever is greater, may be sold by the following classes of person:


     o any person, or persons whose shares are required to be aggregated, who owns shares of common stock which have been held for at least one year since such shares were sold by HomeServices or by one of its affiliates in a transaction or chain of transactions not involving a public offering; or


     o any of HomeServices' affiliates who holds shares of common stock that are not restricted securities.


Sales under Rule 144 are also subject to provisions concerning the manner and notice of sale and availability of current public information about HomeServices. HomeServices' affiliates must comply with the requirements of Rule 144, including the one-year holding period requirement, to sell shares of common stock that are restricted securities. If at least two years have elapsed from the date restricted securities were acquired from HomeServices or one of its affiliates, a holder of such restricted securities who is not its affiliate at the time of the sale and has not been an affiliate of HomeServices at any time during the three months before such sale would be entitled to sell such shares without regard to the volume limitation and other conditions described above.



In addition, after completing the offering, HomeServices intends to file a registration statement on Form S-8 under the Securities Act covering the up to 3,900,000 shares of common stock reserved for issuance under the employee stock option plan, the employee and non-employee stock purchase plans and the options granted to directors for their initial agreement to serve. The registration statement on Form S-8 will automatically become effective upon filing. Subject to vesting and the exercise of the issued and outstanding options, shares registered under the registration statement on Form S-8 will be freely tradeable and available for sale in the open market.



Each of HomeServices, its executive officers and directors, and MidAmerican Holdings has agreed not to offer, sell or otherwise dispose of any shares of common stock, other than in the offering, or any security convertible into or exchangeable or exercisable for shares of common stock, without the prior written consent of U.S. Bancorp Piper Jaffray on behalf of the underwriters for a period of 180 days after the date of this prospectus, unless such offer, sale or disposition is expressly permitted by the underwriting agreement.


Before the offering, there was no public market for common stock. Although HomeServices can make no prediction as to the effect, if any, that sales of shares of common stock by MidAmerican Holdings would have on the market price prevailing from time to time, sales of substantial amounts of common stock or the availability of such shares for sale could adversely affect prevailing market prices.

                           UNITED STATES FEDERAL TAX
             CONSIDERATIONS RELATING TO NON-UNITED STATES HOLDERS

The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the common stock applicable to Non-United States Holders of such common stock. For the purpose of this discussion, a "Non-United States Holder" is any holder who for United States federal income tax purposes is not a "United States person," as defined below. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant in light of such Non-United States Holder's particular facts and circumstances, such as being a U.S. expatriate, and does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. HomeServices has not and will not seek a ruling from the Internal Revenue Service with respect to the United States Federal income and estate tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion. For purposes of this discussion, the term "United States person" means:

     o    a citizen or resident of the United States;

     o a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     o an estate whose income is included in gross income for United States federal income tax purposes regardless of its source; or

     o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.


DIVIDENDS

If HomeServices pays a dividend, any dividend paid to a Non-United States Holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from such withholding tax. However, such effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to United States persons.

In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business of the corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A Non-United States Holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.


GAIN ON DISPOSITION OF COMMON STOCK

A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of his common stock unless:

     o such gain is effectively connected with a United States trade or business of the Non-United States Holder which, in the case of a corporate Non-United States Holder, must also be taken into account for branch profits tax purposes;

     o the Non-United States Holder is an individual who holds such common stock as a capital asset within the meaning of Section 1221 of the Code, and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met; or

     o HomeServices is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. HomeServices has determined that it was not, is not and does not believe that it will become a "United States real property holding corporation" for United States federal income tax purposes.


BACKUP WITHHOLDING AND INFORMATION REPORTING

Generally, HomeServices must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Dividends paid to a Non-United Sates Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or fails to provide a correct taxpayer identification number and certain other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the United States on or prior to December 31, 1999, unless the payer has knowledge that the payee is a United States person. Under recently finalized Treasury Regulations regarding withholding and information reporting (the "Final Regulations"), payment of dividends to Non-United States Holders at an address outside the United States after December 31, 1999 may be subject to backup withholding at a rate of 31% unless such Non-United States Holder satisfies certain certification requirements.

Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

     o    a United States person;

     o    a "controlled foreign corporation" for United States tax purposes; or

     o a foreign person, 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business, unless such broker has documentary evidence in its files of the holder's non-United States status and certain conditions are met or the holder otherwise establishes an exemption.

In general, the recently promulgated Final Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming the benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders are urged to consult their tax advisors regarding the effect, if any, of the Final Regulations on an investment in the common stock. The Final Regulations are generally effective for payments made after December 31, 1999.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.


ESTATE TAX


An individual Non-United States Holder who owned common stock at the time of his death or had made certain lifetime transfers of an interest in common stock will be required to include the value of such common stock in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


The foregoing discussion is a summary of the principal federal income and estate tax consequences of the ownership, sale or other disposition of common stock by Non-United States Holders. Accordingly, investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all the shares if any are purchased.




                                                                NUMBER
UNDERWRITERS                                                   OF SHARES
----------------------------------------------------------   ------------
          U.S. Bancorp Piper Jaffray Inc. ................
          Credit Suisse First Boston Corporation .........
                                                             ---------
                 Total ...................................   3,750,000
                                                             =========

The underwriters have advised HomeServices and MidAmerican Holdings that they
propose to offer the shares to the public at $      per share. The underwriters
propose to offer the shares to certain dealers at the same price less a
concession of not more that $     per share. The underwriters may allow and the
dealers may reallow a concession of not more than $     per share on sales to
certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.


A prospectus in electronic format will be available on an Internet website. Other than the prospectus in electronic format, the information on that website is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by HomeServices or any underwriter and should not be relied on by prospective investors.


HomeServices has granted to the underwriters an option to purchase up to an additional 328,125 shares of common stock and MidAmerican Holdings has granted to the underwriters an option to purchase up to an additional 234,375 shares of common stock, on a pro rata basis, at the same price to the public, and with the same underwriting discount, as set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following table summarizes the underwriting fees and estimated expenses HomeServices and MidAmerican Holdings will pay, assuming (1) the underwriters do not exercise their overallotment option; and (2) the underwriters exercise their overallotment option in full:




                                                         PER SHARE                          TOTAL
                                             --------------------------------- --------------------------------
                                                  WITHOUT           WITH            WITHOUT           WITH
                                              OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                             ---------------- ---------------- ---------------- ---------------
 Underwriting discounts and commissions
   paid by HomeServices ....................
 Expenses payable by HomeServices
   (including registration fees and fees of
   financial printers, counsel and
   accountants) ............................
 Underwriting discounts and commissions
   paid by MidAmerican Holdings ............
 Expenses payable by MidAmerican
   Holdings (including registration fees and
   fees of financial printers, counsel and
   accountants) ............................

The underwriting fees were negotiated among HomeServices, MidAmerican Holdings and the underwriters. It is currently anticipated that the underwriting fees will equal between 6% and 7% of the aggregate initial public offering price.

HomeServices and MidAmerican Holdings have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities. Such indemnification and contribution by MidAmerican Holdings relates only to information in this prospectus provided by MidAmerican Holdings.

The underwriters have informed HomeServices and MidAmerican Holdings that they do not expect discretionary sales to exceed 5.0% of the shares of common stock being offered.


HomeServices and each of its directors and executive officers and MidAmerican Holdings have agreed to certain restrictions on their ability to sell additional shares of our common stock for a period of 180 days after the date of this prospectus. HomeServices has agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of U.S. Bancorp Piper Jaffray Inc. on behalf of the underwriters. The agreements provide exceptions for:


     o    sales to underwriters pursuant to the purchase agreement;

     o sales in connection with the exercise of options granted and the granting of options under HomeServices' stock option plan and sales of common stock under HomeServices' stock purchase plans;

     o issuances of shares of common stock on conversion or exchange of convertible or exchangeable securities or on exercise of warrants or options outstanding on the date of the underwriting agreement;

     o filing with the Commission a registration statement relating to shares of common stock described in the preceding two clauses;

     o pledges of shares of common stock by MidAmerican Holdings made to secure debt issued by MidAmerican Holdings, if the pledgee agrees in writing to be bound by the foregoing transfer limitations; and

     o transfers of shares of common stock by a director or officer of HomeServices to an immediate family member, a trust of which they are a beneficiary, their estate or to any other person as a bona fide gift, if the transferee agrees in writing to be bound by the foregoing transfer limitations.

At the request of HomeServices, the underwriters have reserved for sale, at the initial public offering price, up to approximately 10% of the shares of common stock being sold in the offering for HomeServices' employees, directors, officers and sales associates who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. The reserved shares sold to directors and officers will be subject to the sale restrictions described in the preceding paragraph.


HomeServices' common stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "HMSV."

Each of U.S. Bancorp Piper Jaffray Inc. and Credit Suisse First Boston Corporation and their affiliates has provided customary financial advisory services to MidAmerican Holdings and certain of their affiliates other than HomeServices, for which they have received customary compensation and indemnification, and in the future may provide such services. It is currently anticipated that an affiliate of U.S. Bancorp Piper Jaffray Inc. will be a lender under HomeServices' amended and restated $75 million dollar revolving credit facility.

Prior to this offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated among HomeServices, MidAmerican Holdings and the underwriters. The factors considered in determining the initial public offering price include:


     o the information set forth in this prospectus and otherwise available to the underwriters,


     o the history of and the prospects for the industry in which HomeServices competes,


     o    the ability of HomeServices' management,


     o    HomeServices' past and present operations,


     o HomeServices' present state of development and its present financial condition,


     o    HomeServices' historical results of operations,



     o HomeServices' prospects for, and timing of, future earnings, the recent market prices of, and recent demand for, securities of generally comparable companies, and



     o the general condition of the securities markets at the time of the offering.


There can be no assurance that the initial public offering price of the common stock will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for the common stock will develop and continue after this offering.


To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by HomeServices and MidAmerican Holdings. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for HomeServices by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Legal matters in connection with the sale of shares of common stock in the offering will be passed upon for the underwriters by Chadbourne & Parke LLP. Certain legal matters in connection with the sale of shares by MidAmerican Holdings in the offering will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, currently represents and may continue to represent MidAmerican Holdings, the underwriters and their respective affiliates in connection with legal matters. Chadbourne & Parke LLP has from time to time represented and may continue to represent MidAmerican Holdings and its affiliates in connection with legal matters.

                                    EXPERTS

The financial statement of HomeServices.Com Inc. as of July 13, 1999 included in this prospectus has been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in this prospectus and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of MidAmerican Realty Services Company and subsidiaries, including the predecessor, as of December 31, 1998 and for the periods ended May 27, 1998 and December 31, 1998 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in this prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of J.C. Nichols Real Estate, now known as J.C. Nichols Residential Inc., and subsidiaries as of December 31, 1997 and for the years ended December 31, 1997 and 1996, and the eight months ended August 31, 1998, included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in this prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Iowa Realty Co., Inc. and subsidiaries as of December 31, 1997 and for the years ended December 31, 1997 and 1996, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Paul Semonin Company, now known as Paul Semonin Realtors, as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in this prospectus and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of HOME Real Estate Company of Omaha for the period May 8, 1998 through August 18, 1998, included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in this prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Roy H. Long Realty Co., Inc., now known as Long Realty, as of December 31, 1998 and for the year ended December 31, 1998, included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in this prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold in the offering. This prospectus is a part of the registration statement and does not contain all the information in the registration statement, as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. You should note that any statements in this prospectus as to the content of any contract, agreement or other document filed as an exhibit to the registration statement is not necessarily complete, and you should refer to the copy of such contract, agreement or other document filed as an exhibit to the registration statement for a complete statement of its terms. The registration statement, and the reports and other information to be filed by HomeServices with the SEC following the offering in accordance with the Securities Exchange Act of 1934, can be inspected and copied at the principal office of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained from the SEC's website, http://www.sec.gov, and from the Public Reference Room of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees required by the SEC. Investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.


After the closing of the offering, HomeServices will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports, proxy and information statements and other information with the SEC. These reports, proxy and information statements and other information can be inspected and copied at the addresses described above. HomeServices intends to furnish to its stockholders annual reports containing audited consolidated financial statements, including an opinion on the audited financial statements expressed by HomeServices' independent auditors.

                         INDEX TO FINANCIAL STATEMENTS




                                                                                              PAGE
                                                                                             -----
FINANCIAL STATEMENT OF HOMESERVICES.COM INC.
   Report of Independent Accountants .....................................................   F-3
   Balance Sheet as of July 13, 1999 .....................................................   F-4
   Notes to Financial Statement ..........................................................   F-5
CONSOLIDATED FINANCIAL STATEMENTS OF MIDAMERICAN REALTY SERVICES COMPANY
  AND SUBSIDIARIES (INCLUDING PREDECESSOR)
   Report of Independent Accountants .....................................................   F-6
   Consolidated Balance Sheets as of December 31, 1998 and June 30, 1999 (unaudited) .....   F-7
   Consolidated Statements of Income for the periods ended December 31, 1998 and May
    27, 1998, the six months ended June 30, 1999 (unaudited) and May 28, 1998 through
    June 30, 1998 (unaudited) ............................................................   F-8
   Consolidated Statements of Changes in Stockholders' Equity for the periods ended
    May 27, 1998 and December 31, 1998 and the six months ended June 30, 1999
    (unaudited) ..........................................................................   F-9
   Consolidated Statements of Cash Flows for the periods ended December 31, 1998 and
    May 27, 1998, the six months ended June 30, 1999 (unaudited) and May 28, 1998
    through June 30, 1998 (unaudited) ....................................................   F-10
   Notes to Consolidated Financial Statements ............................................   F-11
CONSOLIDATED FINANCIAL STATEMENTS OF J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES
   Report of Independent Accountants .....................................................   F-26
   Consolidated Balance Sheet as of December 31, 1997 ....................................   F-27
   Consolidated Statements of Income for the eight months ended August 31, 1998 and the
    years ended December 31, 1997 and 1996 ...............................................   F-29
   Consolidated Statements of Changes in Partners' Capital for the years ended December
    31, 1996 and 1997 and the eight months ended August 31, 1998 .........................   F-30
   Consolidated Statements of Cash Flows for the eight months ended August 31, 1998 and
    the years ended December 31, 1997 and 1996 ...........................................   F-31
   Notes to Consolidated Financial Statements ............................................   F-32
CONSOLIDATED FINANCIAL STATEMENTS OF IOWA REALTY CO., INC. AND SUBSIDIARIES
 (INCLUDING EDINA REALTY HOME SERVICES)
   Independent Auditors' Report ..........................................................   F-38
   Consolidated Balance Sheet as of December 31, 1997 ....................................   F-39
   Consolidated Statements of Income for the years ended December 31, 1997 and 1996 ......   F-40
   Consolidated Statements of Changes in Stockholders' Equity for the years ended
    December 31, 1997 and 1996 ...........................................................   F-41
   Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1996.     F-42
   Notes to Consolidated Financial Statements ............................................   F-43
FINANCIAL STATEMENTS OF PAUL SEMONIN COMPANY
   Report of Independent Accountants .....................................................   F-52
   Balance Sheets as of December 31, 1998 and 1997 .......................................   F-53
   Statements of Income for the years ended December 31, 1998 and 1997 ...................   F-54
   Statements of Changes in Stockholders' Equity for the years ended December 31, 1998
    and 1997 .............................................................................   F-55
   Statements of Cash Flows for the years ended December 31, 1998 and 1997 ...............   F-56
   Notes to Financial Statements .........................................................   F-57

                                                                                           PAGE
                                                                                          -----
FINANCIAL STATEMENTS OF HOME REAL ESTATE COMPANY OF OMAHA
   Report of Independent Accountants ..................................................   F-64
   Statement of Income for the period from May 8, 1998 through August 18, 1998 ........   F-65
   Statement of Changes in Stockholders' Equity for the period from May 8, 1998 through
    August 18, 1998 ...................................................................   F-66
   Statement of Cash Flows for the period from May 8, 1998 through August 18, 1998 ....   F-67
   Notes to Financial Statements ......................................................   F-68
CONSOLIDATED FINANCIAL STATEMENTS OF ROY H. LONG REALTY CO., INC.
   Report of Independent Accountants ..................................................   F-70
   Consolidated Balance Sheet as of December 31, 1998 .................................   F-71
   Consolidated Statement of Income for the year ended December 31, 1998 ..............   F-72
   Consolidated Statement of Changes in Stockholders' Equity for the year ended
    December 31, 1998 .................................................................   F-73
   Consolidated Statement of Cash Flows for the year ended December 31, 1998 ..........   F-74
   Notes to Consolidated Financial Statements .........................................   F-75

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
HomeServices.Com Inc.


     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of HomeServices.Com Inc. at July 13, 1999, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for the opinion expressed above.



                                                  /s/ PricewaterhouseCoopers LLP


Kansas City, Missouri
July 13, 1999

                             HOMESERVICES.COM INC.

                                 BALANCE SHEET




                                                                             JULY 13, 1999
                                  ASSETS                                    --------------
Current Assets:
 Cash ...................................................................         $10
                                                                                  ---
 Total Assets ...........................................................         $10
                                                                                  ===
                     LIABILITIES AND STOCKHOLDER'S EQUITY
Stockholder's Equity:
 Common Stock, $.01 par, 1,000 shares authorized, 1,000 shares issued and
   outstanding ..........................................................         $10
                                                                                  ---
 Total Liabilities and Stockholder's Equity .............................         $10
                                                                                  ===

   The accompanying notes are an integral part of this financial statement.

                             HOMESERVICES.COM INC.


                         NOTES TO FINANCIAL STATEMENT


(1) NATURE OF OPERATIONS


     HomeServices.Com Inc., (the Company), a Delaware corporation is a wholly owned subsidiary of MidAmerican Energy Holdings Company (Parent). Currently, the Company's only asset is the $10 cash received from Parent as consideration for the issuance of 1,000 shares of the Company's common stock.


     The Company was formed on July 13, 1999 for the purpose of merging with MidAmerican Realty Services Company (Realty). Realty, formed in May 1998, is currently 95.2% owned by Parent. Realty currently owns 100% of the capital stock of Edina Realty Home Services of Minnesota, J.C. Nichols Real Estate, Iowa Realty Co., Inc., CBS HOME Realty Co., Inc. and Paul Semonin Company.


     Immediately prior to the consummation of the initial public offering of the Company, Realty will merge with and into the Company, with the Company being the surviving corporation. At the time of the merger each holder of Realty common stock will receive a percentage of the Company's common stock equal to the percentage of Realty common stock owned by such holder immediately prior to the merger.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
MidAmerican Realty Services Company


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of MidAmerican Realty Services Company and its subsidiaries (the "Company") at December 31, 1998 and the results of its operations and its cash flows for the periods ended May 27, 1998 (Predecessor) and December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


     As discussed in Note 1 to the consolidated financial statements, the Company was formed on April 6, 1998. The Company had no substantive operations prior to the acquisition of Iowa Realty Co., Inc. ("Iowa Realty") on May 27, 1998 and commenced operations on May 28, 1998. The results of operations, changes in stockholders' equity and cash flows of Iowa Realty from January 1, 1998 through its acquisition by the Company are presented in the consolidated financial statements and are designated as "Predecessor".


Kansas City, Missouri                /s/ PricewaterhouseCoopers LLP
May 28, 1999

                      MIDAMERICAN REALTY SERVICES COMPANY

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                                                JUNE 30,
                                                                              DECEMBER 31,        1999
                                                                                  1998         (UNAUDITED)
                                  ASSETS                                     --------------   ------------
Current assets:
 Cash and cash equivalents ...............................................      $  3,114        $ 11,544
 Mortgage loans held for sale and other receivables, net of allowance of
   $1,346 and $1,555......................................................        17,320          12,477
 Receivable from affiliates ..............................................            69              --
 Cash held in trust ......................................................         7,932           9,489
 Income taxes receivable .................................................         3,902           1,645
 Other current assets ....................................................         2,074           1,789
                                                                                --------        --------
                                                                                  34,411          36,944
                                                                                --------        --------
Other assets:
 Office property and equipment, net ......................................        15,453          18,147
 Intangible assets, net of accumulated amortization of $1,568 and $3,020..        75,122          74,266
 Investment in 50% or less owned entities ................................           269             841
 Held-to-maturity securities .............................................           651             858
 Available-for-sale security .............................................           297             355
 Deferred taxes ..........................................................         2,148              --
 Other assets ............................................................           169             590
                                                                                --------        --------
                                                                                  94,109          95,057
                                                                                --------        --------
    Total assets .........................................................      $128,520        $132,001
                                                                                ========        ========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ........................................................      $  5,448        $  3,876
 Accrued expenses ........................................................        11,345          10,915
 Payable to affiliates ...................................................           367             635
 Cash held in trust ......................................................         7,932           9,489
 Current portion of agent profit sharing .................................           433             433
 Current portion of long-term debt .......................................         3,436           3,162
 Other current liabilities ...............................................         1,191           1,896
                                                                                --------        --------
                                                                                  30,152          30,406
                                                                                --------        --------
Other liabilities:
 Deferred taxes ..........................................................            --              93
 Long-term debt ..........................................................        58,009          56,405
 Agent profit sharing ....................................................         5,074           5,069
 Other noncurrent liabilities ............................................            91              90
                                                                                --------        --------
                                                                                  63,174          61,657
                                                                                --------        --------
    Total liabilities ....................................................        93,326          92,063
                                                                                --------        --------
Commitments and contingencies (note 13) ..................................            --              --
Stockholders' equity:
 Common stock, no par; 1,000,000 shares authorized, 10,000 shares issued
   and outstanding .......................................................            10              10
 Additional paid-in capital ..............................................        39,505          39,505
 Notes receivable ........................................................          (896)           (753)
 Accumulated other comprehensive income (loss) ...........................             9             (16)
 Retained earnings (accumulated deficit) .................................        (3,434)          1,192
                                                                                --------        --------
 Total stockholders' equity ..............................................        35,194          39,938
                                                                                --------        --------
 Total liabilities and stockholders' equity ..............................      $128,520        $132,001
                                                                                ========        ========

   The accompanying notes are an integral part of these financial statements.

                      MIDAMERICAN REALTY SERVICES COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)







                                                    COMPANY         PREDECESSOR          COMPANY           COMPANY
                                                --------------   -----------------   ---------------   --------------
                                                 MAY 28, 1998                           SIX MONTHS      MAY 28, 1998
                                                    THROUGH       JANUARY 1, 1998         ENDED            THROUGH
                                                 DECEMBER 31,         THROUGH         JUNE 30, 1999     JUNE 30, 1998
                                                     1998           MAY 27, 1998       (UNAUDITED)       (UNAUDITED)
                                                --------------   -----------------   ---------------   --------------
Revenues:
 Commission revenue ...........................   $ 169,647           $74,893           $148,979          $26,244
 Title fees ...................................      14,154             7,575             10,644            2,455
 Other ........................................       6,790             3,769              8,101            1,019
                                                  ---------           -------           --------          -------
  Total revenues ..............................     190,591            86,237            167,724           29,718
                                                  ---------           -------           --------          -------
Operating expenses:
 Commission expense ...........................     113,225            49,107            102,085           16,687
 Amortization of pending real estate
  sales contracts (note 2) ....................      18,271                --                 --            4,744
 Salaries and employee benefits ...............      27,603            14,620             24,272            3,521
 Occupancy ....................................       9,081             5,564              9,026            1,218
 Business promotion and advertising ...........       8,632             5,184              7,218            1,419
 Depreciation and amortization ................       4,177             2,293              3,718              600
 Operating, administrative and other ..........      13,949             5,758             11,726            1,720
                                                  ---------           -------           --------          -------
  Total operating expenses ....................     194,938            82,526            158,045           29,909
                                                  ---------           -------           --------          -------
Other income (expense):
Interest income ...............................         595               169                308               82
Interest expense ..............................      (1,929)             (263)            (2,083)            (310)
                                                  ---------           -------           --------          -------
  Other income (expense), net .................      (1,334)              (94)            (1,775)            (228)
                                                  ---------           -------           --------          -------
  Income (loss) before income taxes ...........      (5,681)            3,617              7,904             (419)
Income taxes (benefit) ........................      (2,247)            1,664              3,278             (166)
                                                  ---------           -------           --------          -------
  Net income (loss) ...........................   $  (3,434)          $ 1,953           $  4,626          $  (253)
                                                  =========           =======           ========          =======
Net income (loss) per share:
  Basic and Diluted ...........................   $ (343.40)          $  0.41           $ 462.60          $ 25.30
                                                  =========           =======           ========          =======
  Weighted average shares outstanding .........          10             4,748                 10               10
                                                  =========           =======           ========          =======

   The accompanying notes are an integral part of these financial statements.

                      MIDAMERICAN REALTY SERVICES COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                         (IN THOUSANDS EXCEPT SHARES)




                                                                                           ACCUMULATED      RETAINED
                                             COMMON STOCK       ADDITIONAL                    OTHER         EARNINGS
                                        ----------------------    PAID-IN       NOTES     COMPREHENSIVE   (ACCUMULATED
                                            SHARES     AMOUNT     CAPITAL    RECEIVABLE   INCOME (LOSS)     DEFICIT)      TOTAL
                                        ------------- -------- ------------ ------------ --------------- ------------- -----------
Predecessor:
Balance, January 1, 1998 ..............   4,758,850     $47      $31,665     $      --        $  --        $   5,079      36,791
Net income ............................          --      --           --            --           --            1,953       1,953
Distribution to parent ................          --      --           --            --           --           (1,961)     (1,961)
Share acquisition .....................     (64,692)       (1)      (699)           --           --               --        (700)
Dividends .............................          --      --           --            --           --           (3,699)     (3,699)
Capital contribution ..................          --      --        9,150            --           --               --       9,150
                                          ---------     -----    -------     ---------        -----        ---------      ------
Balance, May 27, 1998 .................   4,694,158     $46      $40,116     $      --        $  --        $   1,372    $ 41,534
                                          =========     =====    =======     =========        =====        =========    ========


Company:
Balance, May 28, 1998 .................          --     $--      $    --     $      --        $  --        $      --    $     --
Comprehensive income (loss):
 Net loss .............................          --      --           --            --           --           (3,434)     (3,434)
 Unrealized gain on
  investments (gross $15, net
  of $6 taxes).........................          --      --           --            --            9               --           9
                                          ---------     -----    -------     ---------        -----        ---------    --------
Total comprehensive income
 (loss) ...............................          --      --           --            --           --               --      (3,425)
Initial capitalization ................      10,000      10       30,505        (1,525)          --               --      28,990
Capital contribution ..................          --      --        9,000            --           --               --       9,000
Allowance for forgiveness of
 notes receivable, net of
 accrued interest .....................          --      --           --           629           --               --         629
                                          ---------     -----    -------     ---------        -----        ---------    --------
Balance, December 31, 1998 ............      10,000      10       39,505          (896)           9           (3,434)     35,194
                                          ---------     -----    -------     ---------        -----        ---------    --------
Comprehensive income (loss):
 Net income (unaudited) ...............          --      --           --            --           --            4,626       4,626
 Unrealized loss on
  investments (unaudited)
  (gross $42, net of
  $17 taxes)................. .........          --      --           --            --          (25)              --         (25)
                                          ---------     -----    -------     ---------        -----        ---------    --------
Total comprehensive income
 (unaudited) ..........................          --      --           --            --           --               --       4,601
Allowance for forgiveness of
 notes receivable, net of
 accrued interest (unaudited) .........          --      --           --           143           --               --         143
                                          ---------     -----    -------     ---------        -----        ---------    --------
Balance, June 30, 1999
 (unaudited) ..........................      10,000     $10      $39,505     $    (753)       $ (16)       $   1,192    $ 39,938
                                          =========     =====    =======     =========        =====        =========    ========

   The accompanying notes are an integral part of these financial statements.

                      MIDAMERICAN REALTY SERVICES COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                            COMPANY         PREDECESSOR          COMPANY           COMPANY
                                                        --------------   -----------------   ---------------   --------------
                                                         MAY 28, 1998                           SIX MONTHS      MAY 28, 1998
                                                            THROUGH       JANUARY 1, 1998         ENDED            THROUGH
                                                         DECEMBER 31,         THROUGH         JUNE 30, 1999     JUNE 30, 1998
                                                             1998           MAY 27, 1998       (UNAUDITED)       (UNAUDITED)
                                                        --------------   -----------------   ---------------   --------------
Cash flows from operating activities:
 Net income (loss) ....................................   $  (3,434)         $ 1,953            $ 4,626          $    (253)
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Depreciation and amortization ......................       4,177            2,293              3,718                600
   Amortization of pending real estate sales
    contracts .........................................      18,271               --                 --              4,744
   Loss (gain) on sale of office property &
    equipment .........................................         197                 (6)                (2)              --
   Decrease in notes receivable .......................         630               --                143                 --
   Deferred income taxes ..............................        (336)              79              2,415                 92
   Change in assets and liabilities net of effects
    from purchase of subsidiaries:
    Decrease (increase) in income taxes receivable.....      (1,893)              --              2,470               (359)
    Decrease (increase) in mortgage loans held for
      sale and other receivables ......................      (7,287)            (281)             4,912                910
    Decrease (increase) in other assets ...............         728            1,252               (662)            (1,565)
    Increase (decrease) in accounts payable ...........        (929)            (315)            (1,304)               668
    Increase (decrease) in accrued expenses ...........         922             (261)              (817)                 3
    Increase (decrease) in agent profit sharing .......       1,169             (164)                  (5)              --
    Increase (decrease) in other liabilities ..........         213              441                704                174
                                                          ---------          ---------          ---------        ---------
      Net cash provided by (used in) operating
       activities .....................................      12,428            4,991             16,198              5,014
                                                          ---------          ---------          ---------        ---------
Cash flows from investing activities:
 Purchase of subsidiaries, net of cash acquired .......     (96,478)              --               (800)           (70,139)
 Proceeds from sale of subsidiary .....................          --               --                 70                 --
 Proceeds from sale of property and equipment .........           2                9                 68                 --
 Purchase of property and equipment ...................      (2,650)            (900)            (4,938)              (203)
 Purchase of investments ..............................          --               --               (290)                --
                                                          ---------          ---------          ---------        ---------
      Net cash used in investing activities ...........     (99,126)            (891)            (5,890)           (70,342)
                                                          ---------          ---------          ---------        ---------
Cash flows from financing activities:
 Payment on long-term debt ............................      (7,753)            (872)              (378)
 Proceeds from issuance of private placement notes.....      35,000               --                 --                 --
 Net change in revolving credit facility ..............      25,000               --             (1,500)                --
 Proceeds from capital transactions ...................      37,990               --                 --             28,990
 Distributions and dividends to parent ................          --           (1,068)                --                 --
 Net change in note payable to parent .................          --               --                 --             43,143
 Loan costs ...........................................        (425)              --                 --                 --
                                                          ---------          ---------          ---------        ---------
      Net cash provided by (used in) financing
       activities .....................................      89,812           (1,940)            (1,878)            72,133
                                                          ---------          ---------          ---------        ---------
Net increase in cash and cash equivalents .............       3,114            2,160              8,430              6,805
Cash and cash equivalents at beginning of period ......          --            2,590              3,114                 --
                                                          ---------          ---------          ---------        ---------
Cash and cash equivalents at end of period ............   $   3,114          $ 4,750            $11,544          $   6,805
                                                          =========          =========          =========        =========

   The accompanying notes are an integral part of these financial statements.

                      MIDAMERICAN REALTY SERVICES COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF BUSINESS ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES AND
                       PRACTICES


CORPORATE OVERVIEW


     MidAmerican Realty Services Company (the Company), is a majority owned subsidiary of MidAmerican Energy Holdings Company (Parent) that will be merged into HomeServices.Com Inc. The Company was formed on April 6, 1998, to operate primarily as a home services company specializing in real estate brokerage and complimentary products. These complimentary products and services include mortgage origination, title insurance, abstracting services, escrow services, home warranty coverage, as well as property and casualty insurance products. The Company operates in the eight contiguous midwest states of Minnesota, Iowa, Kansas, Missouri, Nebraska, Wisconsin, North Dakota and South Dakota. The Company entered into the real estate brokerage business in May 1998, with the acquisition of Iowa Realty Co., Inc. The Company has approximately 4,300 agents under contract across the eight contiguous states. See note 2 on acquisitions.


     The accompanying financial statements include the operations of Iowa Realty Co., Inc., including Edina Realty Home Service, prior to being acquired by MidAmerican on May 27, 1998 and are referred to as the Predecessor. The Company had no substantive operations prior to the acquisition of Iowa Realty Co., Inc. and the financial statements of MidAmerican reflect its operations from May 28, 1998, the date it commenced operations.


CONSOLIDATION AND BASIS OF PRESENTATION


     The consolidated financial statements include MidAmerican Realty Services Company and its active, wholly or majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


INTERIM FINANCIAL DATA


     The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for the interim periods.


CASH AND CASH EQUIVALENTS


     For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing deposits in depository institutions purchased with maturity of three months or less, excluding cash held in trust.


     Supplemental disclosure of cash flow information (in thousands) --




                                            PREDECESSOR     COMPANY
                                           -------------   --------
       Cash paid for interest ..........       $  695       $1,292
       Cash paid for taxes .............       $1,648       $4,258

                      MIDAMERICAN REALTY SERVICES COMPANY

     Supplemental schedule of noncash investing and financing activities (in thousands) --




                                                                  COMPANY
                                                                 --------
       Acquisition payment in accounts payable ...............    $  919
       Common stock issued to minority shareholders ..........    $1,525

INVESTMENTS


     50 Percent or less owned entities

     The Company accounts for its investment in 50 percent or less owned entities using the equity method unless the Company does not have the ability to exercise significant influence over the invested operating and financial policies, in which case the investment is accounted for using the cost method.

     Investment securities

     Marketable debt securities are classified as available-for-sale or held-to-maturity. Management determines the appropriate classification of debt securities at the time of purchase. Debt securities classified as available-for-sale are stated at fair value, with unrealized gains and losses reported in a separate component of stockholders' equity. Realized gains and losses on sales of investments are included in other revenues. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Interest on debt securities is included in interest income.

     Certain investments in equity securities are accounted for as available-for-sale securities and adjusted to market value with unrealized gains or (losses) reported as a separate component of stockholders' equity.


OFFICE PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost less accumulated depreciation. Major renewals and betterments are capitalized, while maintenance and repairs that do not improve or extend the life of the respective assets are charged against earnings in the current period.

     Depreciation and amortization are provided on straight-line and accelerated methods over the following estimated useful lives:



       Buildings ......................   18-31 years
       Furniture and fixtures .........    3-10 years
       Leasehold improvements .........   Shorter of the life of the underlying
                                          lease or the estimated useful life of the
                                          improvement.

INTANGIBLE ASSETS

     Intangible assets consist of the excess cost over acquired net assets (goodwill) which has been capitalized and is being amortized on a straight line basis over 30 years. Whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable, the Company reviews the carrying value of goodwill for impairment based on the operating cash flows (undiscounted and without interest) of the related business unit. If the projection of operating cash flows over the remaining life of the goodwill proves to be less than the carrying value of goodwill, an impairment is recognized. The amount of the impairment is calculated by taking the excess of the goodwill over the present value of estimated expected future cash flows over the remaining life of the goodwill using an appropriate discount rate. Non-compete agreements are stated at cost and amortized over the lives of the agreements.

                      MIDAMERICAN REALTY SERVICES COMPANY

CASH HELD IN TRUST

     The Company maintains separately designated trust accounts for home buyers' earnest money and other deposits. The Company holds such funds until sold properties are closed and subsequently disburses amounts in accordance with the settlement instructions. At December 31, 1998, the Company held approximately $7.9 million of funds in trust.


INCOME TAXES

     Income taxes are accounted for using the asset and liability method, which requires deferred taxes to be recognized by applying enacted statutory rates applicable to future years to the differences between the carrying amounts and the tax basis of existing assets and liabilities.

     The Company files a consolidated income tax return with its Parent and calculates its income tax provision as if it filed a separate return. The Company remits to its Parent all current tax expense and receives from its Parent the benefit of current income deductions and credits utilized.


REVENUE RECOGNITION

     Commission income from real estate brokerage transactions and related amounts due to agents are recognized when title has transferred from seller to buyer.

     Fees related to loan originations are recognized when the related loan is delivered to the third party purchasers. At December 31, 1998, the Company had $13.4 million in mortgage loans held for sale and other receivables related to undelivered loans for which purchase commitments had been received.


BUSINESS PROMOTION AND ADVERTISING

     Advertising and promotion costs are expensed as incurred.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     The Company discloses the estimated fair value for its financial instruments using the methods and assumptions set forth below:


     Cash and cash equivalents

     The carrying amount approximates the estimated fair value due to the short-term nature of the investments.

     Securities

     Fair values of securities available for sale are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                      MIDAMERICAN REALTY SERVICES COMPANY

     Mortgage loans held for sale and other receivables

     Mortgage loans held for sale are carried at the lower of cost or market, computed on the aggregate basis. Market value is computed using the outstanding commitment price from the investors. The carrying amount approximates the estimated fair value.

     The carrying amount of other receivables approximates the estimated fair value due to the short-term nature of the investments.

     Long-term debt

     Rates currently available to the Company for such borrowings with similar terms and remaining maturities are used to discount the future cash flows to estimate fair value for notes payable. The fair value of the private placement notes was approximately $36 million at December 31, 1998. The carrying value of the revolving credit facility at December 31, 1998 approximated fair value as the facility has a floating rate based upon the current interest rate. The fair value of the interest rate swap at December 31, 1998 was $10,000.

     Derivative Financial Instruments

     The Company uses interest rate swaps to reduce the impact of changes in interest rates on variable-rate debt. The net effect of these agreements is recorded as interest expense. Interest rate swap agreements effectively fix the interest rates on a portion of the Company's variable-rate debt. These agreements are not adjusted to market value as they are used only to manage interest expense and the intent is to hold them until their termination date.



BRANDING AGREEMENTS

     The Company may enter into branding agreements with third parties, which allow the Company's tradenames and logos to be associated with the activities conducted by the third parties. Revenue from these agreements is recognized as service is provided or, in the case of up-front payments, when no additional services or obligations are required of the Company.


     The Company entered into an agreement with a third party providing for such party to use the Company's name in conjunction with the residential and commercial activities conducted by the third party. The agreement also provides the Company with a 60-day right of first refusal to purchase a controlling interest in the third party's operation should a sale be initiated. The Company has agreed to pay $10,000 monthly for these rights. The agreement was dated October 13, 1998, and has a term of five years with an additional five-year renewal option by the third party.


FRANCHISE SALES


     The Company sells real estate brokerage franchises to established brokerage companies. In exchange for certain fees, the Company provides the right to use certain names and related trademarks. In 1998, the Company recognized net revenue of $602,000 related to the franchise operation. Through May 28, 1998, the Predecessor had recognized net revenues of $282,000 related to the franchise operation.

     Revenue from franchising activities includes an initial franchise fee as well as continuing franchise fee revenue based on the gross commission income realized by the franchisee. The initial franchise fee, designed to cover administrative costs incurred by the Company, is recognized as revenue when the franchise agreement is effective, at which time all initial services are provided, the Company has no remaining material conditions or obligations and the franchisee has begun operating under the new name. Revenue related to ongoing franchise revenue is recognized upon the closing of real estate sales transactions. The Company provides advertising, supervision, training and assistance in support of its ongoing franchisees.

                      MIDAMERICAN REALTY SERVICES COMPANY

NEW ACCOUNTING PRONOUNCEMENTS


     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 requires that the cost of start-up activities previously capitalized be charged against income and reported as a cumulative effect of a change in accounting principle, and further requires that such costs subsequent to adoption be expensed as incurred. The Company adopted this standard in 1999 and expensed applicable unamortized costs of $145,000 previously capitalized in connection with the start-up of all acquired companies in the first quarter of 1999. As this amount is immaterial, the cumulative effect of the change is included in depreciation and amortization expense on the statement of income.


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The statement will become effective for the Company in fiscal 2001. Adoption of this statement is not expected to have a material impact on the Company's financial position, results of operations or cash flows.


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures About Segments of an Enterprise and Related Information, which establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosure about products and services, geographic areas and major customers. The Company conducts its business activity in a single operating segment. Commission revenue from real estate brokerage services comprised approximately 87% and 89% of total revenue for the predecessor and the Company, respectively. The Company has no other single source of revenue greater than 7%.


(2) ACQUISITIONS


     In 1998, the Company purchased the following companies from third parties:





                                                                        PURCHASE PRICE
ACQUISITION DATE                COMPANY                 LOCATION        (IN THOUSANDS)
-------------------   --------------------------   -----------------   ---------------
May 27, 1998          Iowa Realty Co., Inc.,        Des Moines, IA          $78,300
                       including Edina Realty       Minneapolis, MN
                       Home Services of             Springfield, MO
                       Minnesota
                       (Predecessor)

August 18, 1998       HOME Real Estate             Omaha, NE               $ 5,200
                       Company of Omaha

August 18, 1998       CBS Real Estate              Omaha, NE               $ 5,300
                       Company

September 1, 1998     J.C. Nichols Real Estate     Kansas City, MO         $16,800

December 18, 1998     Nebraska Land Title &        Omaha, NE               $   800
                       Abstract

                      MIDAMERICAN REALTY SERVICES COMPANY

     Each acquisition was accounted for as a purchase business combination. All identifiable assets acquired and liabilities assumed were assigned a portion of the acquisition price equal to their fair value at the date of acquisition. The following table reconciles the fair value of assets acquired and the liabilities assumed to the purchase price:




                                                             HOME                         CBS         NEBRASKA
                                           IOWA REALTY   REAL ESTATE   J.C. NICHOLS   REAL ESTATE   LAND TITLE &
                                            CO., INC.      COMPANY      REAL ESTATE     COMPANY       ABSTRACT      TOTAL
                                          ------------- ------------- -------------- ------------- ------------- ----------
Assets recorded
 Pending real estate contracts ..........    $ 14,231       $1,157        $ 1,831        $1,052    $      --      $ 18,271
 Other receivables ......................      12,281          225          4,799            52            13       17,370
 Fixed assets ...........................      12,706          502          1,734           618            62       15,622
 Cash, cash held in trust &
  investments ...........................      12,701          452          2,106           504           357       16,120
 Other intangibles and prepaids .........       3,415           20            910           199           295        4,839
 Goodwill ...............................      54,607        3,145         13,128         3,512           346       74,738
                                             --------       ------        -------        ------        ---------  --------
  Fair value of assets acquired .........     109,941        5,501         24,508         5,937         1,073      146,960
Liabilities assumed .....................      31,641          301          7,708           637           273       40,560
                                             --------       ------        -------        ------        ---------  --------
  Purchase price ........................    $ 78,300       $5,200        $16,800        $5,300        $  800     $106,400
                                             ========       ======        =======        ======        =========  ========

     Upon acquisition of the real estate brokerage companies, the Company established an asset for the value of pending real estate sales contracts. In the accompanying statements of income, the asset was amortized over three months, the period in which the related revenues are reflected. The value of these contracts for 1998 business acquisitions was $18.3 million. As of December 31, 1998, the entire value of the pending real estate sales contracts has been amortized.

     On May 8, 1998, the predecessor sold 80% of its 100% interest in HOME Real Estate Holdings, Inc. (formerly Home Real Estate Company), valued at $3 million, to its minority shareholders. In addition, 64,692 shares of common stock of the predecessor, held by the minority shareholders and valued at $700,000, were exchanged for the remaining 20% of HOME Real Estate Holdings, Inc. The proceeds from the sale of the 80% interest were received by the predecessor's parent company and are reflected as a dividend in the statement of changes in shareholders' equity. The sale of HOME Real Estate Holdings, Inc. by the predecessor was at book value and therefore no gain or loss on the sale was recorded.

     Immediately prior to the acquisition of the predecessor by the Company, the predecessor liquidated a joint venture with an investment balance of approximately $3.1 million (the investment balance at December 31, 1997 was $2.6 million). In connection with the liquidation, $1,168,000 was included in assets purchased by the Company and $1,961,000 was transferred to the predecessor's parent (AmerUs Group, Inc., an unrelated third party) as reflected on the statement of changes in stockholder's equity. Income of $477,000 was recorded for this investment in 1998 by the predecessor and is included in other revenue on the statement of income.

     Additionally, immediately prior to the acquisition of the predecessor by the Company, the predecessor's parent acquired the $2,815,000 minority interest in Edina Financial Services (a subsidiary of Edina Realty Home Services) for cash of $9,150,000 which was recorded as a capital contribution and additional goodwill of $6,335,000.


     The acquisitions were partially funded through the issuance of 10,000 shares of common stock to its parent, valued at approximately $29 million. Additional financing was provided through a $9 million capital contribution from our parent, MidAmerican Energy Holdings Company, the issuance of private placement notes and a revolving credit facility provided by third party lenders.

     The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1998, after giving

                      MIDAMERICAN REALTY SERVICES COMPANY
effect to certain adjustments including increased amortization of goodwill generated from the acquisitions. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of January 1, 1998, nor are the results indicative of the Company's future results of operations.




                                       FOR THE YEAR ENDED
                                       DECEMBER 31, 1998
                                         (IN THOUSANDS)
                                      -------------------
       Revenues ...................        $325,994
       Operating expenses .........         324,902
       Net (loss) .................          (1,602)

(3) SALE-LEASEBACK TRANSACTIONS

     The Company is party to sale-leaseback transactions for certain brokerage offices. The leases are classified as operating leases, and gains realized on the sales transactions were deferred and are being credited to income as occupancy expense adjustments over the lease terms. At December 31, 1998, deferred income related to these transactions was $14,000.


(4) LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, 1998 (in thousands):



       7.12% Private placement notes .........    $35,000
       Revolving credit facility .............     25,000
       Other .................................      1,445
                                                  -------
                                                   61,445
       Less current portion ..................      3,436
                                                  -------
                                                  $58,009
                                                  =======

PRIVATE PLACEMENT NOTES

     In November 1998, the Company issued $35 million of 7.12% fixed rate private placement senior notes due in annual increments of $5 million beginning in 2004. Cash interest is due semi-annually on May 1 and November 1 of each year.


REVOLVING CREDIT FACILITY

     In November 1998, the Company obtained a $25 million, 5-year credit facility of which the Company had drawn down the entire amount as of December 31, 1998. The credit availability declines $1.5 million every six months for five years, and a commitment fee of 0.3% is charged on any unused portion of the facility. The credit agreement has a variable interest rate (LIBOR) plus a credit spread based on certain financial ratios. During 1998, the Company entered into an interest rate swap agreement to reduce the impact of changes in interest rates on a portion of its 5 year credit facility. At December 31, 1998, the Company had outstanding one interest rate swap agreement with a financial institution having a total notional principal amount of $12,500,000. This agreement effectively changes the Company's interest rate exposure on $12,500,000 of its floating credit facility to a fixed 6.3%. Interest rate swaps are subject to market risk as interest rates fluctuate. In the event that interest rates would rise above the fixed rate, the Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, the Company does not anticipate nonperformance by the counterparty.

                      MIDAMERICAN REALTY SERVICES COMPANY

     At December 31, 1998 and June 30, 1999, respectively, the fair value of this swap agreement was $9,721 and $236,884 using cash termination value. Assuming a 1% increase in interest rates, the fair value of the swap agreement would have been $293,454 and $458,864 at December 31, 1998 and June 30, 1999, respectively.


     The private placement notes and credit facility agreement contain various financial covenants, including among other things, a minimum net worth of $25 million plus 25% of consolidated net earnings, maintenance of certain operating ratios, 75% dividend payment restriction, and maximum allowable indebtedness to net worth of 65% to 35%.


     Aggregate maturities of notes payable for the next five years and thereafter are as follows (in thousands):



  1999 ....................    $ 3,436
  2000 ....................      3,242
  2001 ....................      3,261
  2002 ....................      3,281
  2003 ....................     13,225
  Thereafter ..............     35,000
                               -------
                               $61,445
                               =======

(5) MORTGAGE LOANS HELD FOR SALE AND OTHER RECEIVABLES


     Mortgage loans held for sale and other receivables consisted of the following at December 31, 1998 (in thousands):



       Mortgage loans held for sale .........    $13,384
       Other ................................      5,282
                                                 -------
                                                  18,666
       Less allowance .......................      1,346
                                                 -------
                                                 $17,320
                                                 =======

(6) OFFICE PROPERTY AND EQUIPMENT


     Office property and equipment consisted of the following at December 31, 1998 (in thousands):



       Land ..................................    $   219
       Buildings .............................      3,929
       Furniture and equipment ...............     13,914
                                                  -------
                                                   18,062
       Less accumulated depreciation .........      2,609
                                                  -------
                                                  $15,453
                                                  =======

Depreciation expense for the Company in 1998 totaled $2,609,000 while the predecessor charged $1,488,000 against income for depreciation through May 27, 1998.

                      MIDAMERICAN REALTY SERVICES COMPANY

     The Company rents office space for its various brokerage offices. Future minimum rental payments under noncancelable operating leases at December 31, 1998, were as follows (in thousands):




                                   TO RELATED     TO THIRD
                                     PARTIES      PARTIES       TOTAL
                                  ------------   ---------   ----------
  Year ending December 31:
  1999 ........................      $ 3,181      $ 8,443     $11,624
  2000 ........................        2,809        7,034       9,843
  2001 ........................        1,579        5,429       7,008
  2002 ........................        1,269        4,519       5,788
  2003 ........................          980        3,082       4,062
  Thereafter ..................        1,301        4,486       5,787
                                     -------      -------     -------
                                     $11,119      $32,993     $44,112
                                     =======      =======     =======

     Total occupancy expense under noncancelable operating leases during 1998 was $4.9 million for the predecessor and $8.9 million for the Company.


(7) INTANGIBLE ASSETS

     Intangible assets consisted of the following at December 31, 1998 (in thousands):



       Goodwill ..............................    $74,738
       Non-compete agreements ................      1,350
       Other intangibles .....................        602
                                                  -------
                                                   76,690
       Less accumulated amortization .........      1,568
                                                  -------
                                                  $75,122
                                                  =======

     The Company amortized $1,568,000 in 1998 while the predecessor recorded amortization of $805,000 for intangible assets through May 27, 1998.


(8) INVESTMENTS IN 50 PERCENT OR LESS OWNED ENTITIES

     Condensed unaudited financial information for entities accounted for under the equity method is as follows at December 31, 1998 (in thousands):



       Total assets ..............    $1,633
                                      ======
       Total liabilities .........    $  364
                                      ======
       Net income ................    $  521
                                      ======

     Net earnings in entities accounted for under the equity method were $-0-and $260,000 for the predecessor and the Company, respectively.


(9) EMPLOYEE BENEFIT PLANS


CONTRIBUTION PLAN

     The Company maintains various defined contribution salary deferral plans covering substantially all employees under section 401(k) of the Internal Revenue Code. The plans allow for matching and employer contributions not to exceed the maximum allowable for tax purposes. The Company match

                      MIDAMERICAN REALTY SERVICES COMPANY
ranges from 50 to 125 percent of the employee contribution for the first 4 to 6 percent of the employee's annual compensation depending upon the specific plan. Additionally, one plan provides for a Company contribution equal to a percent of annual compensation for each active, eligible employee on December 31 of each year. Two other plans provide for additional Company contributions at the discretion of the Company. For the period ended December 31, 1998, the Company recognized expense of $1.2 million for the plans, while the predecessor recognized expense of $100,000 through May 27, 1998.


POST-RETIREMENT BENEFITS OTHER THAN PENSIONS


     The Company offered a post-retirement benefit plan, which provided certain eligible participants with medical, dental and life insurance benefits. The plan was terminated effective January 1, 1999. The plan was unfunded, and the benefits were generally based on a combination of age and years of service at retirement. The plan provided no vesting rights for participants. Upon termination of the plan, there was one retiree collecting benefits. The medical and dental insurance plan was contributory, with retirees' contributions adjusted annually, and contained other cost sharing features such as a deductible limit and coinsurance. The life insurance plan was reduced by 4 percent each month on a straight-line basis, upon retirement of the participant, to a $10,000 minimum level. At December 31, 1998, the Company has accrued $467,000 related to this plan. The Company had net post-retirement benefit plan expense of $59,000 for the period from May 28, 1998 to December 31, 1998, while the predecessor recognized an expense of $55,000 through May 27, 1998.


DEFERRED COMPENSATION PLAN


     Two subsidiaries of the Company provide a nonqualified deferred compensation plan for certain sales agents. Under one plan, adopted in 1985 by a prior owner, the board of directors of the subsidiary determines annually which agents shall be entitled to participate, the benefit amount (based upon a percentage of annual commissions paid to the participants) and the benefit payment date. The plan is not funded. At December 31, 1998, the Company has accrued approximately $4.7 million for estimated future payments to qualifying sales agents. For 1998, the Company incurred expenses of $969,000 for the sales agents' deferred compensation plan, while the predecessor recognized expenses of $136,000 for this plan.


     The second plan, adopted in 1994 by a prior owner, provides for a benefit based on profits generated by participating agents. Benefits are payable after ten years of continuous licensed contract with the subsidiary. At December 31, 1998, the Company has accrued $851,000 for estimated future payments to qualifying sales agents. The Company holds U.S. Treasury Strips (principal only) to fund this obligation. For 1998, the Company incurred expenses of $200,000 for the sales agents' deferred compensation plan.


(10) INCOME TAXES


     Income taxes for the year ended December 31, 1998, were as follows (in thousands):




                                             PREDECESSOR      COMPANY
                                            -------------   -----------
       Current ..........................       $1,585       $    (23)
       Deferred .........................           79         (2,224)
                                                ------       --------
       Total expense (benefit) ..........       $1,664       $ (2,247)
                                                ======       ========

                      MIDAMERICAN REALTY SERVICES COMPANY

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liabilities as of December 31, 1998 were as follows (in thousands):


     Deferred tax assets related to:



       NOL carryforward ...........................    $1,888
       Bad debt reserves ..........................       334
       Employee benefits ..........................     2,275
       Self-insurance reserves ....................       377
       Deferred gain on real estate sales .........        87
       Other ......................................        83
                                                       ------
        Total deferred tax asset ..................     5,044
                                                       ------

     Deferred tax liabilities related to:



       Intangibles .............................     2,824
       Depreciable property ....................        72
                                                     -----
        Total deferred tax liabilities .........     2,896
                                                     -----
        Net deferred tax asset .................    $2,148
                                                    ======

     The Company has a net operating loss carryforward at December 31, 1998 of $4,651,000 which will expire commencing in 2019 and is available to offset future taxable income.


     The following table is a reconciliation between the effective income tax rate indicated by the Consolidated Statement of Income and the statutory federal income tax rate for the year ended December 31, 1998:




                                                                  PREDECESSOR    COMPANY
                                                                 ------------- ----------
       Statutory federal income tax rate .......................      35.0%        35.0%
       State income tax, net of federal income tax benefit .....       7.0          5.4
       Amortization of acquisition costs .......................        --          0.3
       Other ...................................................       4.0         (1.1)
                                                                      ----         ----
       Effective federal and state income tax rate .............      46.0%        39.6%
                                                                      ====         ====

     The Company is required to establish a "valuation allowance" for any portion of the deferred tax assets that management believes will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income. Based upon the levels of historical taxable income and projections for future taxable income, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets and, therefore, no such valuation allowance has been established.

                      MIDAMERICAN REALTY SERVICES COMPANY

(11) RELATED-PARTY TRANSACTIONS

     Related parties consist of entities associated by common ownership or controlled by officers or directors of the Company. The Company had the following balances and transactions with related parties during the year ended December 31, 1998 (in thousands):




                                                      PREDECESSOR      COMPANY
                                                     -------------   -----------
       Assets:
        Advances receivable ......................                      $69
                                                                        ====
       Liabilities:
        Accounts payable .........................                     $354
        Accrued expenses .........................                       13
                                                                       -----
                                                                       $367
                                                                       =====
       Stockholders' equity:
        Notes receivable for shares sold .........                     $896
                                                                       =====
       Revenues:
        Title fees ...............................      $  387       $   --
        Other ....................................          11           --
                                                        ------       -------
                                                        $  398       $   --
                                                        ======       =======
       Expenses:
        Occupancy ................................      $  292         $913
        Corporate allocations ....................         359        1,552
                                                        ------       -------
                                                        $  651       $2,465
                                                        ======       =======
       Other income (expense):
        Interest income ..........................      $   25       $   64
        Interest expense .........................        (485)      (1,246)
                                                        ------       -------
                                                        $ (460)     $(1,182)
                                                        ======       =======

     Certain officers and employees of the Company were issued shares of common stock in the Company upon its formation, with a corresponding receivable recorded for the fair value of the stock. The value of the 500 issued shares and corresponding receivables was $1.5 million. The shares carry the same dividend and voting rights as the shares held by the Parent. The officers and employees held a 5% ownership interest as of December 31, 1998.

     As certain performance levels are achieved over a five-year period, a portion of the receivable balance is forgiven and considered compensation to the officers and employees. In 1998, the amount accrued to the allowance for estimated forgiveness and expensed as compensation was $629,000. The balance of the notes receivable at December 31, 1998 was $896,000. The Company charges interest on the outstanding receivable balance at a rate equal to its average annual borrowing rate (6.87% at December 31, 1998). Interest income recorded on the notes was $64,000 in 1998.

     As of December 31, 1998, the Company had advanced its excess funds to affiliated companies. Interest accrues daily at LIBOR plus 25 basis points (6.62% at December 31, 1998) and is receivable upon demand.

     In May 1998, the Company entered into a $100 million revolving credit agreement with its parent to borrow funds from time to time. The interest rate on borrowings is equal to the 30-day LIBOR rate plus 1%. Interest expense recorded on this agreement totaled $1.2 million through December 31, 1998. No outstanding debt remained at December 31, 1998.

                      MIDAMERICAN REALTY SERVICES COMPANY

     The Company is charged for direct costs incurred by the parent on its behalf. In 1998 these costs were comprised of direct labor costs for legal, accounting and human resource services of $394,000, professional fees of $293,000, airplane usage of $25,000, as well as advertising fees and other of $169,000. The Company has also allocated indirect costs from its parent for corporate overhead such as executive costs, directors fees, and parent interest. The Parent allocates indirect costs to its subsidiaries based on their individual total assets and payroll. In 1998 the Company recorded indirect costs of $671,000. Management believes this method for allocating indirect cost is reasonable, and the costs reasonably approximate those costs that would have been incurred on a stand-alone basis. The Parent has not incurred or recorded any debt that is directly attributed to the Company or any of its subsidiaries.


(12) INVESTMENT SECURITIES

     The investment securities held at December 31, 1998 were (in thousands):




                                                           GROSS          GROSS
                                                        UNREALIZED     UNREALIZED     FAIR
                                               COST        GAINS         LOSSES       VALUE
                                              ------   ------------   ------------   ------
       Available-for-sale:
        Highwoods Properties Inc. .........    $288        $  9       $  --           $297
                                               ====        ====       ======          ====
       Held-to-maturity:
        U.S. Treasury Strips (principal
  only) ...................................    $364        $ 90       $  --           $454
       Agency obligation ..................     287          10          --            297
                                               ----        ----       ------          ----
                                               $651        $100       $  --           $751
                                               ====        ====       ======          ====

     The maturities of held-to-maturity investment securities and their approximate fair value at December 31, 1998 were as follows (in thousands):




                                                                    FAIR
                                                           COST     VALUE
                                                          ------   ------
       Due in one year or less ........................    $ --     $ --
       Due after one through five years ...............     287      297
       Due after five years through ten years .........     364      454

(13) COMMITMENTS AND CONTINGENCIES

     The Company is a party to a number of lawsuits, claims and assessments arising from the operation of its business. While the results of lawsuits or other matters against the Company cannot be predicted with certainty, management, in consultation with legal counsel, does not expect these matters to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

     The Company has employment agreements and arrangements with its executive officers and certain management personnel. The agreements generally continue for a period of one month to four years, and provide for severance payments under certain circumstances. The agreements include a covenant against competition with the Company, which extends for a period of time after termination for any reason. As of December 31, 1998, if all employees under contract were to be terminated by the Company without good cause, the Company's liability would be approximately $9.6 million.

     The Company assumed an outstanding contingent obligation as part of the J.C. Nichols Real Estate asset purchase. The obligation related to an acquisition of a residential real estate brokerage

                      MIDAMERICAN REALTY SERVICES COMPANY
operating by J.C. Nichols Real Estate Co. on May 14, 1998. J.C. Nichols paid $463,000 cash at closing and is to pay $20,000 per month for a period of twelve months beginning July 1, 1998, for the balance of the purchase price of $240,000. In addition, J.C. Nichols is to pay, as a monthly referral fee, a percentage of gross profit generated by sales agents of the Seller who join J.C. Nichols. Sales generated by these agents during the thirty-nine months after the date of the purchase are subject to the following referral fee on gross profit:

            15% of the closed transactions within the first 12 months 10% of the closed transactions within the next 12 months
             5% of the closed transactions within the last 15 months

     J.C. Nichols has guaranteed that the referral fees will be no less than $204,000. The monthly referral fees are reduced to the extent of the $20,000 monthly payments for the acquisition. Any balance due shall be paid to the Seller at the end of the first year. If note payments exceed the amount of the referral fees during the first twelve months, the excess will be carried forward to apply to referral fees during subsequent months. The referral fees are expensed as the related revenue is recognized.

     The J.C. Nichols Real Estate asset purchase agreement also requires certain installment payments be made, after the closing date, based on certain profitability levels achieved. The payments are required 60 days after the close of calendar year 1998, 1999 and 2000. The maximum amount payable under the agreement is $500,000 per year. These payments will be recorded as additional costs of acquisition.

     The CBS Real Estate Company stock purchase agreement requires certain installment and retention payments after the closing date based on agent retention and profitability levels. These payments are required 60 days, 120 days and 17 months after the close date. A $250,000 installment payment was made in late 1998, with subsequent net installment payments of $200,000 made in early 1999. A final retention payment not to exceed $100,000 is due 17 months from the closing date based on certain levels of retained agent profitability. These payments have been and will be recorded as additional costs of acquisition.

     Through its mortgage subsidiary, the Company had commitments to sell mortgage loans to investors of $13.4 million at December 31, 1998 and $6.8 million at June 30, 1999.

     Commitments to sell mortgage loans to investors are contracts in which the Company agrees to deliver mortgage loans at specific future dates at specified prices or yields. Risks may arise from the possible inability of counterparties to meet the terms of their contracts.

(14) SUBSEQUENT EVENTS (UNAUDITED)

     On June 15, 1999, management at CBS HOME negotiated a reduction in the annual salary paid to two non-executive employees under four year employment agreements. As a result, the annual salary for the employees will be reduced to $50,000 from $175,000 over the remaining term (39 months) of the employment agreements. These agreements were entered into at the time of the acquisition by the Company. These individuals are required to pay back a portion of the lump sum amount if they leave the Company prior to the end of the employment agreements. This lump sum payment was recorded as a prepaid expense included within other assets and will be amortized straight line over the remaining term of the employment agreements.

     In June 1999, the revolving credit agreement with the Company's parent (see note 11) was amended to reduce the amount available under the agreement from $100 million to $10 million.

     In June 1999, the Company signed a purchase agreement to acquire Paul Semonin Company, a Louisville, Kentucky real estate brokerage firm with 11 offices and a leading market share in Louisville, and also operates in Lexington, Kentucky and southern Indiana. This transaction closed on July 8, 1999.

                      MIDAMERICAN REALTY SERVICES COMPANY

     On August 23, 1999, the Company closed the purchase of Roy H. Long Realty Co., Inc. (Long Realty), a Tucson, Arizona based real estate agency and brokerage business. Long Realty has approximately 853 sales associates working from 12 branch offices in Arizona.


     The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions, and the acquisitions described in note 2, had been completed on January 1, 1998, after giving effect to certain adjustments including increased amortization of goodwill generated from the acquisitions. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of January 1, 1998, nor are the results indicative of the Company's future results of operations.




                                         FOR THE YEAR ENDED
                                         DECEMBER 31, 1998
                                           (IN THOUSANDS)
                                        -------------------
  Revenues ..........................        $394,430
  Operating expenses ................         393,186
  Net (loss) ........................          (1,220)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
J.C. Nichols Real Estate


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in partners' capital, and of cash flows present fairly, in all material respects, the financial position of J.C. Nichols Real Estate and its subsidiaries (the "Company") at December 31, 1997 and the results of its operations and its cash flows for the eight months ended August 31, 1998 and the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.






Kansas City, Missouri                            /s/ PricewaterhouseCoopers LLP
June 30, 1999

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)








                                                                                      DECEMBER 31,
                                                                                          1997
                                      ASSETS                                         -------------
Current assets:
 Cash and cash equivalents .......................................................       $  542
 Cash held in trust ..............................................................          781
 Commission revenue receivable ...................................................          197
 Mortgage loans held for sale ....................................................        4,952
 Other accounts receivable, net of allowance for uncollectible accounts of $3.....           95
 Notes receivable, net of allowance for uncollectible notes of $4.................          109
 Current portion of held-to-maturity securities ..................................          147
 Prepaid expenses ................................................................          147
                                                                                         ------
    Total current assets .........................................................        6,970
                                                                                         ------
Property and equipment:
 Furniture and fixtures ..........................................................        1,740
 Computers and electronic equipment ..............................................          851
 Leasehold improvements ..........................................................          127
                                                                                         ------
                                                                                          2,718
 Less accumulated depreciation ...................................................        1,493
                                                                                         ------
    Net property and equipment ...................................................        1,225
                                                                                         ------
Other assets:
 Held-to-maturity securities .....................................................          364
 Available-for-sale security .....................................................          369
 Investment in less than 50% owned entity ........................................           30
 Other noncurrent assets .........................................................           18
                                                                                         ------
    Total other assets ...........................................................          781
                                                                                         ------
    Total assets .................................................................       $8,976
                                                                                         ======

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

                                 (IN THOUSANDS)








                                                        DECEMBER 31,
                                                            1997
          LIABILITIES AND PARTNERS' CAPITAL            -------------
Current liabilities:
 Short-term bank borrowings ........................       $4,409
 Cash overdraft ....................................          132
 Accounts payable ..................................          227
 Accrued commissions ...............................          135
 Accrued expenses ..................................          501
 Deposits on loans in process ......................           97
 Cash held in trust ................................          781
 Current portion of long-term debt .................           88
 Other current liabilities .........................            7
                                                           ------
    Total current liabilities ......................        6,377
                                                           ------
Long-term liabilities:
 Long-term debt ....................................          421
 Deferred compensation .............................          651
                                                           ------
    Total long-term liabilities ....................        1,072
                                                           ------
Commitments and contingencies (note 10) ............           --
Minority interest in subsidiaries ..................           55
                                                           ------
Partners' capital:
 Partners' capital .................................        1,211
 Accumulated other comprehensive income ............          261
                                                           ------
    Total partners' capital ........................        1,472
                                                           ------
    Total liabilites and partners' capital .........       $8,976
                                                           ======

   The accompanying notes are an integral part of these financial statements.

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)








                                                               EIGHT MONTHS
                                                                  ENDED         YEAR ENDED       YEAR ENDED
                                                                AUGUST 31,     DECEMBER 31,     DECEMBER 31,
                                                                   1998            1997             1996
                                                              -------------   --------------   -------------
Revenues:
 Commission revenue .......................................      $25,715        $27,860          $25,538
 Other ....................................................        2,163          2,314            1,655
                                                                 -------         -------          -------
   Total revenues .........................................       27,878         30,174           27,193
                                                                 -------         -------          -------
Operating expenses:
 Commission expense .......................................       18,173         19,738           17,805
 Salaries and employee benefits ...........................        3,227          3,982            3,378
 Occupancy ................................................          962          1,117            1,331
 Business promotion and advertising .......................        1,291          1,409            1,268
 Depreciation and amortization ............................          292            344              227
 Operating, administrative and other ......................        1,786          1,967            1,353
                                                                 -------         -------          -------
    Total operating expenses ..............................       25,731         28,557           25,362
                                                                 -------         -------          -------
Other income (expense):
 Interest income ..........................................           40             91               72
 Other income .............................................           32              7               --
 Interest expense .........................................          (44)          (103)             (63)
 Other expense ............................................           --               (4)            --
 Minority interest ........................................          (97)           (60)             (15)
                                                                 -------         --------         -------
    Net other expense .....................................          (69)           (69)                (6)
                                                                 -------         --------         ---------
    Net income ............................................      $ 2,078         $1,548           $1,825
                                                                 =======         ========         ========
 Income before income taxes ...............................      $ 2,078         $1,548           $1,825
 Pro forma provision for income taxes (unaudited) .........          792            598              704
                                                                 -------         --------         --------
    Pro forma net income (unaudited) ......................      $ 1,286         $  950           $1,121
                                                                 =======         ========         ========

   The accompanying notes are an integral part of these financial statements.

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                 (IN THOUSANDS)








                                                                            ACCUMULATED
                                                                               OTHER
                                             PARTNER'S       PARTNER'S     COMPREHENSIVE
                                            CAPITAL-JCN     CAPITAL-NM        INCOME          TOTAL
                                           -------------   ------------   --------------   -----------
Balance, January 1, 1996 ...............      $  221         $    330         $  14         $    565
                                                                                            --------
Comprehensive income:
 Net income ............................         730            1,095                          1,825
 Unrealized gain on investment .........                                         48               48
                                                                                            --------
 Total comprehensive income ............                                                       1,873
Capital distributions ..................        (400)            (600)                        (1,000)
                                              ------         --------                       --------
Balance, December 31, 1996 .............         551              825            62            1,438
                                                                                            --------
Comprensive income:
 Net income ............................         619              929                          1,548
 Unrealized gain on investment .........                                        199              199
                                                                                            --------
 Total comprehensive income ............                                                       1,747
Capital contributions ..................                          187                            187
Capital distributions ..................        (760)          (1,140)                        (1,900)
                                              ------         --------                       --------
Balance, December 31, 1997 .............         410              801           261            1,472
                                                                                            --------
Comprehensive income:
 Net income ............................         831            1,247                          2,078
 Unrealized loss on investment .........                                        (81)             (81)
                                                                                            --------
 Total comprehensive income ............                                                       1,997
Capital distributions ..................        (837)          (1,255)                        (2,092)
                                              ------         --------                       --------
Balance, August 31, 1998 ...............      $  404         $    793         $ 180         $  1,377
                                              ======         ========         =====         ========

  The accompanying notes are an integral part of these financial statements.

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                EIGHT MONTHS       YEAR ENDED             YEAR ENDED
                                                                   ENDED          DECEMBER 31,           DECEMBER 31,
                                                              AUGUST 31, 1998         1997                   1996
                                                             -----------------   --------------   -------------------------
Cash flows from operating activities:
 Net income ..............................................       $ 2,078            $  1,548           $    1,825
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Depreciation and amortization .........................           292                 344                  227
   Minority interest in subsidiaries .....................            97                  60                   15
   Noncash compensation expense ..........................            --                 187                   --
   Deferred compensation expense .........................            --                 171                  185
   Change in current assets and liabilities (net of
    acquisition):
    (Increase) decrease in:
      Commission revenue receivable ......................          (453)               (197)                 107
      Mortgage loans receivable ..........................           927                (855)              (1,722)
      Other accounts receivable ..........................            24                  22                   (8)
      Prepaid expenses ...................................           (38)                 --                  (15)
      Other assets .......................................             7                 (14)                  --
    Increase (decrease) in:
      Accounts payable ...................................         2,398                 (35)                 105
      Accrued commissions ................................           354                 104                   14
      Accrued expenses ...................................          (416)                (25)                 228
      Deposits on loans in process .......................           (49)                (85)                 (40)
      Other current liabilities ..........................            (7)                  5                   (4)
                                                                 ----------         --------           ------------
       Net cash provided by (used in) operating
         activities ......................................         5,214               1,230                  917
                                                                 ---------          --------           ------------
Cash flows from investing activities:
 Purchases of property and equipment .....................          (337)               (564)                (471)
 Proceeds from sale of property and equipment ............             4                  --                   52
 Acquisition of business .................................          (463)                 --                   --
 Proceeds from notes receivable ..........................            58                  52                 (102)
 Purchase of investments .................................          (140)                (61)                (319)
                                                                 ---------          --------           ------------
   Net cash used in investing activities .................          (878)               (573)                (840)
                                                                 ---------          --------           ------------
Cash flows from financing activities:
 Payments on long-term debt ..............................           (95)                (51)                 (62)
 Net increase in short-term bank borrowings ..............        (3,201)              2,075                  766
 Change in cash overdraft ................................          (132)             (1,344)               1,167
 Distributions to partners ...............................        (1,213)             (1,900)              (1,000)
 Distributions to minority interest shareholders .........            (9)                (27)                 (56)
                                                                 ----------         --------           ------------
   Net cash provided by (used in) financing
    activities ...........................................        (4,650)             (1,247)                 815
                                                                 ---------          --------           ------------
      Net increase (decrease) in cash ....................          (314)               (590)                 892
Cash and cash equivalents at beginning of period .........           542               1,132                  240
                                                                 ---------          --------           ------------
Cash and cash equivalents at end of period ...............       $   228            $    542           $    1,132
                                                                 =========          ========           ============
Supplemental cash flow information:
Interest paid ............................................       $    44            $    103           $       60
                                                                 =========          ========           ============
Noncash investing activity:
 Capital lease obligations ...............................       $    --            $     --           $       23
                                                                 =========          ========           ============

   The accompanying notes are an integral part of these financial statements.

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) THE COMPANY AND BASIS OF PRESENTATION

     J.C. Nichols Real Estate (the Company) operates primarily as a home services company specializing in residential real estate brokerage, specialized services for building new homes, and complimentary products, which include mortgage origination, home inspection/warranty assistance and relocation assistance. The Company has over 650 sales associates working from 16 branch offices located in Kansas and Missouri.

     The consolidated financial statements include the accounts, after inter-company eliminations, of J.C. Nichols Real Estate, its majority owned subsidiary, Plaza Financial Services (which owns 90% of Plaza Mortgage Services), and its majority owned subsidiary, J.C. Nichols Alliance. J.C. Nichols Alliance markets J.C. Nichols Real Estate franchises to cities in Missouri and Kansas.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     On August 31, 1998, the Company sold all of its assets to MidAmerican Realty Services for $16,500,000. The asset purchase agreement also requires certain installment payments be made after the closing date based on certain profitability levels achieved. The payments are required 60 days after the close of calendar years 1998, 1999 and 2000. The maximum amount payable under the agreement is $500,000 per year. In February 1999, a $500,000 installment was made to J.C. Nichols in accordance with the purchase agreement.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing deposits in depository institutions purchased with a maturity of three months or less, excluding cash held in trust.


CASH HELD IN TRUST

     Balances of $781,000 at December 31, 1997 are restricted from use for general operations and are held in a trust as escrow funds from real estate transactions.


PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost less accumulated depreciation. Major renewals and betterments are capitalized, and maintenance and repairs which do not improve or extend the life of the respective assets are charged against earnings in the current period.

     Depreciation and amortization are provided on straight-line and accelerated methods over the following estimated useful lives:



       Furniture and fixtures ..................... 5-10 years
       Computers and electronic equipment ......... 3-5 years
       Leasehold improvements ..................... 5-10 years

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

INVESTMENTS

     Less Than 50 Percent Owned Entity

     The investment in Reliance Relocation Services consists of a small common stock interest in a broker-to-broker real estate referral network specializing in relocation services. The investment is carried at cost, which approximates market value.

     Investment Securities

     Marketable debt securities are classified as available-for-sale or held-to-maturity. Management determines the appropriate classification of debt securities at the time of purchase. Debt securities classified as available-for-sale are stated at fair value, with unrealized gains and losses reported in a separate component of partners' capital. Realized gains and losses on sales of investments are included in other revenues. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Interest on debt securities is included in interest income.

     Certain investments in equity securities are accounted for as available-for-sale securities and adjusted to market value with unrealized gains or (losses) reported as a separate component of partners' capital.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Where no market exists for financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     The Company discloses the estimated fair value for its financial instruments using the methods and assumptions set forth below:

     Cash and cash equivalents

     The carrying amount approximates the estimated fair value due to the short-term nature of the investments.

     Securities

     Fair values of securities available for sale are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Mortgage loans held for sale

     Mortgage loans held for sale are carried at the lower of cost or market, computed on the aggregate basis. Market value is computed using the outstanding commitment price from the investors. The carrying amount approximates the estimated fair value.

     Short-term borrowings

     The carrying amount of short-term bank borrowings approximates the estimated fair value.

     Long-term debt

     Rates currently available to the Company for such borrowings with similar terms and remaining maturities are used to discount the future cash flows to estimate fair value for debt.

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

INTANGIBLES


     Costs associated with the organization of the Company are being amortized over 5 years, and are included in other assets. At December 31, 1997, the book value was $4,000, net of accumulated amortization of $20,000.


     Goodwill of $240,000 resulting from a business acquisition in May 1998 is being amortized over 15 years (see note 9).


DEPOSITS ON LOANS IN PROGRESS


     Deposits on loans in progress consist of funds to be paid for loan origination fees, appraisal fees, title fees and processing fees on behalf of the buyer. These funds are disbursed at closing or at the time of funding.


REVENUE RECOGNITION


     Commission income from real estate brokerage transactions and related amounts due to agents are recognized when title has transferred from seller to buyer.


     Income from underwriting and sales of residential mortgages is recognized when such mortgages are sold to designated investors and funds have been received from the respective investors.


     In exchange for fees, the Company provides the right to use certain names and related trademarks. This franchise revenue is recognized upon receipt.


BUSINESS PROMOTION AND ADVERTISING


     Advertising and promotion costs are expensed as incurred.


INCOME TAXES


     The Company has elected under the Internal Revenue Code to be taxed as a partnership. The Company's subsidiary, Plaza Financial Services, is a limited liability company and is taxed as a partnership. The partners/members are taxed on their proportionate share of the Company's taxable income, and accordingly, no provision for federal or state income taxes has been made. Pro forma income taxes are calculated at a combined federal and state statutory rate of 38%. The income tax provision for J.C. Nichols Alliance, a corporation, is included in other expenses on the statement of income.


(3) INVESTMENT SECURITIES


     The investment securities held at December 31, 1997 were (in thousands):




                                                                       GROSS          GROSS
                                                                    UNREALIZED     UNREALIZED     FAIR
                                                           COST        GAINS         LOSSES       VALUE
                                                          ------   ------------   ------------   ------
       Available-for-sale:
        J.C. Nichols Co. common stock .................    $108        $261           $  --       $369
       Held-to-maturity:
        U.S. Treasury Strips (principal only) .........    $511        $ 36           $  --       $547

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

     The maturities of marketable debt securities and their approximate market value at December 31, 1997 were as follows (in thousands):




                                                             AMORTIZED     MARKET
                                                                COST       VALUE
                                                            -----------   -------
         Due in one year or less ........................       $147       $147
         Due after one year through five years ..........         --         --
         Due after five years through ten years .........       $364       $400


(4) SHORT-TERM BORROWINGS

     Short-term borrowings consist of two line of credit agreements. The first agreement is a $2,000,000 line of credit due June 30, 1999, collateralized by the Company's portion of commissions on pending transactions. The borrowings are payable at a fixed rate of 8.0%. There were no amounts outstanding on the line of credit at December 31, 1997.

     The second agreement is a $7,000,000 line of credit due April 30, 1999, collateralized by the underlying mortgages. The borrowings are payable at a fixed rate of 8.5%. The line of credit balance at December 31, 1997 was $4,409,000. The loan is subject to a financial covenant requiring tangible net worth of at least $150,000 in Plaza Mortgage Services.


(5) LONG-TERM DEBT

     Long-term debt at December 31, 1997 consists of the following (in thousands):



       Note payable to J.C. Nichols Company, interest at 8.5%, payable in monthly installments of $10 including interest, until
        maturity in April 2003 ..........................................    $490
       Capital lease obligations, collateralized by equipment, payable in monthly installments of $1 including interest, through January
        2000 ............................................................      19
                                                                             ----
                                                                              509
       Less current maturities ..........................................      88
                                                                             ----
          Total long-term debt ..........................................    $421
                                                                             ====

     As of December 31, 1997, scheduled maturities of long-term debt during the next five years ending December 31, are as follows (in thousands):



  1998 .......................    $ 88
  1999 .......................      89
  2000 .......................      90
  2001 .......................      98
  2002 .......................     106
  Thereafter .................      38
                                  ----
                                  $509
                                  ====

(6) RELATED PARTY TRANSACTIONS

     As discussed in note 5, the Company has a note payable to one of its partners, J.C. Nichols Company, in the amount of $490,000 at December 31, 1997. In addition, as discussed in note 3, the Company had an investment in the common stock of J.C. Nichols Company.

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

     The Company has a license agreement with J.C. Nichols Company to use the "J.C. Nichols" tradename and servicemark for a royalty equal to $120,000 of net income per year. Royalty expense for the year ended December 31, 1996, 1997, and the eight months ended August 31, 1998, totaled $120,000, $120,000 and $80,000, respectively.

     The Company recognized expense in the amount of $18,000 and $12,000 for the year ended December 31, 1997 and the eight months ended August 31, 1998, respectively, to reimburse J.C. Nichols Company for the services of one of its employees.

     The Company leases office space from J.C. Nichols Company. Total rent expense for the years ended December 31, 1996, 1997 and the eight months ended August 31, 1998 was $374,000, $407,000 and $330,000, respectively.

     The Company leases office space from an officer and owner of the Company. Total rent expense for 1996, 1997 and the first eight months of 1998 was $87,000, $98,000 and $94,000, respectively.


(7) RETIREMENT AND PROFIT SHARING PLANS

     The Company maintains a 401(k) plan for the benefit of its employees. The plan allows for matching and discretionary employer contributions not to exceed the maximum allowable for tax purposes. Contributions are determined annually by the Company. The consolidated statements of income for 1996, 1997 and for the first eight months of 1998 reflect an expense of $46,000, $70,000 and $41,000, respectively, for the employer match for the periods, based on budgeted profits and contribution levels for the current plan years.

     The Company has a nonqualified deferred compensation plan which covers real estate agents licensed with the Company. The plan, adopted in 1994, provides for a benefit based on profits generated by participating agents. Benefits are payable after ten years of continuous licensed association with the Company. The Company holds U.S. Treasury Strips (principal only) to fund this obligation. Contributions to the plan are discretionary and are determined annually by the Company. The Company expensed $167,000 and $140,000 in 1996 and 1997, respectively.


(8) LEASES


OPERATING

     The Company leases certain equipment and office space under noncancelable operating leases. The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997 (in thousands):




                                   RELATED
                                    PARTY      OTHER       TOTAL
                                  --------   ---------   ---------
  Year ending December 31:
  1998 ........................     $144      $1,389      $1,533
  1999 ........................      154       1,522       1,676
  2000 ........................      160       1,367       1,527
  2001 ........................      165       1,186       1,351
  2002 ........................      171       1,104       1,275
                                    ----      ------      ------
                                    $794      $6,568      $7,362
                                    ====      ======      ======

     Total rent expense under operating leases for 1996, 1997 and the first eight months of 1998 was $906,000, $1,116,000 and $962,000, respectively.

                   J.C. NICHOLS REAL ESTATE AND SUBSIDIARIES

CAPITAL

     Cost of leased property under capital leases at December 31, 1997 includes (in thousands):



       Equipment .............................    $39
       Less accumulated amortization .........     11
                                                  ---
                                                  $28
                                                  ===

     Minimum future obligations on capital leases at December 31, 1997 are as follows (in thousands):



       Year ending December 31:
        1998 .......................................     $14
        1999 .......................................       7
        2000 .......................................      --
                                                         ---
                                                          21
       Less amount representing interest ...........        (2)
                                                         ------
       Present value of minimum obligation .........     $19
                                                         =====

     Total payments under capital leases for 1996, 1997 and the first eight months of 1998 were $51,000, $24,000 and $11,000, respectively.


(9) BUSINESS ACQUISITION

     In May 1998, the Company acquired certain assets of Eugene D. Brown Company (the Seller). The acquisition was accounted for using the purchase method. The purchase price was $703,000. The Company paid $463,000 cash at closing and is to pay $20,000 per month for a period of twelve months beginning July 1, 1998 (in the form of a note payable), for the balance of the purchase price. Assets acquired included furniture, office equipment and leasehold improvements with a fair value of $463,000, with the balance ($240,000) allocated to goodwill. Under the terms of the agreement, the Company is to pay, as a monthly referral fee, a percentage of gross profit generated by sales agents of the Seller who join the Company. Sales generated by these agents during the thirty-nine months after the date of the purchase are subject to the following referral fee on gross profit:

     15% of the closed transactions within the first 12 months
     10% of the closed transactions within the next 12 months
     5% of the closed transactions within the last 15 months

     The Company has guaranteed that the referral fees will be no less than $204,000.

     The monthly referral fees are reduced to the extent of the $20,000 monthly note payments for the acquisition. Any balance due shall be paid to the Seller at the end of the first year. If note payments exceed the amount of the referral fees during the first twelve months, the excess will be carried forward to apply to referral fees due in subsequent months.

     In connection with the acquisition, the Company entered into a five year non-compete agreement with the Seller valued at $300,000.


(10) COMMITMENTS AND CONTINGENCIES

     The Company is a party to lawsuits, claims and assessments arising during the normal course of business. While the results of lawsuits or other matters against the Company cannot be predicted with certainty, management, in consultation with legal counsel, does not expect these matters to have a material adverse effect on the consolidated financial position or results of operations of the Company.

     At August 31, 1998, the Company had capital distributions payable of $878,000.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Iowa Realty Co., Inc. and Subsidiaries:


We have audited the accompanying consolidated balance sheet of Iowa Realty Co., Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Iowa Realty Co., Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.




                                           /s/ KPMG LLP

KPMG, LLP
Des Moines, Iowa


February 3, 1998, except for note 15
 which is as of April 3, 1998

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                                              1997
                                         ASSETS                                            ---------
Cash and cash equivalents ..............................................................    $ 2,590
Real estate contracts, net (note 2) ....................................................        361
Real estate ............................................................................        964
Office property and equipment, net (note 3) ............................................     14,061
Investments in 50% or less owned entities (note 4) .....................................      2,651
Other assets (note 6) ..................................................................     41,719
                                                                                            -------
                                                                                            $62,346
                                                                                            =======
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Notes and contracts payable (note 7) ..................................................    $ 7,651
 Accrued expenses and other liabilities ................................................     13,717
 Income taxes payable primarily to parent company ......................................      1,307
                                                                                            -------
   Total liabilities ...................................................................     22,675
                                                                                            -------
Minority interest ......................................................................      2,880
                                                                                            -------
Stockholders' equity:
 Serial preferred stock, $.01 par value;
   2,000,000 shares authorized; no shares issued and outstanding .......................         --
 Common stock, $.01 par value; 23,000,000 shares authorized; 4,758,850 shares issued
   and outstanding at December 31, 1997 ................................................         47
 Additional paid-in capital ............................................................     31,665
 Retained earnings .....................................................................      5,079
                                                                                            -------
   Total stockholders' equity ..........................................................     36,791
                                                                                            -------
Commitment and contingencies (notes 3, 6, 7, 8, and 14) ................................
                                                                                            $62,346
                                                                                            =======

          See accompanying notes to consolidated financial statements.

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                (IN THOUSANDS)




                                                         1997                        1996
                                               -------------------------   ------------------------
Revenues:
 Commissions revenue .......................                  $191,083                    179,378
 Title fees ................................                    16,203                     14,821
 Real estate sales .........................                       449                     14,022
 Other .....................................                     6,961                      8,070
                                                              --------                    -------
   Total revenues ..........................                   214,696                    216,291
Operating expenses:
 Commission expense ........................    $125,148                     115,331
 Salaries and employee benefits ............      33,688                      35,296
 Occupancy .................................      13,091                      12,377
 Advertising ...............................      10,565                      10,192
 Depreciation and amortization .............       5,619                       5,103
 Cost of real estate sales .................         191                      11,281
 Other .....................................      15,273                      16,016
                                                ========                     =======
   Total operating expenses ................                   203,575                    205,596
Other income (expense):
 Interest income ...........................         633                       1,050
 Interest expense ..........................      (1,536)                     (3,632)
                                                ========                     =======
   Net other income (expense) ..............                      (903)                    (2,582)
                                                              --------                    -------
   Income before income taxes and
    minority interest ......................                    10,218                      8,113
Income taxes (note 9) ......................                     4,725                      3,263
                                                              --------                    -------
   Income before minority interest .........                     5,493                      4,850
Minority interest ..........................                       633                      1,276
                                                              --------                    -------
   Net income ..............................                  $  4,860                      3,574
                                                              ========                    =======



         See accompanying notes to consolidated financial statements.

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                (IN THOUSANDS)




                                                                         ADDITIONAL
                                                              COMMON      PAID-IN       RETAINED
                                                               STOCK      CAPITAL       EARNINGS         TOTAL
                                                             --------   -----------   ------------   ------------
Balance at December 31, 1995 .............................      $ 6       12,862          10,874         23,742
Capital contributions, net ...............................       --        7,028              --          7,028
Net income ...............................................       --           --           3,574          3,574
Dividends ................................................       --           --            (645)          (645)
                                                                ---       ------          ------         ------
Balance at December 31, 1996 .............................        6       19,890          13,803         33,699
Capital contributions, net ...............................       --       11,116              --         11,116
Net income ...............................................       --           --           4,860          4,860
Dividends ................................................       --           --         (13,584)       (13,584)
Common stock issued in acquisition of subsidiary .........        1          699              --            700
Restructure of authorized classes of stock ...............       40          (40)             --             --
                                                                ---       ------         -------        -------
Balance at December 31, 1997 .............................      $47       31,665           5,079         36,791
                                                                ===       ======         =======        =======

         See accompanying notes to consolidated financial statements.

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                (IN THOUSANDS)




                                                                                 1997          1996
                                                                             -----------   ------------
Cash flows from operating activities:
 Net income ..............................................................    $   4,860         3,574
 Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation .........................................................        3,737         3,450
    Amortization .........................................................        2,009         1,653
    Deferred income taxes ................................................          706           386
    Loss in undistributed earning of 50% or less owned entities ..........          240           179
    Loss on sale of office property and equipment ........................          260           413
    Deferred gains on real estate sales ..................................         (130)         (203)
    Increase in other assets .............................................       (1,672)      (13,208)
    Increase (decrease) in accrued expense and other liabilities .........       (6,441)        7,950
    Increase (decrease) in income taxes payable ..........................        1,095        (3,336)
    Minority interest earnings ...........................................          633         1,276
                                                                              ---------       -------
      Net cash provided by operating activities ..........................        5,297         2,134
                                                                              ---------       -------
Cash flows from investing activities:
 Cash used in acquisition ................................................       (2,800)           --
 Cash received from acquisition ..........................................          502            --
 Proceeds from sale of office property and equipment .....................          222           599
 Purchases of office property and equipment ..............................       (3,669)       (9,102)
 Net decrease (increase) in real estate contracts receivable .............        1,842        (1,589)
 Proceeds from sale of real estate .......................................        1,035         1,218
 Advances to affiliates (net) ............................................       (3,891)           --
                                                                              ---------       -------
      Net cash used in investing activities ..............................       (6,759)       (8,874)
                                                                              ---------       -------
Cash flows from financing activities:
 Proceeds from notes and contracts payable ...............................       62,964        42,459
 Repayments on notes and contracts payable ...............................      (66,461)      (31,907)
 Subsidiaries' dividends to parent .......................................         (878)         (645)
 Capital contribution ....................................................        2,800           757
                                                                              ---------       -------
      Net cash provided by (used in) financing activities ................       (1,575)       10,664
                                                                              ---------       -------
      Net increase (decrease) in cash and cash equivalents ...............       (3,037)        3,924
Cash and cash equivalents at beginning of year ...........................        5,627         1,703
                                                                              ---------       -------
Cash and cash equivalents at end of year .................................    $   2,590         5,627
                                                                              =========       =======
Supplemental disclosure of cash flow information --
 Cash paid for:
   Interest ..............................................................    $     408         4,022
   Income taxes ..........................................................        3,282         5,289
                                                                              =========       =======
Supplemental schedule of noncash investing and financing activities:
   Noncash asset dividends ...............................................    $  12,706            --
   Stock issued in acquisition ...........................................          700            --
   Noncash assets contributed by parent ..................................        8,316         6,271
                                                                              =========       =======

See accompanying notes to consolidated financial statements.

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996



(1) SUMMARY OF BUSINESS ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES AND
                             PRACTICES


DESCRIPTION OF THE BUSINESS


     Iowa Realty Co., Inc., headquartered in Des Moines, Iowa, is a wholly owned subsidiary of AmerUs Group Co. AmerUs Group Co. is a wholly owned subsidiary of American Mutual Holding Company (AMHC), headquartered in Des Moines, Iowa. Iowa Realty Co., Inc. is primarily engaged in real estate brokerage.


     As part of a corporate reorganization during 1997, Iowa Realty Co., Inc. contributed its investments in the following companies to AmerUs Group Co.; AmerUs Mortgage, Inc.; Sunset Homes, Inc. (f/k/a Midland Homes Inc.); Iowa Realty Development Co.; and Central Realty Advisors, Inc. Due to the common ownership and control of the contributed companies, prior periods have been restated except as follows:


     The predecessor company was active in both real estate development operations and real estate brokerage operations in 1996. The development and brokerage activities were conducted by the company using shared management, office space and related services. Effective January 1, 1997, the assets and liabilities associated with the development operations were transferred to the parent company.


     Development assets and liabilities transferred effective January 1, 1997 included (in thousands):



       Real estate .......................................    $16,416
       Real estate contracts receivable ..................      6,808
       Investments in 50% or less owned entities .........      5,810
       Other assets ......................................      1,300
       Notes and contracts payable .......................     18,355

     Development operations for 1996 included the following direct revenue and expense (in thousands):



       Real estate sales .........    $14,022
       Costs of sales ............     11,281
       Interest income ...........        498
       Interest expense ..........      1,036

CONSOLIDATION AND BASIS OF PRESENTATION


     The consolidated financial statements include Iowa Realty, Co., and its wholly or majority owned subsidiaries (collectively the Company):



 Iowa Realty Co.                                Edina Realty, Inc.
 IMO Co., Inc.                                  HOME Real Estate Company (note 12)
 Midland Inspection Services, Inc.              First Realty, Ltd.
 AmerUs Insurance, Inc.                         Midland Escrow Services, Inc.
 Edina Financial Services, Inc. (74.5% owned)   Iowa Title Company
 Edina Realty Title Services, Inc.              Referral Company

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND 1996 (CONTINUED)

     All significant intercompany balances and transactions have been eliminated in consolidation.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


CASH AND CASH EQUIVALENTS


     For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing deposits in depository institutions with maturity of three months or less, excluding cash held in trust.


INVESTMENT IN 50 PERCENT OR LESS OWNED ENTITIES


     The Company accounts for its investment in 50 percent or less owned entities using the equity method, unless the Company does not have the ability to exercise significant influence over the investee's operating and financial policies, in which case the investment is accounted for using the cost method.


OFFICE PROPERTY AND EQUIPMENT


     Office property and equipment are stated at cost less depreciation. Depreciation is calculated over the estimated useful lives of the assets, which range from 18-31 years for buildings and from 3-7 years for furniture, fixtures, and equipment, primarily using accelerated depreciation methods.


INTANGIBLE ASSETS


     Intangible assets primarily consist of the purchase price in excess of the fair market value of net assets acquired, organizational costs, and noncompete agreements and are being amortized on a straight-line basis over 5-25 years.


INCOME TAXES


     Income taxes are accounted for using the asset and liability method, which requires deferred taxes to be recognized by applying enacted statutory rates applicable to future years to the differences between the carrying amounts and the tax basis of existing assets and liabilities.


     The Company files a consolidated income tax return with its ultimate parent company, AMHC, and calculates its income tax provision as if it filed a separate return. The Company's share of the consolidated tax liability is payable to AMHC upon demand.


REVENUE RECOGNITION


     Commission income from real estate brokerage transactions and related amounts paid to agents are recognized when title has transferred from buyer to seller.


     Revenue resulting from the sale of real estate inventory is recognized when the Company receives a sufficient down payment, and the buyer is required to maintain a continuing investment in the property. When these conditions are not satisfied, the gain (or a portion thereof) on the sale of real estate inventory is deferred.

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND 1996 (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company discloses the estimated fair value for its financial instruments using the methods and assumptions set forth below:


     CASH AND CASH EQUIVALENTS


     The carrying amount approximates the estimated fair value due to the short-term nature of the investments.


     REAL ESTATE CONTRACTS RECEIVABLE


     The fair value of real estate contracts receivable is calculated by discounting cash flows through the estimated maturity using estimated market discount rates that reflect the credit risk inherent in the real estate contract.


     NOTES AND CONTRACTS PAYABLE


     Rates currently available to the Company for such borrowings with similar terms and remaining maturities are used to discount the future cash flows to estimate fair value for notes and contracts payable.


LIMITATIONS


     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


(2) REAL ESTATE CONTRACTS


     Real estate contracts receivable are secured by developed land and bear interest at rates ranging from 8 percent to 12 percent, with maturities extending to August 2008. The land which secures the contracts is primarily concentrated in central Iowa. At December 31, 1997, the allowance for doubtful accounts was approximately $12,000.


(3) OFFICE PROPERTY AND EQUIPMENT


     Office property and equipment consisted of the following at December 31, 1997 (in thousands):



       Land ..................................    $   233
       Buildings .............................      6,387
       Furniture and equipment ...............     21,229
                                                  -------
                                                   27,849
       Less accumulated depreciation .........     13,788
                                                  -------
                                                  $14,061
                                                  =======

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND 1996 (CONTINUED)

     The Company rents office space for its various brokerage offices. Future minimum rental payments under noncancelable operating leases at December 31, 1997, were as follows (in thousands):




                                   TO RELATED     TO THIRD
                                     PARTIES      PARTIES      TOTAL
                                  ------------   ---------   --------
  Year ending December 31:
  1998 ........................      $1,353        6,747       8,100
  1999 ........................       1,337        5,849       7,186
  2000 ........................       1,337        4,544       5,881
  2001 ........................         394        3,002       3,396
  2002 ........................         241        2,350       2,591
  Thereafter ..................         885        4,867       5,752
                                     ------        -----       -----
    Total .....................      $5,547       27,359      32,906
                                     ======       ======      ======

     Total rent expense under noncancelable operating leases during 1997 and 1996 was approximately $8,543,000 and $7,940,000, respectively.


(4) INVESTMENTS IN 50% OR LESS OWNED ENTITIES

     The investment in unconsolidated entities are accounted for using the equity method. Condensed unaudited financial information for such entities follows (in thousands):



       Total assets ..............    $6,776
                                      ======
       Total liabilities .........    $1,473
                                      ======
       Net income (loss) .........    $ (148)
                                      ======

(5) SALE-LEASEBACK TRANSACTIONS

     The Company is party to sale-leaseback transactions for certain brokerage offices. The leases are classified as operating leases, and gains realized on the sales transactions were deferred and are being credited to income as rent expense adjustments over the lease terms. At December 31, 1997 and 1996, deferred income related to these transactions was $228,000 and $403,000, respectively.


(6) OTHER ASSETS

     Other assets at December 31, 1997 were as follows (in thousands):



       Intangible assets, net of accumulated amortization of
        approximately $7,671 and $3,362 in 1997 and 1996, respectively     $27,938
       Cash held in trust .............................................      1,782
       Fees and other receivables .....................................      3,566
       Net deferred income tax asset (note 9) .........................      2,068
       Advances to affiliates .........................................      3,891
       Other ..........................................................      2,474
                                                                           -------
                                                                           $41,719
                                                                           =======

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND 1996 (CONTINUED)

     As described in note 7 (A), the Company participates in a line of credit with affiliates. As of December 31, 1997, the Company has advanced their excess funds to affiliated companies through the line of credit agreement. Interest accrues daily at 6.90 percent and is receivable upon demand.


(7) NOTES AND CONTRACTS PAYABLE


     Notes and contracts payable, net of original discount of $740,000 at December 31, 1997 consisted of the following (in thousands):



       Borrowings on line of credit .................        (A)     $   --
       Subsidiary senior term note ..................        (B)      5,643
       Subsidiary junior subordinated notes .........        (C)         --
       Various notes and contracts payable ..........        (D)      2,008
                                                                     ------
                                                                     $7,651
                                                                     ======

     (A) The Company and its subsidiaries participate in a $30 million line of credit agreement with other affiliated companies. Interest rate was 7.56 percent at December 31, 1997. The line of credit is due in 1998.


     (B) The Company issued a senior term note in the amount of $7,978,000 in connection with the acquisition of two subsidiaries. The note has an interest rate of 1.25 percent over prime and is payable in quarterly installments from September 30, 1996 to December 31, 2003. The balance is net of original issue discount of $740,000 remaining at December 31, 1997.


     (C) The Company issued a junior subordinated note in the amount of $4,000,000 in connection with the acquisition of two subsidiaries. The note had an interest rate of 12 percent, with principal and interest payable in quarterly installments. During 1997, the note was extinguished prior to maturity and without penalty.


     (D) The Company has issued various notes and contracts payable primarily for the purchase of real estate brokerage operations. Interest rates range from 7 percent to 9 percent; due annually through 2003.


     In addition, a subsidiary of the Company has a $3.5 million secured line of credit for operating purposes that is unused as of December 31, 1997. The line of credit expires December 31, 1999; its interest rate is the prime rate; and it is secured by assets of the subsidiary.


     Aggregate maturities of notes and contracts payable, including aggregate original issue discount of $740,000 at December 31, 1997, for the next five years and thereafter are as follows:



  1998 ....................    $2,058
  1999 ....................     1,353
  2000 ....................     1,227
  2001 ....................     1,238
  2002 ....................     1,251
  Thereafter ..............     1,264
                               ------
  Total ...................    $8,391
                               ======

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND 1996 (CONTINUED)

(8) EMPLOYEE BENEFIT PLANS


CONTRIBUTION PLANS


     The Company has a defined contribution salary deferral plan covering substantially all employees under section 401(k) of the Internal Revenue Code. The Plan allows eligible employees to contribute up to 15 percent of their annual compensation. The Company matches 125 percent of employee contributions up to 4 percent of their annual compensation. Additionally, the Company contributes 4 percent of annual compensation for each active employee on December 31 of each year. For the years ended December 31, 1997 and 1996, the Company incurred expenses of $693,000 and $670,000, respectively, for the Plan.



     A subsidiary of the Company has a defined contribution salary deferral plan covering substantially all employees under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to contribute up to 15 percent of their annual compensation. The Company matches 50 percent of employee contributions up to 6 percent of their annual compensation. The Company recognized expense for contributions to the plan of $299,000 and $279,000 during 1997 and 1996, respectively.


POST-RETIREMENT BENEFITS OTHER THAN PENSIONS


     The Company participated in an affiliated company's post-retirement benefit plan, which provides certain eligible participants with medical, dental, and life insurance benefits. The plan is unfunded, and the benefits are generally based on a combination of age and years of service at retirement. The medical and dental insurance plan is contributory, with retiree contributions adjusted annually, and contains other cost sharing features such as deductibles and coinsurance. The accounting for the medical and dental insurance plan anticipates future cost sharing changes to the written plan that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected inflation rate for that year. The life insurance plan is reduced by 4 percent each month on a straight-line basis, upon retirement of the participant. The actuarial present values of the accumulated plan benefits and net assets available for benefits relating to the participants are accounted for on a group basis and are not available at the Company level. The Company had net post-retirement benefit plan expense of $279,574 and $-0- for the years ended December 31, 1997 and 1996, respectively.


DEFERRED COMPENSATION PLAN



     A nonqualified deferred compensation plan is provided for sales agents. The board of directors annually determines which agents shall be entitled to participate, the benefit amount (based upon a percentage of annual commissions paid to the participants), and the benefit payment date. The plan is not funded. At December 31, 1997 and 1996, the Company has accrued approximately $3,854,000 and $3,569,000, respectively, for estimated future payments to qualifying sales agents. For 1997 and 1996, the Company has incurred expenses of $658,000 and $358,000, respectively, for the sales agents' deferred compensation under the plan.

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND 1996 (CONTINUED)

(9) INCOME TAXES

     Income taxes for the years ended December 31, 1997 and 1996, were as follows (in thousands):





                                                        1997       1996
                                                     ---------   --------
  Current .......................................     $4,019      2,877
  Deferred ......................................        706        386
                                                      ------      -----
  Total .........................................     $4,725      3,263
                                                      ======      =====


     The following is a reconciliation of the effective income tax rate indicated by the Consolidated Statements of Income for the years ended December 31, 1997 and 1996:




                                                        1997       1996
                                                      --------   --------
       Statutory federal income tax rate ..........  35.0 %      35.0 %
       Amortization of Goodwill ...................   7.2 %       6.8 %
       Other ......................................   4.0 %      (1.6)%
                                                      --------   --------
                                                      46.2%      40.2 %
                                                      ========   ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1997 are as follows (in thousands):



       Deferred income tax assets:
        Employee benefits ...............................    $2,293
        Deferred gains on real estate sales .............       144
        Valuation reserves ..............................       195
        Self-insurance reserves .........................       103
        Other ...........................................       145
                                                             ------
          Total deferred income tax asset ...............     2,880
       Deferred income tax liabilities:
        Office property and equipment ...................       791
        Other ...........................................        21
                                                             ------
          Total deferred income tax liabilities .........       812
                                                             ------
          Net deferred income tax asset .................    $2,068
                                                             ======

     The Company is required to establish a "valuation allowance" for any portion of the deferred tax asset that management believes will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income. Based upon the levels of historical taxable income and projections for future taxable income, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets and, therefore, no such valuation allowance has been established.

(10) FUNDS HELD IN TRUST AND REFUNDABLE DEPOSITS

     The Company maintains a separately designated trust account for home buyers' earnest money and other deposits. The Company holds such funds until sold properties are closed and then disburses amounts in accordance with the settlement instructions. At December 31, 1997, the Company held approximately $1.8 million of funds in trust and deposits, which are included in accrued expenses and other liabilities.

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND 1996 (CONTINUED)

(11) RELATED-PARTY TRANSACTIONS


     Related parties consist of entities associated by common ownership or controlled by officers or directors of the Company. The Company had the following balances and transactions with related parties during the years ended December 31, 1997 and 1996 (in thousands):



                                                       1997       1996
                                                     --------   --------
       Assets
        Accounts and other receivables ...........    $   94       172
        Advances to affiliates ...................     3,891        --
                                                      ------       ---
                                                      $3,985       172
                                                      ======       ===
       Liabilities -- accounts payable and accrued
        expenses .................................    $  192       115
                                                      ======       ===
       Revenues:
        Interest .................................    $  998       138
        Brokerage commissions ....................       113        39
        Other ....................................     1,262       407
                                                      ------       ---
                                                      $2,373       584
                                                      ======       ===
       Expenses:
        Occupancy ................................    $1,384     1,280
        Interest .................................       228     1,210
        Data processing ..........................        11        14
        Other expenses ...........................       659       644
                                                      ------     -----
                                                      $2,282     3,148
                                                      ======     =====

(12) BUSINESS COMBINATIONS


     In July 1997, the Company acquired all of the common stock of a real estate brokerage operation located in Omaha, Nebraska for approximately $2,800,000 cash, stock of $700,000, and liabilities assumed of $533,000. The acquisition was accounted for using the purchase method, with results of operations included in the financial statements from the acquisition date. The fair value of the assets acquired, excluding goodwill, was approximately $983,000.


(13) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


     The estimated fair value of the Company's financial instruments (as described in note 1) at December 31, 1997 were as follows (in thousands):



                                                 RECORDED      FAIR
                                                  AMOUNT       VALUE
                                                ----------   --------
       Financial assets:
        Cash and cash equivalents ...........     $2,590      2,540
        Real estate contracts ...............        361        361
       Financial liabilities --
        Notes and contracts payable .........      7,651      7,651
                                                  ======      =====

                    IOWA REALTY CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND 1996 (CONTINUED)

(14) COMMITMENTS AND CONTINGENCIES



     A subsidiary of the Company has guaranteed repayment of borrowings of a general partnership, solely owned by the subsidiary's former shareholders, in the amount of approximately $3.7 million at December 31, 1997.



     The Company acts as escrow agent in connection with the performance of its real estate services. Accordingly, the Company held escrow funds totaling approximately $1.1 million at December 31, 1997. These funds are not recorded in the Company's consolidated financial statements.


     The Company has guaranteed the repayment of approximately $1.7 million in construction loans for various builders at December 31, 1997. The guarantees are secured by the land and improvements made under the construction loan.


     The Company is a party to a number of lawsuits, claims, and assessments arising from the operation of its business. While the results of lawsuits or other matters against the Company cannot be predicted with certainty, management, in consultation with legal counsel, does not expect these matters to have a material adverse effect on the consolidated financial position or results of operations of the Company.


     One of the Company's subsidiaries has employment and severance agreements with key management members which expire on January 1, 1999.


(15) PROPOSED ACQUISITION OF THE COMPANY


     On April 3, 1998, the Company's parent company, AmerUs Group Co., executed a letter of intent where MidAmerican Energy Holdings Company will acquire all of the shares of the Company's common stock. The proposed acquisition is subject to regulatory and certain other conditions.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Paul Semonin Company


     In our opinion, the accompanying balance sheets and the related statements of income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Paul Semonin Company (the Company) at December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



                                        /s/ PricewaterhouseCoopers LLP




New York, New York
July 14, 1999

                             PAUL SEMONIN COMPANY

                                 BALANCE SHEETS
                          (IN THOUSANDS EXCEPT SHARES)



                                                                              DECEMBER 31,     DECEMBER 31,
                                                                                  1998             1997
                                                                             --------------   -------------
                                ASSETS
Current assets:
 Cash and cash equivalents ...............................................       $1,116           $1,179
 Cash held in trust ......................................................          722              452
 Receivables, net of allowance for doubtful accounts of $15 and $28.......          192              210
 Receivable from affiliate ...............................................           28              200
 Other current assets ....................................................           18               11
                                                                                 ------           ------
   Total current assets ..................................................        2,076            2,052
                                                                                 ------           ------
Property and equipment:
 Furniture and equipment .................................................        2,788            2,472
 Leasehold improvements ..................................................          954              762
                                                                                 ------           ------
                                                                                  3,742            3,234
 Less accumulated depreciation ...........................................        2,255            1,866
                                                                                 ------           ------
   Net property and equipment ............................................        1,487            1,368
                                                                                 ------           ------
Other assets:
 Available-for-sale securities ...........................................           --            1,227
 Investments in less than 50% owned entities .............................           30               41
 Restricted investments ..................................................          125              103
 Other noncurrent assets .................................................           35               58
                                                                                 ------           ------
   Total other assets ....................................................          190            1,429
                                                                                 ------           ------
Total assets .............................................................       $3,753           $4,849
                                                                                 ======           ======
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ........................................................       $  225           $  326
 Accrued expenses ........................................................          518              370
 Cash held in trust ......................................................          722              452
 Commissions payable .....................................................          802              688
 Dividends payable .......................................................           --              885
 Current maturities of long-term debt ....................................          455              390
                                                                                 ------           ------
   Total current liabilities .............................................        2,722            3,111
                                                                                 ------           ------
Long-term liabilities:
 Long-term debt ..........................................................          825              800
 Deferred compensation ...................................................          188              122
                                                                                 ------           ------
   Total long-term liabilities ...........................................        1,013              922
                                                                                 ------           ------
Commitments and contingencies (note 11) ..................................           --               --
Stockholders' equity:
 Common stock, stated value $.0273 per share; 1,000,000 shares
   authorized; 301,459 shares issued and outstanding .....................            8                8
 Accumulated other comprehensive income ..................................           --              196
 Retained earnings .......................................................           10              612
                                                                                 ------           ------
   Total stockholders' equity ............................................           18              816
                                                                                 ------           ------
Total liabilities and stockholders' equity ...............................       $3,753           $4,849
                                                                                 ======           ======

   The accompanying notes are an integral part of these financial statements.

                             PAUL SEMONIN COMPANY

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)




                                                                1998         1997
                                                             ----------   ----------
Revenues:
 Commission revenue ......................................    $30,663      $25,707
 Other ...................................................      1,180          975
                                                              -------      -------
   Total revenues ........................................     31,843       26,682
                                                              -------      -------
Operating expenses:
 Commission expense ......................................     21,408       17,885
 Salaries and employee benefits ..........................      3,626        3,182
 Occupancy ...............................................      1,620        1,549
 Business promotion and advertising ......................      1,441        1,177
 Depreciation and amortization ...........................        501          527
 Operating, administrative and other .....................      1,439        1,271
                                                              -------      -------
   Total operating expenses ..............................     30,035       25,591
                                                              -------      -------
Other income (expense):
 Interest and dividend income ............................         46          145
 Other income, net .......................................        499          174
 Interest expense ........................................       (105)        (140)
                                                              -------      -------
                                                                  440          179
                                                              -------      -------
Net income ...............................................    $ 2,248      $ 1,270
                                                              =======      =======
Income before income taxes ...............................    $ 2,248      $ 1,270
Pro forma provision for income taxes (unaudited) .........        913          514
                                                              -------      -------
 Pro forma net income (unaudited) ........................    $ 1,335      $   756
                                                              =======      =======

   The accompanying notes are an integral part of these financial statements.

                             PAUL SEMONIN COMPANY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)




                                                                ACCUMULATED
                                           COMMON STOCK            OTHER
                                       --------------------    COMPREHENSIVE      RETAINED
                                         SHARES     AMOUNT         INCOME         EARNINGS       TOTAL
                                       ---------   --------   ---------------   -----------   -----------
Balance, December 31, 1996 .........    301,459       $ 8         $   49         $    449      $    506
                                                                                               --------
Comprehensive income:
 Net income ........................         --        --             --            1,270         1,270
 Unrealized gain on
   investments .....................         --        --            147               --           147
                                                                                               --------
Total comprehensive income .........         --        --             --               --         1,417
Dividends ..........................         --        --             --           (1,107)       (1,107)
                                        -------       ---         ------         --------      --------
Balance, December 31, 1997 .........    301,459         8            196              612           816
                                                                                               --------
Comprehensive income:
 Net income ........................         --        --             --            2,248         2,248
 Unrealized gain on
   investments .....................         --        --           (196)              --          (196)
                                                                                               --------
Total comprehensive income .........         --        --             --               --         2,052
Dividends ..........................         --        --             --           (2,850)       (2,850)
                                        -------       ---         ------         --------      --------
Balance, December 31, 1998 .........    301,459       $ 8         $   --         $     10      $     18
                                        =======       ===         ======         ========      ========

   The accompanying notes are an integral part of these financial statements.

                             PAUL SEMONIN COMPANY

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)




                                                                                1998           1997
                                                                            ------------   ------------
Cash flows from operating activities
 Net income .............................................................     $ 2,248        $ 1,270
 Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
   Depreciation and amortization ........................................         501            527
   Gain on sale of land .................................................         (18)            --
   Loss on investments ..................................................          11             --
   Realized gain on available-for-sale securities .......................        (269)            (1)
   Change in assets and liabilities:
    (Increase) decrease in:
      Receivables .......................................................          18            (40)
      Receivable from affiliate .........................................         172            (63)
      Other assets ......................................................          (6)           111
    Increase (decrease) in:
      Accounts payable ..................................................        (101)            65
      Accrued expenses ..................................................         148            (81)
      Commissions payable ...............................................         114            261
      Dividends payable .................................................        (885)           727
      Deferred compensation .............................................          66              1
                                                                              ---------      ---------
   Net cash provided by operating activities ............................       1,999          2,777
                                                                              ---------      ---------
Cash flows from investing activities:
 Purchases of property and equipment ....................................        (528)          (645)
 Proceeds from sale of property and equipment ...........................          --              1
 Proceeds from sale of land .............................................          20             --
 Proceeds from sale of available-for-sale securities ....................       1,516            403
 Purchase of available-for-sale securities ..............................        (216)          (726)
                                                                              ---------      ---------
   Net cash provided by (used in) investing activities ..................         792           (967)
                                                                              ---------      ---------
Cash flows from financing activities:
 Proceeds from issuance of long-term debt ...............................       1,210          1,813
 Payments on long-term debt .............................................      (1,214)        (1,543)
 Dividends declared .....................................................      (2,850)        (1,107)
                                                                              ---------      ---------
   Net cash used in financing activities ................................      (2,854)          (837)
                                                                              ---------      ---------
Net (decrease) increase in cash and cash equivalents ....................         (63)           973
Cash and cash equivalents at beginning of year ..........................       1,179            206
                                                                              ---------      ---------
Cash and cash equivalents at end of year ................................     $ 1,116        $ 1,179
                                                                              =========      =========
Cash paid during the year for interest ..................................     $   110        $   141
                                                                              =========      =========
Non-cash additions to property and equipment for capital leases .........     $    94        $   173
                                                                              =========      =========
Non-cash additions to long term debt for capital leases .................     $    94        $   173
                                                                              ---------      ---------

   The accompanying notes are an integral part of these financial statements.

                             PAUL SEMONIN COMPANY

                         NOTES TO FINANCIAL STATEMENTS



(1)  THE COMPANY AND BASIS OF PRESENTATION

     Paul Semonin Company (the Company) operates as a residential real estate broker with operations in central Kentucky and southern Indiana. The Company has approximately 658 sales associates working from eleven branch offices.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In July 1999, the Company was purchased by MidAmerican Realty Services Company, the second largest residential real estate brokerage firm in the United States, and is based out of Edina, Minnesota.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing deposits in depository institutions purchased with a maturity of three months or less, excluding cash held in trust.


RESTRICTED INVESTMENTS

     Restricted investments is an investment account funded by the Company for a deferred compensation agreement with an independent contractor. The investment is stated at market value with the unrealized gain or loss included in the deferred compensation liability.


CASH HELD IN TRUST

     Balances of $570,000 and $367,000 at December 31, 1998 and 1997,
respectively, represent cash maintained in a separately designated trust account for home buyers' ernest money. The Company holds such funds until properties are closed and subsequently disburses amounts in accordance with settlement instructions.

     In 1997, the Company created a legal defense fund whereby agents make nonrefundable payments to an escrow trust fund on deposit in a special bank account. The fund will be used to settle potential lawsuits. The deposit and related liability as of December 31, 1998 and 1997 totaled $152,000 and $85,000, respectively.


PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost less accumulated depreciation. Major renewals and betterments are capitalized, and maintenance and repairs which do not improve or extend the life of the respective assets are charged against earnings in the current period.

     Depreciation and amortization are provided on straight-line and accelerated methods over the following estimated useful lives:

        Furniture and equipment  5-10 years
        Leasehold improvements   Shorter of the life of the underlying lease or
                                 the estimated useful life of the improvement.

                             PAUL SEMONIN COMPANY

     Impairment losses on long lived assets are recognized when expected future cash flows are less than the asset carrying value. When indicators of impairment are present, the Company evaluates the carrying value of the long lived assets in relation to the operating performance and expected future undiscounted cash flows and adjusts net book value if appropriate. There was no impairment for the years ended December 31, 1998 and 1997.


INVESTMENTS


 Securities


     Marketable securities are classified as available-for-sale. Management determines the appropriate classification of investments in debt and equity securities at the time of purchase. Securities classified as available-for-sale are stated at fair value, with unrealized holding gains and losses reported in a separate component of stockholders' equity. Mutual fund investments expose the Company to market risk in the form of equity price risk; that is, the potential future loss of value that would result from a decline in the fair values of the mutual funds. Each fund and its underlying net assets are also subject to market risk which may arise from changes in equity prices, credit ratings, and interest rates.


 Less Than 50 Percent Owned Entities


     The Company has a 2% common stock interest in a broker-to-broker real estate referral network specializing in relocation services. The investment is carried at cost, which approximates market value.


     At December 31, 1997, the Company held an investment in a broker-to-broker real estate referral network. The investment was carried at cost and was written off at December 31, 1998. An $11,000 loss was recorded in other income, net on the statement of income.


FAIR VALUE OF FINANCIAL INSTRUMENTS


     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Where no market exists for financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


     The Company discloses the estimated fair value for its financial instruments using the methods and assumptions set forth below:


 Cash and cash equivalents


     The carrying amount approximates the estimated fair value due to the short-term nature of the investments.


 Securities


     Fair values of securities available for sale are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


 Receivables



     The carrying amount of other receivables approximates the estimated fair value due to the short-term nature of the receivables.

                             PAUL SEMONIN COMPANY

 Long-term debt

     Rates currently available to the Company for such borrowings with similar terms and remaining maturities are used to discount the future cash flows to estimate fair value for debt. The notes payable balances reported at December 31, 1998 and 1997 approximate fair value.


INTANGIBLE ASSETS

     Non-compete agreements are amortized over the life of the related agreements using the straight-line method. At December 31, 1998 the non-compete agreements were fully amortized. At December 31, 1997, the book value of the non-compete agreement included in noncurrent other assets was $33,000, net of accumulated amortization of $342,000.


REVENUE RECOGNITION

     Commission revenue from real estate brokerage transactions and related amounts due to agents are recognized when title has transferred from seller to buyer.


BUSINESS PROMOTION AND ADVERTISING

     Advertising and promotion costs are expensed as incurred.


INCOME TAXES

     The Company has elected to be taxed as an S Corporation under the Internal Revenue Code. The stockholders are taxed on their proportionate share of the Company's taxable income, and accordingly, no provision for federal or state income taxes has been made. Pro forma income taxes are calculated at a combined federal and state statutory rate of 40.4% and are reported on the statements of income.


NEW PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for change in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The statement will become effective for the Company in fiscal 2001; however, adoption of this statement is not expected to have a material impact on the Company's financial position, results of operations or cash flows.


(3)  INVESTMENT SECURITIES

     The investment securities classified as available-for-sale at December 31, 1997 were sold and paid out as a dividend in 1998. The securities were as follows at December 31, 1997 (in thousands):




                                                                     GROSS          GROSS
                                                    AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                       COST          GAINS         LOSSES        VALUE
                                                   -----------   ------------   ------------   ---------
   The One Group Large Company Growth Fund .....      $  345         $ 84           $--         $  429
   The One Group Growth Opportunities Fund .....         136           --              (1)         135
   The One Group Growth Equity Index Fund ......         184           52            --            236
   The One Group Large Company Value Fund ......         251           43            --            294
   The One Group Small Capitalization Fund .....         115           18            --            133
                                                      ------         ----           -----       ------
     Total available-for-sale securities .......      $1,031         $197           $(1)        $1,227
                                                      ======         ====           =====       ======

                             PAUL SEMONIN COMPANY

     Unrealized holding gains and losses on available-for-sale securities are reported on the balance sheet in a separate component of stockholders' equity.


(4)  LONG-TERM DEBT

     Long-term debt at December 31 consists of the following (in thousands):





                                                                                   1998      1997
                                                                                  ------   -------
   Notes Payable
     Tom Helm, Inc. (a related party) -- monthly payments of $1,997
      including interest at a rate of 10.5%; due March 31, 1999; unsecured. ...    $  6     $ 28
     Bank One -- monthly payments of $6,944 plus interest at the bank's index rate*; due December 30, 2000; collateralized by various fixed
      assets. .................................................................     167      250
     Bank One -- monthly payments of $3,525 including interest at a rate of
      7.772%; due November 1, 2003; collateralized by various fixed assets. ...     172       --
     Fenley Office, LLC -- monthly payments of $4,821 including interest at
      rates ranging from 8.85% to 9.50%; due August 6, 2003; unsecured. .......     219      255
     Bank One -- monthly payments of $5,512 including interest at the bank's index rate*; due September 30, 1999; collateralized by various fixed
      assets ..................................................................      76      133
     Robert Jones -- monthly payments of $1,353 including interest at a rate
      of 8.5%; due December 1, 1999, unsecured. ...............................      15       30
     Bank One -- monthly payments of $6,759 including interest at a rate of
      8.06%; due December 21, 2001 ............................................     215       --
                                                                                   ----     ----
                                                                                    870      696
     Less current portion .....................................................     315      214
                                                                                   ----     ----
     Total long-term notes payable ............................................     555      482
                                                                                   ----     ----
     *The index rate at Bank One at December 31, 1998 and 1997 was 8.25%.
   Capital Lease Obligations
     Various capital lease obligations with imputed interest rates ranging from
      3.86% to 11.42% and maturities extending through October 31, 2003. ......     410      494
     Less current portion .....................................................     140      176
                                                                                   ----     ----
     Total long-term capital lease obligations ................................     270      318
                                                                                   ----     ----
     Total long-term debt .....................................................    $825     $800
                                                                                   ----     ----


     Maturities on notes payable for each of the five years succeeding December 31, 1998 are as follows (in thousands):




DECEMBER 31:
----------------------
  1999 ...............    $315
  2000 ...............     232
  2001 ...............     161
  2002 ...............      90
  2003 ...............      72
                          ----
                          $870
                          ====

                             PAUL SEMONIN COMPANY

(5)  CURRENT NOTES PAYABLE


     The Company has a $1,500,000 line of credit with Bank One which matures August 31, 1999. Interest is incurred at the bank's index rate. The line of credit is cosigned by the Company's president. There was no outstanding balance on this line of credit at December 31, 1998 or 1997.


(6)  RELATED PARTY TRANSACTIONS


     Since 1994, the Company has provided bookkeeping services to Semonin Mortgage Services, Inc., a related party. Income under this arrangement included in the 1997 statement of income is $18,000. There was no income from this arrangement in 1998.


     The Company pays certain expenses on behalf of Semonin Mortgage Services, Inc. At December 31, 1998 and 1997, the Company had a receivable of $28,000 and $200,000, respectively, related to these expenses.


     The Company's president is a member of Bank One's Advisory Board and Executive Committee. The Company has investments held at Bank One as well as debt outstanding with the bank.


     The Company has a note payable to a former employee in the amount of $6,000 and $28,000 at December 31, 1998 and 1997, respectively.


(7) RETIREMENT PLAN


     The Company has a defined contribution retirement plan under section 401(k) of the Internal Revenue Code which covers substantially all employees. In 1998 and 1997, the Company matched 25% of employees'contributions. The matching applies only to the first 4% of compensation for non-highly compensated employees. Employer contributions for the years ended December 31, 1998 and 1997 totaled $14,000 and $8,000, respectively.


(8) LEASES


OPERATING


     The Company leases office space and equipment at various locations under non-cancelable operating lease agreements which expire at various dates through 2005. Future minimum lease payments for these leases are as follows (in thousands):




 YEAR ENDING
DECEMBER 31:
---------------------------
  1999 ....................    $  814
  2000 ....................       708
  2001 ....................       687
  2002 ....................       590
  2003 ....................       569
  Thereafter ..............     1,084
                               ------
  Total ...................    $4,452
                               ======


     Total rent expense under operating leases was $927,000 and $827,000 for the years ended December 31, 1998 and 1997, respectively.

                             PAUL SEMONIN COMPANY

CAPITAL

     Cost of leased property under capital leases includes:




                                               1998      1997
                                              ------   -------
   Equipment ..............................    $909     $854
   Less accumulated depreciation ..........     302      222
                                               ----     ----
                                               $607     $632
                                               ====     ====

     Payments on capital leases for the next five years are as follows:




 YEAR ENDING
DECEMBER 31,
-------------------------------------------------
        1999 ....................................    $159
        2000 ....................................     106
        2001 ....................................      94
        2002 ....................................      76
        2003 ....................................      17
                                                     ----
       Total ....................................     452
       Less interest ............................      42
                                                     ----
       Present value of future payments .........     410
       Less current portion .....................     140
                                                     ----
       Long-term portion ........................    $270
                                                     ====

(9)  INTANGIBLE ASSETS

     In 1992, the Company was a party in an asset purchase agreement which resulted in a five-year non-compete agreement. The Company paid $250,000 for this asset, which was fully amortized in 1997.

     In 1996, the Company entered into a non-compete agreement with a former employee whereby he agreed not to compete with the Company for a period of two years. The Company agreed to pay the employee the sum of $125,000, as follows:

        $40,000 paid in 1996
        $25,000 paid on July 15,1998; and
        $60,000 paid in 24 monthly installments of $2,500 each, commencing on August 15, 1998

     The amount charged to expense for amortization of intangible assets in 1998 and 1997 was $33,000 and $81,000, respectively.

(10)  OFF-BALANCE SHEET RISK

     The Company's primary business is the brokerage of residential real estate within the states of Kentucky and Indiana and thus its business is dependent on the real estate market and general economics of those states.

     Financial instruments which potentially subject the Company to credit risk include cash on deposit with one financial institution amounting to $1,224,000 and $627,000 at December 31, 1998 and 1997, respectively.

(11)  COMMITMENTS AND CONTINGENCIES

     The Company has an arrangement with the stockholders of record to pay minimum dividends amounting to the federal taxable income multiplied by the highest individual federal income tax rate including surtax. This arrangement will continue as long as the Company remains an Internal Revenue Code sub-chapter S Corporation.

                             PAUL SEMONIN COMPANY

     In 1994, the Company entered into a deferred compensation agreement with an independent contractor associated with the Company. The agreement requires the Company to credit 5% of commissions paid to the Company on sales activities generated by the contractor on behalf of the Company. The Company currently makes quarterly payments of the estimate due to the contractor, to a separately maintained investment account. Quarterly payments will be made to the contractor from this account for five years, beginning 90 days after the contractor's association with the Company terminates. Expense under this agreement was $29,000 and $24,000 in 1998 and 1997, respectively. The total amount funded as of December 31, 1998 and 1997 was $125,000 and $103,000, respectively, held as restricted investments.


     Effective July 12, 1996, an employee terminated his employment with the Company and exercised his rights under a Phantom Stock Agreement dated January 1, 1994. The amount due to the employee under this agreement was $13,000 as of December 31, 1997. This liability is recorded in accrued expenses at December 31, 1997.


     In April 1996, the Company purchased certain assets of Steve Hall & Associates, Inc. No money exchanged hands at the time of purchase, however, the Company agreed to pay Steve Hall 10% of profits earned by Hall associates on a quarterly basis up to a maximum of $100,000 as long as Steve Hall is employed by the Company. In exchange, Steve Hall has agreed not to compete with the Company for five years after the date of his termination. The Company recognized expenses of $8,000 and $11,000 in 1998 and 1997, respectively, for this agreement.


     On June 1, 1998, the Company entered into a phantom stock agreement with an employee of the Company, as a deferred compensation arrangement. Effective June 1, 1998, the Company granted the employee 6,030 shares of phantom stock and agreed to grant the employee additional shares of phantom stock on July 1 of each of the years 1998 through 2000 at 1% of the issued and outstanding common stock as of such date. Each share of phantom stock shall have a value as agreed upon in the phantom stock agreement. Deferred compensation under this agreement of $50,000 was charged to expense in 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
HOME Real Estate Company of Omaha


     In our opinion, the accompanying statements of income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the results of operations and cash flows of HOME Real Estate Company of Omaha for the period from May 8, 1998 through August 18, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


Kansas City, Missouri                            /s/ PricewaterhouseCoopers LLP
July 2, 1999

                       HOME REAL ESTATE COMPANY OF OMAHA

                              STATEMENT OF INCOME
                                 (IN THOUSANDS)




                                                  MAY 8, 1998
                                                    THROUGH
                                                  AUGUST 18,
                                                     1998
                                                 ------------
Revenues:
 Commission revenues .........................      $8,751
 Other .......................................          37
                                                    ------
 Total revenues ..............................       8,788
                                                    ------
Operating expenses:
 Commission expense ..........................       6,470
 Salaries and employee benefits ..............       1,211
 Occupancy ...................................         240
 Business promotion and advertising ..........         242
 Depreciation and amortization ...............          63
 Operating, administrative and other .........         247
                                                    ------
 Total operating expenses ....................       8,473
                                                    ------
Other income:
 Interest income .............................          16
                                                    ------
 Other income ................................          16
                                                    ------
   Income before income taxes ................         331
Income taxes .................................         132
                                                    ------
 Net income ..................................      $  199
                                                    ======

  The accompanying notes are an integral part of these financial statements.

                       HOME REAL ESTATE COMPANY OF OMAHA

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)




                                                                                        ACCUMULATED
                                        COMMON STOCK        ADDITIONAL                     OTHER
                                     -------------------     PAID IN      RETAINED     COMPREHENSIVE
                                      SHARES     AMOUNT      CAPITAL      EARNINGS        INCOME         TOTAL
                                     --------   --------   -----------   ----------   --------------   --------
Balance, May 8, 1998 .............       --        $--        $   --        $ --            $--         $   --
Initial capitalization ...........       85         85         3,515          --             --          3,600
Comprehensive income:
 Net income ......................       --         --            --         199             --            199
                                         --        ---        ------        ----            ---         ------
Balance, August 18, 1998 .........       85        $85        $3,515        $199            $--         $3,799
                                         ==        ===        ======        ====            ===         ======

  The accompanying notes are an integral part of these financial statements.

                       HOME REAL ESTATE COMPANY OF OMAHA

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)




                                                                                    MAY 8, 1998
                                                                                      THROUGH
                                                                                    AUGUST 18,
                                                                                       1998
                                                                                   ------------
Cash flows from operating activities:
 Net income ....................................................................      $  199
 Adjustments to reconcile net income to net cash provided by (used in) operating activities:
   Depreciation ................................................................          30
   Amortization ................................................................          33
 Change in current assets and liabilities:
   (Increase) decrease in:
    Receivables ................................................................         (20)
    Prepaid expenses ...........................................................          40
   Increase (decrease) in:
    Accounts payable ...........................................................         (11)
    Accrued commissions ........................................................         (74)
    Accrued expenses ...........................................................         (39)
    Income taxes payable .......................................................         132
                                                                                      ------
      Net cash provided by operating activities ................................         290
      Net cash provided by (used in) investing activities ......................          --
      Net cash provided by (used in) financing activities ......................          --
      Net increase in cash .....................................................         290
Cash and cash equivalents at beginning of period ...............................         144
                                                                                      ------
Cash and cash equivalents at end of period .....................................      $  434
                                                                                      ======
Supplemental disclosure of cash flow information:
 Cash paid for interest ........................................................      $   --
 Cash paid for taxes ...........................................................          --
Supplemental schedule of noncash investing activities:
 Contribution of assets to HOME Real Estate Company of Omaha by parent .........      $3,600

   The accompanying notes are an integral part of these financial statements.

                       HOME REAL ESTATE COMPANY OF OMAHA

                  NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS)


(1) THE COMPANY AND BASIS OF PRESENTATION

     HOME Real Estate Company of Omaha (the Company), a subsidiary of Home Real Estate Holdings, Inc., operates primarily as a home services company specializing in residential real estate brokerage, specialized services for building new homes, and complimentary products, which include mortgage origination, home inspection/warranty assistance and relocation assistance. The Company has over 260 sales associates working from 5 branch offices in Omaha, Nebraska.

     The Company was formed on September 14, 1987. Effective July 31, 1997, the Company was sold to AmerUs Home Services, Inc. On May 8, 1998, the original owners repurchased the Company from AmerUs Home Services, Inc. for total consideration of $3,600 and contributed the assets purchased to the Company. On August 18, 1998, the Company sold all of its assets to MidAmerican Realty Services Company, a wholly owned subsidiary of MidAmerican Energy Holdings Company, for $5,217. These financial statements for the Company are presented for the period May 8, 1998 through August 18, 1998 at which time the Company was independent. The Company's fiscal year end is December 31.

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing deposits in depository institutions purchased with a maturity of three months or less, excluding cash held in trust.


PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost less accumulated depreciation. Major renewals and betterments are capitalized, while maintenance and repairs that do not improve or extend the life of the respective assets are charged against earnings in the current period.

     Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:



   Furniture and fixtures .........   5-10 years
   Leasehold improvements .........   Term of lease

INTANGIBLES

     Goodwill of $3,088 resulting from the acquisition is being amortized over 25 years.


REVENUE RECOGNITION

     Commission income from real estate brokerage transactions and related amounts due to agents are recognized when title has transferred from seller to buyer.


BUSINESS PROMOTION AND ADVERTISING

     Advertising and promotion costs are expensed as incurred.


INCOME TAXES

     The Company files a consolidated income tax return with its Parent and calculates its income tax provision as if it filed a separate return. The Company remits to its Parent all current tax expense and receives from its Parent the benefit of current income deductions and credits utilized.

                       HOME REAL ESTATE COMPANY OF OMAHA

(3) LEASES


     The Company leases certain equipment and office space under noncancelable operating leases. The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms as of August 18, 1998:




                                                              RELATED
                                                               PARTY      OTHER       TOTAL
                                                             --------   ---------   ---------
Period from August 19, 1998 to December 31, 1998 .........     $ 74      $  225      $  299
Year ended December 31:
 1999 ....................................................      253         479         732
 2000 ....................................................      170         408         578
 2001 ....................................................      170         295         465
 2002 ....................................................      164         156         320
 Thereafter ..............................................      125          --         125
                                                               ----      ------      ------
                                                               $956      $1,563      $2,519
                                                               ====      ======      ======

     Total rent expense under operating leases for the period was $240, including $38 to related parties.


(4) RETIREMENT AND PROFIT SHARING PLANS


     The Company maintains a 401(k) plan for the benefit of its employees. Under the plan, the Company matches up to 50% of the first 6% of an employee's salary. The statement of income reflects an expense of $26 for the employer match for the period.


(5) INCOME TAXES


     Income taxes for the period ended August 18, 1998 were as follows:



   Current .........    $132
                        ----

     For the period ended August 18, 1998, deferred taxes were not significant. Therefore, the Company did not record a deferred tax expense or a deferred tax benefit.


     The following table is a reconciliation between the effective income tax rate indicated by the statement of income and the statutory federal income tax rate for the period ended August 18, 1998:



   Statutory federal income tax rate ................................       35.0%
   State income tax rate, net of federal income tax benefit .........        4.9
                                                                            ----
   Effective federal and state income tax rate ......................       39.9%
                                                                            ====

(6) COMMITMENTS AND CONTINGENCIES


     The Company is a party to lawsuits, claims and assessments arising during the normal course of business. While the results of lawsuits or other matters against the Company cannot be predicted with certainty, management, in consultation with legal counsel, does not expect these matters to have a material adverse effect on the consolidated financial position or results of operations of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Roy H. Long Realty Co., Inc.


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Roy H. Long Realty Co., Inc. and its subsidiary (the "Company") at December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.






Kansas City, Missouri                           /s/ PricewaterhouseCoopers LLP
August 27, 1999                                     --------------------------

                                                    PricewaterhouseCoopers LLP

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                          (IN THOUSANDS EXCEPT SHARES)





                           ASSETS
Current assets:
 Cash and cash equivalents ........................................    $ 1,064
 Cash held in trust ...............................................        257
 Commission revenue receivable ....................................        171
 Other accounts receivable, net of allowance of $5.................        164
 Receivable from affiliate ........................................         39
 Prepaid expenses .................................................          7
                                                                       -------
    Total current assets ..........................................      1,702
                                                                       -------
Property and equipment:
 Furniture and fixtures ...........................................        287
 Computers and electronic equipment ...............................        665
 Leasehold improvements ...........................................        984
 Automobiles ......................................................         23
                                                                       -------
                                                                         1,959
 Less accumulated depreciation ....................................        923
                                                                       -------
    Net property and equipment ....................................      1,036
                                                                       -------
Other noncurrent assets:
 Intangible assets, net of accumulated amortization of $24.........        219
 Other noncurrent assets ..........................................         14
                                                                       -------
    Total other noncurrent assets .................................        233
                                                                       -------
    Total assets ..................................................    $ 2,971
                                                                       =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term bank borrowings .......................................    $   200
 Accounts payable .................................................        110
 Accrued commissions ..............................................        467
 Accrued expenses .................................................        226
 Cash held in trust ...............................................        257
 Current portion of long-term debt ................................        274
                                                                       -------
    Total current liabilities .....................................      1,534
                                                                       -------
Long-term liabilities:
 Long-term debt ...................................................        327
                                                                       -------
Commitments and contingencies (note 8) ............................         --
Stockholders' equity:
 Common stock, $1 par value, 1,000,000 shares authorized,
   10,000 shares issued and outstanding ...........................         10
 Additional paid-in capital .......................................        388
 Retained earnings ................................................        712
                                                                       -------
    Total stockholders' equity ....................................      1,110
                                                                       -------
    Total liabilities and stockholders' equity ....................    $ 2,971
                                                                       =======

   The accompanying notes are an integral part of these financial statements.

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                                (IN THOUSANDS)





Revenues:
 Commission revenue .......................................    $ 36,217
 Other ....................................................         376
                                                               --------
    Total revenues ........................................      36,593
                                                               --------
Operating expenses:
 Commission expense .......................................      26,701
 Salaries and employee benefits ...........................       3,946
 Occupancy ................................................       1,610
 Business promotion and advertising .......................       1,221
 Depreciation and amortization ............................         422
 Operating, administrative and other ......................         788
                                                               --------
    Total operating expenses ..............................      34,688
                                                               --------
Other income (expense):
 Interest income ..........................................          90
 Other income .............................................          45
 Interest expense .........................................         (70)
 Other expense ............................................         (92)
                                                               --------
    Net other expense .....................................         (27)
                                                               --------
    Net income ............................................    $  1,878
                                                               ========
 Income before income taxes ...............................    $  1,878
 Pro forma provision for income taxes (unaudited) .........         763
                                                               --------
    Pro forma net income (unaudited) ......................    $  1,115
                                                               ========

   The accompanying notes are an integral part of these financial statements.

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1998
                         (IN THOUSANDS EXCEPT SHARES)








                                            COMMON                  ADDITIONAL
                                            SHARES       COMMON      PAID-IN      RETAINED
                                         OUTSTANDING      STOCK      CAPITAL      EARNINGS       TOTAL
                                        -------------   --------   -----------   ----------   -----------
Balance, January 1, 1998 ............   10,000            $ 10        $ 383       $    888     $  1,281
                                                                                               --------
Comprehensive income:
 Net income .........................                                                1,878        1,878
                                                                                               --------
 Total comprehensive income .........                                                             1,878
                                                                                               --------
Capital distributions ...............                                               (2,054)      (2,054)
Capital contribution ................                                     5                           5
Shares issued .......................                                                                --
                                                                                               --------
Balance, December 31, 1998 ..........   10,000            $ 10        $ 388       $    712     $  1,110
                                        ======            ====        =====       ========     ========

   The accompanying notes are an integral part of these financial statements.

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998
                                (IN THOUSANDS)





Cash flows from operating activities:
 Net income ........................................................................     $ 1,878
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization ...................................................         422
   Loss on disposal of fixed assets ................................................          92
 Change in current assets and liabilities (net of acquisitions):
   (Increase) decrease in:
    Commission revenue receivable ..................................................          19
    Affiliate and other accounts receivable ........................................        (111)
    Prepaid expenses ...............................................................           5
    Other assets ...................................................................          (4)
   Increase (decrease) in:
    Accounts payable ...............................................................         (70)
    Accrued commissions ............................................................         102
    Accrued expenses ...............................................................        (197)
    Other liabilities ..............................................................          --
                                                                                         ---------
      Net cash provided by operating activities ....................................       2,136
                                                                                         ---------
Cash flows from investing activities:
 Purchases of property and equipment ...............................................        (209)
 Proceeds from notes receivable ....................................................          99
 Acquisition of businesses .........................................................        (265)
                                                                                         ---------
    Net cash used in investing activities ..........................................        (375)
                                                                                         ---------
Cash flows from financing activities:
 Payments on long-term debt ........................................................        (302)
 Net increase in short-term bank borrowings ........................................         200
 Distributions to stockholders .....................................................      (2,054)
 Contribution from stockholders ....................................................           5
                                                                                         ---------
    Net cash used in financing activities ..........................................      (2,151)
                                                                                         ---------
    Net decrease in cash ...........................................................        (390)
Cash and cash equivalents at beginning of period ...................................       1,454
                                                                                         ---------
Cash and cash equivalents at end of period .........................................     $ 1,064
                                                                                         =========
Supplemental cash flow information:
 Interest paid .....................................................................     $    48
                                                                                         =========
Non-cash addition to property and equipment for capital leases .....................     $   107
                                                                                         =========
Non-cash additions to long-term debt for capital leases ............................     $   107
                                                                                         =========

   The accompanying notes are an integral part of these financial statements.

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) THE COMPANY AND BASIS OF PRESENTATION

     Roy H. Long Realty Co., Inc. (the Company) operates as a general real estate agency and brokerage business engaged to act as agent, broker or attorney in fact for any person or corporation in buying, selling or dealing in real estate and real property specializing in residential real estate brokerage, specialized services for building new homes, and complimentary products, which include mortgage origination, home inspection/warranty assistance and relocation assistance. The Company has approximately 853 sales associates working from 12 branch offices in Arizona.

     The consolidated financial statements include the accounts of Roy H. Long Realty Co., Inc. and its 100% owned subsidiary, RHL Referral Company, L.L.C. The majority shareholder contributed the interest in the limited liability company as additional paid-in capital in 1998.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     On August 23, 1999, the Company sold all of its assets to MidAmerican Realty Services Company, a residential real estate brokerage firm based in Edina, Minnesota.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing deposits in depository institutions purchased with a maturity of three months or less, excluding cash held in trust.


CASH HELD IN TRUST

     A balance of $257,000, at December 31, 1998 is restricted from use for general operations and is held in a trust. Included in this amount is $236,000 in rent deposits from subleases and $21,000 in marketing advances collected from sellers to be forwarded to an international real estate marketing company.



PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost less accumulated depreciation. Major renewals and betterments are capitalized, and maintenance and repairs which do not improve or extend the life of the respective assets are charged against earnings in the current period.

     Depreciation and amortization are provided on straight-line and accelerated methods over the following estimated useful lives:



    Furniture and fixtures ..................... 5-7 years
    Computers and electronic equipment ......... 3-7 years
    Leasehold improvements ..................... Shorter of life of improvement or remaining life of lease
    Automobiles ................................ 5 years

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Where no market exists for financial instruments, fair

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     The Company discloses the estimated fair value for its financial instruments using the methods and assumptions set forth below:


 Cash and cash equivalents

     The carrying amount approximates the estimated fair value due to the short-term nature of the investments.


 Receivables

     The carrying amount of receivables approximates the estimated fair value due to the short-term nature of the receivables.


 Short-term bank borrowings

     The carrying amount of short-term bank borrowings approximates the estimated fair value.


 Long-term debt

     Rates currently available to the Company for such borrowings with similar terms and remaining maturities are used to discount the future cash flows to estimate fair value for debt.


INTANGIBLES

     Intangible assets include goodwill and a non-compete agreement amortized on a straight-line basis as follows:



      Goodwill ...................... 30 years
      Non-compete agreement ......... Life of agreement (5 years)

REVENUE RECOGNITION

     Commission income from real estate brokerage transactions and related amounts due to agents are recognized when title has transferred from seller to buyer.

     In exchange for fees, the Company provides the right to use certain names and related trademarks. This revenue is recognized upon receipt and included in other revenue.

     The Company subleases various properties and recognizes rental income in the period in which it is earned. In 1998, the Company recognized $184,000 in rental income which is included in other revenue on the statement of income.


BUSINESS PROMOTION AND ADVERTISING

     Advertising and promotion costs are expensed as incurred.


INCOME TAXES

     The Company has elected to be taxed as an S Corporation under the Internal Revenue Code. The stockholders are taxed on their proportionate share of the Company's taxable income, and accordingly, no provision for federal or state income taxes has been made. Pro forma income taxes are calculated at a combined federal and state statutory rate of 40.59% and are reported on the statement of income.

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY

NEW PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for change in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The statement will become effective for the Company in fiscal 2001; however, adoption of this statement is not expected to have a material impact on the Company's financial position, results of operations or cash flows.


(3) SHORT-TERM BANK BORROWINGS

     The Company has a $200,000 revolving line of credit agreement with Bank One, Arizona, N.A. which matured in May 1999. The line of credit is not collateralized and bears interest at the rate of 1% above the bank's prime rate of interest. The Company had drawn down the entire amount as of December 31, 1998, at which time the bank's prime rate of interest was 8.25%.

(4) LONG-TERM DEBT

     At December 31, 1998, long-term debt consisted of the following (in thousands):

NOTES PAYABLE


       Note payable to Arizona Bank, due in monthly installments of
        $3 plus interest at the bank's prime rate (8.25% at December
        31, 1998), but not less than 9.25%, through December 1, 2000,
        at which time the entire principal balance is due and payable........    $ 58
       Note payable to Arizona Bank, due in monthly installments of
        $10 plus interest at the bank's prime rate maturing at various dates through April 2002, with floors ranging from 7.25% to
        9.00% ...............................................................     177
       Note payable assumed upon purchase of Green Valley Realty, payable in minimum quarterly installments of $10 (including interest) up to 8% of net company dollar. Interest imputed on
        this note is 17.29% .................................................      28
       Note payable to Bank One, due in monthly installments of $1 plus interest at the bank's prime rate through May 2001,
        collateralized by a building. At December 31, 1998, this note has been unofficially assigned to an L.L.C., however, it is still
        in the Company's name ...............................................      37
       Note payable to Vistoso Properties, due in 24 monthly
        installments of $1 including interest at 10%, through March
        1999 ................................................................       2
       Note payable to Bank One, due in monthly installments
        including interest at 8.25% through July 2001, collateralized by
        vehicle .............................................................      11
                                                                                 ----
                                                                                  313
       Less current portion .................................................     166
                                                                                 ----
       Total long-term notes payable ........................................    $147
                                                                                 ====

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY

CAPITAL LEASE OBLIGATIONS



       Various capital lease obligations with inputted interest rates ranging from 8.25% to 11.95% and maturities extending through November
        2003 ................................................................    $288
       Less current portion .................................................     108
                                                                                 ----
       Total capital lease obligations ......................................     180
                                                                                 ----
       Total long-term debt .................................................    $327
                                                                                 ====

     As of December 31, 1998, scheduled maturities of notes payable during the next four years ending December 31 are as follows (in thousands):



  1999 ..............    $166
  2000 ..............      88
  2001 ..............      49
  2002 ..............      10
                         ----
                         $313
                         ====

     At December 31, 1998, the Company is in compliance with all debt covenants or has obtained waivers from the respective banks.


(5) RELATED PARTY TRANSACTIONS


     The Company leases one of its office facilities from a limited liability company that was owned during the first month of 1998 proportionately by all shareholders of the Company. From February through December 1998, the Company's majority shareholder held a minority interest in the limited liability company. Rent paid to the limited liability company during 1998 was $18,000. In addition, at December 31, 1997, the Company assigned a note payable to the limited liability company; however, the Company is still considered the official holder of the note. A receivable from affiliate has been recorded for the corresponding note payable balance on the Company's books.


     In January 1998, the Company paid off notes to two prior shareholders totaling $88,000.


     During 1998, two shareholders paid off notes receivable held by the Company through non-cash distributions totaling $99,000 plus accrued interest.


     The Company's majority shareholder is a member of Arizona Bank's Board of Directors. The Company has investments held at Arizona Bank as well as debt outstanding with the bank.


(6) LEASES


OPERATING


     The Company leases certain equipment and office space under non-cancelable operating lease agreements which expire at various dates through August 2004. The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998 (in thousands):

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY

YEAR ENDING
DECEMBER 31:
---------------------------
  1999 ....................    $  828
  2000 ....................       721
  2001 ....................       616
  2002 ....................       538
  2003 ....................       388
  Thereafter ..............       151
                               ------
                               $3,242
                               ======

     Total rent expense under operating leases for 1998 was $845,000.


CAPITAL


     Cost of leased property under capital leases at December 31, 1998 includes (in thousands):



       Computers and electronic equipment .........    $  458
       Less accumulated amortization ..............      (186)
                                                       ------
                                                       $  272
                                                       ======

     Minimum future obligations on capital leases at December 31, 1998 are as follows (in thousands):




YEAR ENDING
DECEMBER 31:
-------------------------------------------------
        1999 ....................................    $132
        2000 ....................................     111
        2001 ....................................      64
        2002 ....................................      17
        2003 ....................................       9
                                                     ----
       Total ....................................     333
       Less interest ............................      45
                                                     ----
       Present value of future payments .........     288
       Less current portion .....................     108
                                                     ----
       Long-term portion ........................    $180
                                                     ====

     Total payments under capital leases for 1998 was $88,000.


(7) BUSINESS ACQUISITIONS


     In 1998, the Company purchased three real estate companies, accounting for each as a purchase business combination. All identifiable assets acquired were assigned a portion of the acquisition price equal to their fair value at the date of acquisition. The goodwill associated with the acquisitions in 1998 totaled $202,000, and is being amortized over 30 years using the straight-line method. The following companies were purchased for cash consideration during the year:

                  ROY H. LONG REALTY CO., INC. AND SUBSIDIARY

                                                             PURCHASE
 ACQUISITION DATE                  COMPANY                    PRICE
------------------   -----------------------------------   -----------
  April 30, 1998     Mountain Vista Realty Inc.             $ 60,000
    May 1, 1998      Axiom Realty Group L.L.C.              $175,000
   July 11, 1998     Property Management portion
                     of Century 21 Gateway West Realty      $ 30,000

(8) COMMITMENTS AND CONTINGENCIES


     The Company is a party to lawsuits, claims and assessments arising during the normal course of business. While the results of lawsuits or other matters against the Company cannot be predicted with certainty, management, in consultation with legal counsel, does not expect these matters to have a material adverse effect on the consolidated financial position or results of operations of the Company.

                               3,750,000 SHARES


                             HOMESERVICES.COM INC.



                                  COMMON STOCK




                               [GRAPHIC OMITTED]





                         -----------------------------
                                   PROSPECTUS

                        -----------------------------

     Until      , 1999, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.







                           U.S. BANCORP PIPER JAFFRAY


                           CREDIT SUISSE FIRST BOSTON




                                         , 1999

                                    PART II


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table indicates the estimated expenses to be incurred in connection with the offering, all of which will be paid by HomeServices.



     SEC registration fee ........................................   $ 19,182
                                                                     --------
     NASD fee ....................................................      7,400
                                                                     --------
     Nasdaq National Market listing fee ..........................          *
     Accounting fees and expenses ................................          *
     Legal fees and expenses .....................................          *
     Printing and engraving ......................................          *
     Transfer agent's fees .......................................          *
     Blue sky fees and expenses (including counsel fees) .........          *
     Miscellaneous expenses ......................................          *
                                                                     --------
       Total .....................................................          *
                                                                     ========

-------------------------------
* To be completed by amendment.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the restated certificate of incorporation of HomeServices (filed herewith as Exhibit 3.3) provides that no director shall be liable to HomeServices or its stockholders for monetary damages for breach of fiduciary duty as a director other than for (i) breaches of the directors' duty of loyalty to HomeServices and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law and (iv) any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other court shall deem proper.

     The restated certificate of incorporation and the amended and restated bylaws of HomeServices (filed herewith as Exhibit 3.4) provide for indemnification of officers and directors of HomeServices, both past and present, to the fullest extent permitted by the Delaware General Corporation law, and allow HomeServices to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the amended and restated bylaws. The amended and restated bylaws also authorize HomeServices to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not HomeServices would have the power to indemnify him against such liability under the provisions of its certificate of incorporation or Section 145 of the Delaware General Corporation Law.

     HomeServices intends to provide liability insurance for each of its directors and officers against certain losses arising from claims made against them while acting in their capacities as directors or officers of HomeServices, whether or not HomeServices would have the power to indemnify such person against such losses, as permitted by law.

     The form of Underwriting Agreement filed herewith as Exhibit 1.1 provides, among other things, for the indemnification by the underwriters of directors and certain officers of HomeServices against certain liabilities.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On July 13, 1999, HomeServices issued 1,000 shares of common stock to MidAmerican Energy Holdings Company for consideration of $10.

     On August 8, 1999, an aggregate of 2,149 shares of common stock of HomeServices' predecessor were issued in connection with the acquisition of Paul Semonin Realtors at a purchase price of $3,955.90 per share based on MidAmerican Realty Service Company's estimated June 30, 1999 book value based on preliminary financial results (which is equivalent to a purchase price of $5.84 per share of HomeServices after giving effect to the exchange of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in the merger). Pursuant to a pre-existing agreement among HomeServices' predecessors and its stockholders, all of the stockholders were offered the opportunity to make a capital contribution in a percentage equal to the percentage ownership held by each of the shareholders immediately prior to the capital contribution to fund such acquisition. One of HomeServices' predecessor stockholders, James Koolhof, declined to participate in the capital contribution. Because Mr. Koolhof declined to make his pro rata share of such capital contribution, the shares that were offered to Mr. Koolhof were purchased by MidAmerican Holdings. The shares were issued to reflect the capital contributions of the other stockholders and to dilute Mr. Koolhof's interest as a result of his not making the contribution.

     On November 1, 1998, HomeServices' predecessor issued $35 million aggregate principal amount of 7.12% Senior Notes to Massachusetts Mutual Life Insurance Company and various of its related entities, at a purchase price equal to 100% of their aggregate principal amount.


     In May 1998, HomeServices' predecessor issued an aggregate of 338,936 shares of common stock at a purchase price of $4.50 per share, on a post-split basis, to Ronald J. Peltier, R. Michael Knapp, James Koolhof and Arne M. Rovick, who are all executive officers of HomeServices, for an aggregate purchase price of $1,525,657.


     The foregoing transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act on the basis that such transactions did not involve a public offering.


     Prior to the offering, HomeServices intends to merge with MidAmerican Realty Services Company, which is a 95.2% owned subsidiary of MidAmerican Energy Holdings Company, with HomeServices being the surviving corporation in the merger. In connection with such merger, HomeServices intends to issue approximately 677.87 shares of its common stock for each share of common stock of MidAmerican Realty Services Company. Accordingly, HomeServices will issue in the merger 7,841,600 shares to MidAmerican Energy Holdings Company, 103,036 shares to R. Michael Knapp, 84,734 shares to James Koolhof, 103,036 shares to Ronald J. Peltier and 103,036 shares to Arne M. Rovick.

     The foregoing transaction will be exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act on the basis that such transaction will not involve a public offering.


     ITEM 16. EXHIBITS


     (A) EXHIBITS:




  EXHIBIT
   NUMBER                                   DESCRIPTION OF EXHIBIT
----------- --------------------------------------------------------------------------------------
  1.1 +     Form of Underwriting Agreement.
  2.1 +     Form of Agreement and Plan of Merger between MidAmerican Realty Services
            Company and HomeServices.Com Inc.
  3.1 +     Certificate of Incorporation.
  3.2 +     Bylaws.
  3.3 +     Form of Amended and Restated Certificate of Incorporation of HomeServices.Com Inc.
  3.4 +     Form of Amended and Restated Bylaws of HomeServices.Com Inc.
  4.1 +     Specimen of Common Stock Certificate.
  4.2 +     Form of Rights Agreement.
   5.1*     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding legality of securities being registered.
 10.1 +     Credit Agreement, dated as of November 12, 1998, between MidAmerican Realty
            Services Company and LaSalle National Bank.
 10.2 +     Note Purchase Agreement dated as of November 1, 1998 between MidAmerican Realty
            Services Company and the purchasers listed in Schedule A thereto.
 10.3 +     Form of Registration Rights Agreement.
 10.4 +     Form of Services Agreement.
  10.5*     Form of Stock Option Plan.
  10.6*     Form of Amended and Restated Revolving Credit Facility.
 10.7 +     Employment Agreement dated as of May 27, 1998 between MidAmerican Realty
            Services Company and Ronald J. Peltier.
  10.8*     Form of Amendment to the Employment Agreement dated as of September   , 1999
            between HomeServices and Ronald J. Peltier.
 10.9 +     Employment Agreement, dated as of September 1, 1998, between J.C. Nichols
            Residential, Inc. and Jack W. Frost.
 10.10+     Employment Agreement, dated as of May 27, 1998, between MidAmerican Realty
            Services Company and Arne Rovick.
 10.11+     Employment Agreement, dated as of August 18, 1998, between Home Real Estate
            Company of Omaha and Joseph J. Valenti.
 10.12+     Employment Agreement, dated as of May 27, 1998, between MidAmerican Realty
            Services Company and R. Michael Knapp.
  10.13     Form of Tax Indemnity Agreement
 21.1 +     Subsidiaries of HomeServices.Com Inc.
  23.1*     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
  23.2      Consent of PricewaterhouseCoopers LLP.

  EXHIBIT
   NUMBER              DESCRIPTION OF EXHIBIT
----------- -------------------------------------------
  23.3      Consent of KPMG LLP.
  24.1+     Power of Attorney (included on page II-4).
  27.1+     Financial Data Schedule.

-------------------------------
*     To be filed by amendment.

+     Previously filed.


     (B) FINANCIAL STATEMENT SCHEDULES:


     None.


ITEM 17. UNDERTAKINGS


     (a) HomeServices hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HomeServices by HomeServices pursuant to the Underwriting Agreement, the restated certificate of incorporation, the amended and restated bylaws, the Delaware General Corporation Law or otherwise, HomeServices has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HomeServices of expenses incurred or paid by a director, officer or controlling person of HomeServices in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, HomeServices will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the adjudication of such issue.


     (c) HomeServices hereby undertakes that:


     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by HomeServices pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed tobe the initial bona fide offering thereof.

                                  SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN EDINA, MINNESOTA, ON SEPTEMBER 17, 1999.



                                        HomeServices.Com Inc.



                                        By: /s/ Ronald J. Peltier
                                           ------------------------------------

                                           Name: Ronald J. Peltier

                                           Title: President and Chief Executive
                                           Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.






           SIGNATURE                              TITLE                          DATE
-------------------------------   ------------------------------------   -------------------
                *                 Chairman and Director                  September 17, 1999
-----------------------------
David L. Sokol
/s/ Ronald J. Peltier             President, Chief Executive Officer     September 17, 1999
-----------------------------
                                  and Director
Ronald J. Peltier
/s/ Dwayne J. Coben               Senior Vice President and Chief        September 17, 1999
-----------------------------
Dwayne J. Coben                   Financial Officer
                                  (principal financial and
                                  accounting officer)
                *                 Director                               September 17, 1999
-----------------------------
Jack W. Frost
                *                 Director                               September 17, 1999
-----------------------------
R. Michael Knapp
                *                 Director                               September 17, 1999
-----------------------------
Steven A. McArthur
                *                 Director                               September 17, 1999
-----------------------------
Gregory E. Abel
                *                 Director                               September 17, 1999
-----------------------------
Richard R. Jaros
                *                 Director                               September 17, 1999
-----------------------------
W. David Scott
* By: /s/ Dwayne J. Coben
    ------------------------
    Dwayne J. Coben
    Attorney-in-Fact
